     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 2001

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -----------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               -----------------

                             THE TITAN CORPORATION
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  8711                                 95-2588754
      (State or jurisdiction of              (Primary Standard Industrial                  (I.R.S. Employer
    Incorporation or organization)           Classification Code Number)                 Identification No.)

                             3033 SCIENCE PARK ROAD
                        SAN DIEGO, CALIFORNIA 92121-1199
                                 (858) 552-9500

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           NICHOLAS J. COSTANZA, ESQ.
                                GENERAL COUNSEL
                             The Titan Corporation
                             3033 Science Park Road
                        San Diego, California 92121-1199
                           Telephone: (858) 552-9500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

                                   COPIES TO:

            BARBARA L. BORDEN, ESQ.                               MICHAEL L. FITZGERALD, ESQ.
            MATTHEW T. BROWNE, ESQ.                              SIDLEY AUSTIN BROWN & WOOD LLP
            ELIZABETH E. REED, ESQ.                                  ONE WORLD TRADE CENTER
               COOLEY GODWARD LLP                                   NEW YORK, NY 10048-0057
        4365 EXECUTIVE DRIVE, SUITE 1100                           TELEPHONE: (212) 839-5300
              SAN DIEGO, CA 92121
           TELEPHONE: (858) 550-6000

                             ----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED(1)          SHARE(2)               PRICE          REGISTRATION FEE
Common stock, par value $.01 per share......   8,625,000 shares          $21.09            $181,901,250          $45,475.31

(1) Includes 1,125,000 shares to cover the underwriters' overallotment option.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of the Registrant's common stock reported on the New York Stock Exchange Composite Tape on June 15, 2001.

                             ----------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 19, 2001

P R O S P E C T U S

                                7,500,000 SHARES

                                  [TITAN LOGO]

                                  COMMON STOCK

                               -----------------

       The Titan Corporation is offering 6,893,685 shares and Titan stockholders are offering a total of 606,315 shares.

       Our common stock trades on the New York Stock Exchange under the symbol "TTN." On June 18, 2001, the last sale price of the shares as reported on the New York Stock Exchange was $21.05 per share.

       INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                                ----------------

                                                              PER SHARE               TOTAL
                                                              ---------               -----
Public offering price.......................................     $                      $
Underwriting discount.......................................     $                      $
Proceeds, before expenses, to Titan.........................     $                      $
Proceeds, before expenses, to the selling stockholders......     $                      $

       The underwriters may also purchase up to an additional 1,125,000 shares from Titan, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The shares will be ready for delivery on or about             , 2001.

                               -----------------

MERRILL LYNCH & CO.                                   CREDIT SUISSE FIRST BOSTON

                                  -----------

               The date of this prospectus is             , 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................      8
Cautionary Statement About Forward-Looking Statements.......     19
Use of Proceeds.............................................     20
Price Range of Our Common Stock.............................     21
Dividend Policy.............................................     21
Capitalization..............................................     22
Selected Consolidated Historical Financial Information......     23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     25
Business....................................................     47
Management..................................................     74
Principal Stockholders......................................     79
Selling Stockholders........................................     81
Description of Capital Stock................................     83
Underwriting................................................     90
Legal Matters...............................................     93
Experts.....................................................     93
Where You Can Find More Information.........................     94
Index to Consolidated Financial Statements..................    F-1

                               -----------------

       You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               -----------------

       SureBeam-Registered Trademark-, SureTrack, Xpress Connection, Xpress II and Cayenta-Registered Trademark- are our trademarks or trademarks of our subsidiaries. All other tradenames and trademarks appearing in this prospectus are the property of their holders.

                               -----------------

       In this prospectus, we refer to market information regarding our industry segments, which we have obtained from published industry sources. Although we believe this information to be reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it.

                               PROSPECTUS SUMMARY

       EXCEPT AS OTHERWISE INDICATED HEREIN, IN THIS PROSPECTUS THE WORDS "WE," "OUR," "OURS," "US" AND "TITAN" REFER ONLY TO THE TITAN CORPORATION AND ITS SUBSIDIARIES AND NOT TO THE UNDERWRITERS OR ANY OTHER PERSON. THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS OFFERING, WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT, ESPECIALLY THE "RISK FACTORS" SECTION, AND THE DOCUMENTS WE HAVE REFERRED YOU TO, INCLUDING THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, BEFORE BUYING SHARES IN THIS OFFERING. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVERALLOTMENT OPTION IS NOT EXCERCISED.

                             THE TITAN CORPORATION

OVERVIEW

    We are a diversified technology company that creates, builds and launches technology-based businesses. Titan Systems, our government business, is a key provider of information technology and communications solutions, services and products in the growing federal government information technology market. Titan Systems also serves as our engine, providing us with government-funded research and development activities that generate technology and intellectual property that often form the foundation for our commercial technology applications and new businesses as well as cash flow to fund those businesses. We have developed and continue to develop new businesses, like our SureBeam and Titan Wireless businesses, from the broad portfolio of technologies, intellectual property and expertise that we have created and continue to create as part of our work under government contracts and our self-funded research and development program. In addition, our existing commercial businesses sometimes generate technologies that can be developed into other new businesses.

       We have worked under government contracts totaling in excess of $2 billion in revenues since 1981. Our government contracts generally permit us to retain intellectual property rights in commercial applications of technologies developed under those contracts. We have also supplemented our internally developed portfolio with technologies, intellectual property and expertise through strategic acquisitions of other government information technology companies. Our strategy is to leverage our intellectual property portfolio by creating commercial technology applications or individual businesses that can be monetized through either an initial public offering of a subsidiary, a complete spin-off to our stockholders, an outright sale of a business, or a technology license or sale.

       We have organized our business into four core segments that reflect the specific markets and industries in which we operate: Titan Systems, SureBeam, Titan Wireless and Cayenta. In addition, our Emerging Technologies and Businesses segment develops commercial applications and businesses for technologies created or acquired by us.

       TITAN SYSTEMS provides information technology and communications solutions, services and products for defense, intelligence, and other U.S. and allied government agencies.

       SUREBEAM provides electronic food irradiation systems and services.

       TITAN WIRELESS provides satellite-based and wireless-based communication services and systems which provide cost-effective voice, facsimile, data, Internet and network communications services in developing countries.

       CAYENTA is a total services provider of information technology services and software applications for its customers' business and governmental functions.

       Our EMERGING TECHNOLOGIES AND BUSINESSES segment currently has several new businesses in development, including businesses in which we have applied for patent protection for the underlying technology.

       We believe that each of our four core segments is well positioned in its respective market for long-term growth. Our consolidated revenues were approximately $1.0 billion for the year ended December 31, 2000 and $260.1 million for the three months ended March 31, 2001.

OUR APPROACH TO CREATING AND BUILDING NEW BUSINESSES

       Our approach to creating and building new technology-based businesses involves the following four phases:

       PHASE I: TECHNOLOGY AND MARKET EVALUATION. We continually evaluate the likelihood of successfully transitioning potential commercial applications of technologies developed under our government contracts into technology-based businesses.

       PHASE II: TECHNOLOGY TRANSFERS AND CREATION OF NEW CORPORATE SUBSIDIARIES. Once we have made an assessment that a potential commercial application can be successfully transitioned into a technology-based business, we determine whether we should finance the development of that business on our own or in conjunction with partners, or whether we should sell or license the technology to a third party.

       PHASE III: GROWING CORE BUSINESSES. The subsidiaries that we believe are most capable of operating successfully as stand-alone companies become core businesses, at which point we typically commit greater financial and management resources.

       PHASE IV: PURSUE MONETIZATION FOR CORE SUBSIDIARIES. We intend to pursue a monetization strategy for our core subsidiaries that includes initial public offerings and complete spin-offs to our stockholders. Our preferred monetization strategy for our core subsidiaries is to pursue, whenever market and other conditions permit, an initial public offering. We were able to implement our monetization strategy with our initial public offering of our SureBeam subsidiary, which is quoted on the Nasdaq National Market under the symbol "SURE."

OUR BUSINESS SEGMENTS

    TITAN SYSTEMS. Titan Systems provides comprehensive information systems solutions and services to U.S. and allied government defense and intelligence agencies and to civil government agencies with sophisticated data management, information processing, information fusion, and knowledge-based systems and communications requirements. Titan Systems also develops and manufactures digital imaging products, electro-optical systems, threat simulation/training systems, intelligence electronic hardware and defense communications systems. Titan Systems also installs, tests and maintains government information systems.

       Titan Systems attributes its growth and performance to its long standing customer relationships and experienced management, broad solution capabilities, and extensive acquisition and integration experience.

    SUREBEAM. SureBeam is a leading provider of electronic irradiation systems and services for the food industry. SureBeam's patented electronic food irradiation process significantly improves food safety, prolongs shelf life and provides disinfestation, without compromising food taste, texture or nutritional value. The SureBeam process is based on proven electron beam technology that destroys harmful food-borne bacteria such as E-coli, salmonella and listeria, eliminates or renders harmless fruit flies and other pests and reduces food spoilage. Unlike older irradiation technologies, the SureBeam process does not use nuclear radioactive materials as a means of irradiation. Instead, the SureBeam system uses ordinary electricity and operates in an efficient and environmentally responsible manner. SureBeam's objective is to establish electronic irradiation as a new standard for food safety and SureBeam as the leading brand for food safety solutions.

       The SureBeam electronic food irradiation system combines patented conveyor and shielding systems, proprietary software and electron beam and x-ray linear accelerator technology. SureBeam intends to offer irradiation processing services at centrally located service centers it would own and operate or through service centers that would be owned by third parties to which it would sell systems. SureBeam also has designed its systems so that it can install a system as part of a customer's production line.

       SureBeam intends to generate revenue from processing food using its electronic food irradiation system as well as from the sale of its systems. In addition to company-owned service centers, it plans to retain ownership and operate any systems that it installs within a customer's production line. SureBeam may also sell systems to third parties who would own and operate service centers in the United States or internationally. SureBeam generally structures these sale transactions so that it can participate in the potential future value created through the use of the systems it sold. Typically, SureBeam obtains a right to acquire a minority equity interest in the entity that owns and operates the system, and it currently holds a minority equity interest in one entity.

       SureBeam has executed agreements with many of the major meat and poultry providers and processors in the United States, including American Food Service Corporation, Cargill, Emmpak, Huisken Meats, IBP, Omaha Steaks, Tyson Foods and United Food Group. In addition, SureBeam has signed agreements with Anchor Foods, Del Monte and Kraft for applying the SureBeam technology to processed foods. SureBeam is currently electronically irradiating ground beef for commercial sale by six food processors. SureBeam has identified several global markets for the SureBeam process, which include over 19 billion pounds of ground beef and over one trillion pounds of fruits and vegetables.

    TITAN WIRELESS. Titan Wireless provides communications services and systems to developing countries primarily in Asia, Africa, the Middle East and Latin America. In conjunction with its subsidiaries Sakon and Ivoire Telecom, Titan Wireless has built a global communications network. Titan Wireless is seeking service revenues from communications systems it installs, and is now in the process of installing fixed wireless systems, or wireless local loops, to connect local businesses with the public switched telephone network, or PSTN, and/or to its long distance international gateways in several of its target markets. Upon installation of a system in a target market, Titan Wireless will be able to offer a full range of communications services, including voice, facsimile, data, Internet and network communications services, to customers in that market.

       Titan Wireless's project for the national telephone company of Benin, Africa illustrates the combination of Titan Wireless's communications services and product offerings. Titan Wireless was hired to install and operate several important components of the government's communications infrastructure. Additionally, through its subsidiaries Sakon and Ivoire Telecom and its local partners, Titan Wireless is currently providing long distance or other communications services in more than 20 developing countries. Titan Wireless considers its competitive strengths to be its low network and operating costs, strategic alliances with local partners, and adaptable technology and integration expertise.

    CAYENTA. As a total services provider, or TSP, Cayenta provides software applications and implementation and integration services to customers to solve specific business and operating problems. These software applications can be tailored for the customers' business and operating requirements and made accessible via the Internet. Cayenta's target markets include municipalities/utilities, transportation/logistics, retailing, federal government agencies and manufacturing. Cayenta currently offers proprietary software applications and related customized services for revenue cycle management, equipment monitoring and maintenance, and retailing.

       Cayenta believes that its ability to provide customers with a number of benefits over internally developed and hosted systems and its increased operability and adaptability of customers' systems, combined with its proprietary software applications tailored for its customers' businesses, differentiate it from its competitors.

EMERGING TECHNOLOGIES AND BUSINESSES

       In Emerging Technologies and Businesses, we leverage our intellectual property portfolio to create commercial technology applications or individual businesses from technologies originally developed in government-sponsored or self-funded research and development programs or obtained through an acquisition. We include in Emerging Technologies and Businesses at any given time those commercial technology applications and individual businesses that we have not at that point developed into core subsidiaries and designated as separate operating segments.

                               -----------------

       We are a publicly traded company listed on the New York Stock Exchange under the symbol "TTN." Our executive offices are located at 3033 Science Park Road, San Diego, California 92121-1199 and our telephone number is
(858) 552-9500. Our Internet web site address on the world wide web is www.titan.com. The contents of our web site are not part of this prospectus.

                                  THE OFFERING

Common stock offered:
        By Titan...........................  6,893,685 shares

        By the selling stockholders........  606,315 shares

          Total............................  7,500,000 shares

Shares outstanding after the offering......  61,077,900 shares

Use of proceeds............................  We currently intend to use our net proceeds from this offering to acquire complementary assets or
                                             businesses. If we do not use all of the net proceeds
                                             for such acquisitions, we intend to use the net
                                             proceeds to repay a portion of our indebtedness under
                                             our credit facility and for general corporate
                                             purposes.

                                             We will not receive any proceeds from the sale of
                                             shares by the selling stockholders.

Risk factors...............................  See "Risk Factors" beginning at page 8 for a discussion of factors you should consider carefully
                                             before deciding to invest in shares of our common
                                             stock.

New York Stock Exchange symbol.............  TTN

------------------------

       The number of shares to be outstanding after this offering is based on the number of shares outstanding as of May 31, 2001 and includes 489,972 shares of common stock issuable upon exercise of vested stock options to be exercised prior to completion of, and included in, this offering by the selling stockholders and excludes:

      - 4,180,628 shares of common stock issuable upon exercise of options outstanding and granted pursuant to our 1990, 1994 and 1997 Stock Option Plans, our 1996 Directors' Stock Option and Equity Participation Plan, and our 2000 Employee and Director Stock Option and Incentive Plan, which amount does not include the 489,972 shares described above; and

      - 5,497,768 shares of common stock issuable upon conversion of our outstanding cumulative convertible preferred stock and 5 3/4% Remarketable Term Income Deferrable Equity Securities (HIGH TIDES)(SM).

             SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

       WE DERIVED THE FOLLOWING INFORMATION FROM OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1996 THROUGH 2000 AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001. THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH OUR HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED ELSEWHERE IN THIS PROSPECTUS.

       THE SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 AND THE CONSOLIDATED BALANCE SHEET INFORMATION AS OF MARCH 31, 2001 ARE UNAUDITED BUT INCLUDE, IN THE OPINION OF MANAGEMENT, ALL ADJUSTMENTS, INCLUDING NORMAL RECURRING ADJUSTMENTS, NECESSARY FOR A FAIR PRESENTATION OF SUCH INFORMATION. RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2001 ARE NOT NECESSARILY INDICATIVE OF THE RESULTS WHICH MAY BE EXPECTED FOR ANY OTHER INTERIM PERIODS OR FOR THE YEAR AS A WHOLE.

                                                                                                                THREE MONTHS
                                                                   YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                                    ------------------------------------------------------   -------------------
                                                       2000        1999       1998       1997       1996       2001       2000
                                                    ----------   --------   --------   --------   --------   --------   --------
                                                                                                                 (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION:
Revenues..........................................  $1,033,213   $809,139   $532,236   $381,763   $332,531   $260,113   $220,221
Costs and expenses:
  Cost of revenues................................     757,266    611,059    395,492    295,925    253,833    190,277    166,280
  Selling, general and administrative expense.....     173,240    123,314     83,752     57,053     57,754     54,756     35,713
  Amortization of goodwill........................      29,529      8,565      3,216      1,209      1,394      7,228      8,632
  Deferred compensation...........................       6,187         --         --         --         --     39,988        210
  Research and development expense................      12,261      6,690      5,590      7,466      5,023      4,259      2,247
  Acquisition and integration related charges and
    other.........................................      39,358    (28,035)     9,891      8,510      8,600     32,174     18,070
                                                    ----------   --------   --------   --------   --------   --------   --------
    Total costs and expenses......................   1,017,841    721,593    497,941    370,163    326,604    328,682    231,152
Operating profit (loss)...........................      15,372     87,546     34,295     11,600      5,927    (68,569)   (10,931)
Interest expense..................................     (39,592)   (18,862)   (11,808)    (8,081)    (5,768)   (10,673)    (7,415)
Interest income...................................       3,582      1,342        718      1,121      1,208        366        927
                                                    ----------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations before
  income taxes, minority interests, extraordinary
  loss and cumulative effect of change in
  accounting principle............................     (20,638)    70,026     23,205      4,640      1,367    (78,876)   (17,419)
Income tax provision (benefit)....................      (3,985)    26,669      9,184      4,088      2,675     (6,783)    (4,355)
                                                    ----------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations before
  minority interests, extraordinary loss and
  cumulative effect of change in accounting
  principle.......................................     (16,653)    43,357     14,021        552     (1,308)   (72,093)   (13,064)
Minority interests................................       4,131         --         --         --         --     12,222      1,378
                                                    ----------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations before
  extraordinary loss and cumulative effect of
  change in accounting principle..................     (12,522)    43,357     14,021        552     (1,308)   (59,871)   (11,686)
Loss from discontinued operations, net of taxes...      (1,462)    (5,600)   (12,566)   (19,657)    (6,326)        --        (96)
                                                    ----------   --------   --------   --------   --------   --------   --------
Income (loss) before extraordinary loss and
  cumulative effect of change in accounting
  principle.......................................     (13,984)    37,757      1,455    (19,105)    (7,634)   (59,871)   (11,782)
Extraordinary loss from early extinguishments of
  debt, net of taxes..............................      (4,744)        --         --         --         --         --     (3,454)
Cumulative effect of change in accounting
  principle, net of taxes.........................          --         --    (19,474)        --         --         --         --
                                                    ----------   --------   --------   --------   --------   --------   --------
Net income (loss).................................     (18,728)    37,757    (18,019)   (19,105)    (7,634)   (59,871)   (15,236)
Dividend requirements on preferred stock..........        (692)      (695)      (778)      (875)      (803)      (172)      (174)
                                                    ----------   --------   --------   --------   --------   --------   --------
Net income (loss) applicable to common stock......  $  (19,420)  $ 37,062   $(18,797)  $(19,980)  $ (8,437)  $(60,043)  $(15,410)
                                                    ==========   ========   ========   ========   ========   ========   ========

                                                                                                                THREE MONTHS
                                                                   YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                                    ------------------------------------------------------   -------------------
                                                       2000        1999       1998       1997       1996       2001       2000
                                                    ----------   --------   --------   --------   --------   --------   --------
                                                                                                                 (UNAUDITED)
Basic earnings (loss) per share:
  Income (loss) from continuing operations........  $    (0.31)  $   0.91   $   0.32   $  (0.01)  $  (0.05)  $  (1.29)  $  (0.26)
  Loss from discontinued operations, net of
    taxes.........................................       (0.03)     (0.12)     (0.30)     (0.53)     (0.16)        --         --
  Extraordinary loss from early extinguishments of
    debt, net of taxes............................       (0.09)        --         --         --         --         --       (.06)
  Cumulative effect of change in accounting
    principle, net of taxes.......................          --         --      (0.47)        --         --         --         --
                                                    ----------   --------   --------   --------   --------   --------   --------
  Net income (loss)...............................  $    (0.43)  $   0.79   $  (0.45)  $  (0.54)  $  (0.21)  $  (1.29)  $  (0.32)
                                                    ==========   ========   ========   ========   ========   ========   ========
  Weighted average shares.........................      52,717     47,094     41,657     37,139     39,018     53,377     52,450
                                                    ==========   ========   ========   ========   ========   ========   ========
Diluted earnings (loss) per share:
  Income (loss) from continuing operations........  $    (0.32)  $   0.80   $   0.31   $  (0.01)  $  (0.05)  $  (1.29)  $  (0.26)
  Loss from discontinued operations, net of
    taxes.........................................       (0.03)     (0.10)     (0.29)     (0.53)     (0.16)        --         --
  Extraordinary loss from early extinguishments of
    debt, net of taxes............................       (0.09)        --         --         --         --         --      (0.06)
  Cumulative effect of change in accounting
    principle, net of taxes.......................          --         --      (0.45)        --         --         --         --
                                                    ----------   --------   --------   --------   --------   --------   --------
  Net income (loss)...............................  $    (0.44)  $   0.70   $  (0.43)  $  (0.54)  $  (0.21)  $  (1.29)  $  (0.32)
                                                    ==========   ========   ========   ========   ========   ========   ========
  Weighted average shares.........................      52,717     54,136     43,172     37,139     39,018     53,377     52,450
                                                    ==========   ========   ========   ========   ========   ========   ========
OTHER CONSOLIDATED INFORMATION:
Depreciation and amortization.....................  $   43,692   $ 20,405   $ 12,618   $ 10,619   $  9,521   $ 12,265   $ 12,118
Capital expenditures..............................      49,794     17,190      9,145      9,191      7,415     17,866     12,832
Preferred dividends...............................         692        695        778        875        803        172        174

                                                                 AS OF MARCH 31, 2001
                                                              ---------------------------
                                                                ACTUAL     AS ADJUSTED(1)
                                                              ----------   --------------
CONSOLIDATED BALANCE SHEET INFORMATION:
Cash and cash equivalents...................................  $   89,047     $  229,281
Property and equipment, net.................................      95,694         95,694
Total assets................................................   1,062,872      1,203,106
Line of credit, long-term...................................     334,375        334,375
Other long-term debt........................................       1,338          1,338
Company obligated mandatory redeemable convertible preferred
  securities................................................     250,000        250,000
Stockholders' equity........................................     200,299        340,533

--------------------------

(1) As adjusted to give effect to the sale of 6,893,685 shares of our common stock and our receipt of the estimated net proceeds therefrom, after deducting the estimated underwriting discount and estimated offering expenses payable by us, our receipt of the estimated proceeds from the exercise of options by selling stockholders to acquire shares being sold in this offering, and the use of the estimated proceeds in the manner specified in "Use of Proceeds."

                                  RISK FACTORS

       INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE PURCHASING SHARES OF OUR COMMON STOCK IN THIS OFFERING. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT CURRENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY AND ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATING TO OUR BUSINESS

OUR GROWTH DEPENDS TO A LARGE EXTENT ON THE GROWTH OF OUR COMMERCIAL BUSINESSES, SOME OF WHICH OPERATE IN NEW AND UNPROVEN MARKETS. IF ONE OR MORE OF OUR COMMERCIAL BUSINESSES FAIL TO GAIN MARKET ACCEPTANCE OR ACHIEVE ANTICIPATED REVENUE LEVELS, WE MAY NOT BE ABLE TO RECOUP OUR INVESTMENTS IN OR ADVANCES TO THESE BUSINESSES, ACHIEVE OUR OBJECTIVE OF MONETIZING THESE BUSINESSES OR ACHIEVE THE OPERATING RESULTS THAT WE ANTICIPATE.

       We are committed to creating, building and launching technology-based commercial businesses. As part of implementing this strategy, we have developed the technology-based businesses known as SureBeam, Titan Wireless and Cayenta, and are in the process of developing and commercializing the technology applications and businesses in our Emerging Technologies and Businesses segment. If any of the primary markets targeted by SureBeam or Titan Wireless fail to develop and grow as we anticipate, or those markets do develop and grow as anticipated but SureBeam's, Titan Wireless's and/or Cayenta's principal products and services do not gain market acceptance, our revenues will be less than we expect and we may be unable to recoup the equity investments and intercompany advances we have made to develop and grow those businesses. To grow as currently contemplated, we will need to derive an increasing portion of our revenues from our commercial businesses, including the businesses in our Emerging Technologies and Businesses segment. If the markets for some or all of the businesses in our Emerging Technologies and Businesses segment fail to develop and grow as expected, or those markets do develop and grow as expected but those businesses' principal products and services do not meet with market acceptance, our future prospects may suffer. If any of our businesses fail to grow as we anticipate, we may not be able to monetize these businesses and enable our stockholders to realize value from that process.

      SUREBEAM

       SureBeam faces the challenges associated with the risks of a new enterprise and the commercialization of a technology with an unproven market. The use of our SureBeam electron beam technology for food irradiation and the market for electronically irradiated food is at an early stage of development. As of March 31, 2001, six food processors were selling food electronically irradiated by SureBeam. Other food processors are testing SureBeam's technology. We also do not know whether or when any fast food or other national chain restaurants or food retailers will decide to offer irradiated meat and create demand for SureBeam's electronic food irradiation systems. We expect that some food processors will not irradiate food unless industry leaders first commit to distribute irradiated food. Market acceptance of SureBeam's technology will also depend on consumer acceptance of irradiated food. Accordingly, a market for irradiated foods has only recently begun to develop, and its continued development will depend on broad acceptance of irradiated foods by consumers, food producers and providers, restaurant chains and food retailers. This consumer and market acceptance may not occur.

      TITAN WIRELESS

       Titan Wireless's principal strategy is to provide communications services and systems to developing countries primarily in Asia, Africa, the Middle East and Latin America. Titan Wireless's future success will depend substantially on the rate and the extent to which the markets for communications services and systems develop in the developing countries that it targets. We cannot guarantee that substantial markets for communications services and systems in these developing countries will ever develop, or if those markets do develop, that communications services based on fixed-site satellite technology, wireless local loop technology, or global system for mobile communications technology, all of which Titan Wireless can provide, will capture a significant portion of those markets. The development of a market for communications services and systems in a particular developing country will depend upon a variety of factors including whether that country has sufficient resources to support such a market and whether the communications services and systems are offered at an affordable cost to their end users so that adequate traffic can be generated. Titan Wireless's success will also depend to a significant extent on its continued ability to identify and enter into strategic relationships with effective local partners to act as Titan Wireless's intermediaries with local regulators and experts in the local market. If Titan Wireless is unable to continue to cultivate and maintain these relationships, its overall business will suffer.

      CAYENTA

       Cayenta's market is characterized by fluctuating demand for its products and services based on overall economic conditions and their impact on government and corporate information technology budgets as well as changes in user sentiment toward particular technologies, technology applications and related services. Cayenta's operating results for the three months ended March 31, 2001 were adversely affected by a slowdown in corporate spending on commercial information technology services and e-business software applications. Cayenta's market is also intensely competitive. Cayenta's competitors include numerous companies across various segments of the information technology services and software products markets. Existing or future competitors may independently develop and patent or copyright technologies that are superior or substantially similar to Cayenta's technologies. The costs to develop and to provide information technology services are relatively low. Moreover, barriers to entry, particularly in the areas of information technology consulting and integrating software applications, are low. Therefore, Cayenta will likely continue to face additional competition from new entrants into its market. If overall economic conditions continue to weaken demand for Cayenta's products and services, or if Cayenta is unable to anticipate and respond effectively to changing market conditions or to compete effectively for any reason, its business will suffer.

      EMERGING TECHNOLOGIES AND BUSINESSES

       The businesses in our Emerging Technologies and Businesses segment face the ongoing challenges of developing technology applications that anticipate and satisfy consumers' requirements and achieving market acceptance for those technology applications in new and rapidly changing markets. To the extent these businesses fail to effectively meet either of those challenges, our ability to execute our monetizing strategy and provide increased value to our stockholders will be diminished.

WE HAVE A LIMITED HISTORY OF COMMERCIALIZING NEW TECHNOLOGIES AND OUR COMMERCIAL BUSINESSES MAY NOT REMAIN OR EVER BECOME SUCCESSFUL.

       In 1991, we adopted a strategy of seeking to develop commercial businesses using technology developed for government purposes in our government defense business. Our SureBeam and Titan Wireless businesses are a product of this strategy. For the most part, our commercial businesses are in an early stage of development or have only recently begun to offer their products, services, systems or solutions in the markets, including new markets, in which they operate. These technology-based businesses are subject to risks and uncertainties inherent in companies at these early stages of development, including:

      - the risks that their base technology will become obsolete and that they will fail to respond in a timely and cost-effective manner to rapid technological changes;

      - the risks associated with operating in markets that are subject to a high degree of competition;

      - the risk that they will have inadequate management resources to capitalize on market opportunities and execute their strategy;

      - the risk that they will be unable to manage rapid growth effectively;

      - the risk that they will be unable to execute successfully each portion of their business strategy on schedule;

      - the risk that we may not identify markets with sufficient opportunities to justify our investments in products and solutions for these markets;

      - the market and operating risks that are unique to each particular business; and

      - the risk that adequate capital may not be available to fund their continued development.

       We balance our investment objectives for each of our businesses with our overall profitability objectives. This balancing is a basic part of our approach to creating and building new commercial businesses and creates the possibility that any or all of our businesses may not grow at the pace or to the level that they otherwise might if they were independent companies. These factors, including the risks identified above, could affect our ability to monetize our investments in our businesses or diminish the value that our stockholders ultimately recognize from those investments.

WE MAY MAKE EQUITY INVESTMENTS OR INTERCOMPANY ADVANCES TO SOME OF OUR BUSINESSES WHICH WE COULD LOSE OR HAVE TO WRITE OFF.

       We have historically funded businesses in our Emerging Technologies and Businesses segment, as well as our other businesses, with equity investments and/or intercompany advances, and expect to continue to do so in the future. At the time we make these investments or advances, these businesses are typically at an early stage of development. If these businesses do not become profitable or we are unable to monetize our investments in them, we could lose all or a portion of our equity in those businesses and be required to write off some or all of any amounts advanced.

OUR COMMERCIAL BUSINESSES' GROWTH MAY BE IMPAIRED BECAUSE OF INVESTMENT OR FUNDING CHOICES WE MAKE OR BECAUSE WE ARE UNABLE TO GENERATE SUFFICIENT CASH FLOW OR TO ACCESS CAPITAL FROM EXTERNAL SOURCES.

       We typically fund our businesses' growth with equity investments, intercompany advances and/or public or private financing. We may choose not to fund potential growth opportunities for our businesses with equity investments or intercompany advances based on risk considerations or our balancing of our investment objectives for those businesses with our overall profitability objectives. In addition, we may be unable to fund potential growth opportunities for our businesses to the extent that Titan Systems does not generate sufficient cash flow for us to do so or we do not otherwise have capital on hand and/or cannot access adequate capital. We may also be precluded from funding potential growth opportunities for our commercial businesses with public or private financing based on market conditions. To the extent that we are unable to, or choose not to, provide capital to our commercial businesses to fund potential growth opportunities, our commercial businesses' growth could be impaired.

MARKET CONDITIONS AND LEGAL AND CONTRACTUAL RESTRICTIONS MAY IMPAIR OUR ABILITY TO MONETIZE OUR INVESTMENTS IN OUR COMMERCIAL TECHNOLOGY APPLICATIONS AND BUSINESSES.

       We cannot guarantee that we will be able to monetize any of our investments in our commercial technology applications or businesses, whether through an initial public offering of a subsidiary, a complete spin-off to our stockholders, an outright sale of a subsidiary, or a technology license or sale. Market or competitive conditions may be such that we are unable to complete initial public offerings of our subsidiaries or spin-offs of our subsidiaries to our stockholders at valuations that we consider appropriate, in which case we may choose to delay or forego initial public offerings or spin-offs of these subsidiaries. Based on market or competitive conditions, we may also be unable to sell or license our commercial technology applications or sell our businesses at valuations or for other consideration we consider appropriate, in which case we may choose to delay or forego those sales or licenses. To the extent possible, we intend to structure any initial public offerings that our subsidiaries conduct in a manner to preserve the ability to later distribute the stock we retain in the subsidiaries to our stockholders on a tax-free basis. Under current law, there are a number of tax and other legal requirements that must be satisfied in order to successfully execute this strategy and we cannot guarantee that they will be met. Contractual restrictions may also restrict our ability to successfully execute this strategy. With the exception of SureBeam and Cayenta, our credit facility does not permit our subsidiaries to conduct initial public offerings or, with the exception of Cayenta, allow us to distribute the stock of our subsidiaries to Titan stockholders without the consent of the lenders. We may distribute the stock of Cayenta to Titan stockholders without the consent of the lenders so long as we are in compliance with financial ratios specified in, and not otherwise in default under, our credit facility.

WE DEPEND ON GOVERNMENT CONTRACTS FOR A SUBSTANTIAL MAJORITY OF OUR REVENUES AND THE LOSS OF GOVERNMENT CONTRACTS OR A DECLINE IN FUNDING OF EXISTING OR FUTURE GOVERNMENT CONTRACTS COULD ADVERSELY AFFECT OUR REVENUES AND CASH FLOWS AND OUR ABILITY TO FUND OUR COMMERCIAL BUSINESSES.

       Our revenues from U.S. government business represented approximately 85% of our total revenues in 1998, approximately 84% of our total revenues in 1999, approximately 74% of our total revenues in 2000, and approximately 80% of our total revenues for the three months ended March 31, 2001. Our U.S. government contracts are only funded on an annual basis, and the U.S. government may cancel these contracts at any time without penalty or may change its requirements, programs or contract budget or decline to exercise option periods, any of which could reduce our revenues and cash flows from U.S. government contracts. Our revenues and cash flow from U.S. government contracts could also be reduced by declines in U.S. defense and other federal agency budgets.

       A significant percentage of our products and services are predominantly sold and performed under contracts with various parts of the U.S. Navy or U.S. Air Force or with prime contractors to the U.S. Navy or U.S. Air Force. Although these various parts of the U.S. Navy or U.S. Air Force are subject to common budgetary pressures and other factors, our various U.S. Navy and U.S. Air Force customers exercise independent purchasing decisions. However, because of such concentration of our contracts, we are vulnerable to adverse changes in our revenues and cash flows if a significant number of our U.S. Navy or U.S. Air Force contracts and subcontracts are simultaneously delayed or canceled for budgetary or other reasons.

       In addition to contract cancellations and declines in agency budgets, we may be adversely affected by:

      - budgetary constraints affecting U.S. government spending generally, and changes in fiscal policy;

      - curtailment of the U.S government's use of technology services and products providers;

      - the adoption of new laws or regulations;

      - technological developments;

      - U.S. government shutdowns, such as that which occurred during the U.S. government's 1996 fiscal year; and

      - general economic conditions.

       These or other factors could cause U.S. defense and other federal agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts. Any of these actions or any of the other actions described above could reduce our revenues and cash flows and impair our ability to make equity investments in or intercompany advances to our commercial subsidiaries as part of our approach to creating and building new businesses.

GOVERNMENT AUDITS OF OUR GOVERNMENT CONTRACTS COULD RESULT IN A MATERIAL CHANGE TO OUR EARNINGS AND HAVE A NEGATIVE EFFECT ON OUR CASH POSITION.

       Our government contracts are subject to cost audits by the government. These audits may occur several years after completion of the audited work. We could have a material charge to our earnings or reduction in our cash position as a result of an audit, including an audit of one of the companies we have acquired. Some of our acquired companies did not historically impose internal controls as rigorous as those we impose on the government contracts we perform, which may increase the likelihood that an audit of their government contracts could cause a charge to our earnings or reduction in our cash position.

OUR OPERATING MARGINS MAY DECLINE UNDER OUR FIXED-PRICE CONTRACTS IF WE FAIL TO ESTIMATE ACCURATELY THE TIME AND RESOURCES NECESSARY TO SATISFY OUR OBLIGATIONS.

       Some of our contracts are fixed-price contracts under which we bear the risk of any cost overruns. Our profits are adversely affected if our costs under these contracts exceed the assumptions we used in bidding for the contract. In 2000, approximately 32% of our revenues were derived from fixed-price contracts, and in the three months ended March 31, 2001 approximately 24% of our revenues were derived from fixed-price contracts. Often, we are required to fix the price for a contract before we finalize the project specifications, which increases the risk that we will misprice these contracts. The complexity of many of our engagements makes accurately estimating our time and resources more difficult.

IF WE ARE NOT ABLE TO RETAIN OUR CONTRACTS WITH THE U.S. GOVERNMENT AND SUBCONTRACTS UNDER U.S. GOVERNMENT PRIME CONTRACTS IN THE COMPETITIVE REBIDDING PROCESS, OUR REVENUES MAY SUFFER.

       Upon expiration of a U.S. government contract or subcontract under a U.S. government prime contract, if the government customer requires further services of the type provided in the contract, there is frequently a competitive rebidding process. We cannot guarantee that we, or the prime contractor, will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract. Further, all U.S. government contracts are subject to protest by competitors. The termination of several of our significant contracts or nonrenewal of several of our significant contracts, the imposition of fines or damages, or our suspension or debarment from bidding on additional contracts could result in significant revenue shortfalls.

WE MAY BE LIABLE FOR PENALTIES UNDER A VARIETY OF PROCUREMENT RULES AND REGULATIONS, AND CHANGES IN GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

       Our defense and commercial businesses must comply with and are affected by various government regulations. Among the most significant regulations are the following:

      - the U.S. Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;

      - the U.S. Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

      - the U.S. Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts;

      - laws, regulations and Executive Orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data;

      - the U.S. Federal Food, Drug and Cosmetic Act, which regulates SureBeam's technology as a food additive and is administered by the U.S. Food and Drug Administration;

      - regulations relating to using the SureBeam system, including product labeling, administered by the U.S. Department of Agriculture's Food Safety and Inspection Service and by health and environmental safety departments and other regulatory agencies within various states and foreign countries; and

      - laws and regulatory requirements relating to satellite communications and other wireless communication systems in the developing countries where Titan Wireless operates.

       These regulations affect how our customers and we do business and, in some instances, impose added costs on our businesses. Any changes in applicable laws could adversely affect the financial performance of the business affected by the changed regulations. With respect to U.S. government contracts, any failure to comply with applicable laws could result in contract termination, price or fee reductions or suspension or debarment from contracting with the U.S. government.

OUR FAILURE TO IDENTIFY, ATTRACT AND RETAIN QUALIFIED TECHNICAL AND MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR EXISTING BUSINESSES AND OUR ABILITY TO BUILD ADDITIONAL COMMERCIAL BUSINESSES.

       We cannot guarantee that we will be able to attract and retain the highly qualified technical personnel for each of our segments, including engineers, computer programmers and personnel with security clearances required for classified work, that are necessary for maintaining and growing our existing businesses or building additional commercial businesses. Our success also depends to a significant extent on the continued contributions of our management personnel for each of our segments. Our ability to build additional commercial businesses in our Emerging Technologies and Businesses segment will depend in part on our ability to attract management personnel from outside Titan with relevant market expertise and management skills, and on our ability to retain and motivate these managers.

WE COMPETE IN HIGHLY COMPETITIVE MARKETS AGAINST MANY COMPANIES THAT ARE LARGER, BETTER FINANCED AND BETTER KNOWN THAN US. IF WE ARE UNABLE TO COMPETE EFFECTIVELY, OUR BUSINESS AND PROSPECTS WILL BE ADVERSELY AFFECTED.

       Our businesses operate in highly competitive markets. Many of our competitors are larger, better financed and better known companies who may compete more effectively than we can. Our commercial businesses compete against other technologies as well as against companies with similar products and services. In order to remain competitive, we must invest to keep our products technically advanced and compete on price and on value added to our customers. Our ability to compete may be adversely affected by limits on our capital resources and our ability to invest in maintaining and expanding our market share. Our competition for each of Titan Systems, SureBeam, Titan Wireless and Cayenta is described in the Business section of this prospectus at the end of the description of each segment.

WE HAVE COMPLETED NUMEROUS STRATEGIC ACQUISITIONS AND MAY COMPLETE OTHERS, WHICH COULD INCREASE OUR COSTS OR LIABILITIES OR BE DISRUPTIVE.

       Since January 1, 1998, we have acquired 13 government information technology businesses as part of our strategy of consolidating government information technology businesses. In addition, since January 1, 1999, we have acquired four information technology services and solutions companies as part of Cayenta's development of its total services provider offering. Several of the businesses that we acquired had themselves acquired other businesses prior to their acquisition by us. The acquisition and integration of new businesses involves risk. The integration of acquired businesses may be costly and may result in a decrease in the value of our common stock for the following reasons, among others:

      - we may need to divert more management resources to integration than we planned, which may adversely affect our ability to pursue other more profitable activities;

      - the difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures;

      - we may not eliminate as many redundant costs as we anticipated in selecting our acquisition candidates; and

      - one or more of our acquisition candidates also may have liabilities or adverse operating issues that we failed to discover through our diligence prior to the acquisition.

       We intend to continue to look for strategic acquisitions. We may not be able to integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. In addition, instability in the U.S. securities markets and volatility in our stock price may make acquisitions with our stock more expensive.

WE MAY INCUR SIGNIFICANT COSTS IN PROTECTING OUR INTELLECTUAL PROPERTY WHICH COULD ADVERSELY AFFECT OUR PROFIT MARGINS. OUR INABILITY TO PROTECT OUR PATENTS AND PROPRIETARY RIGHTS IN THE U.S. AND FOREIGN COUNTRIES COULD ADVERSELY AFFECT OUR BUSINESSES' PROSPECTS AND COMPETITIVE POSITIONS.

       As part of our strategy, we seek to protect our proprietary technology and inventions through patents and other proprietary-right protection in the U.S. and other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. In addition, we may incur significant expense both in protecting our intellectual property and in defending or assessing claims with respect to intellectual property owned by others.

       We assess the strength of our patent and intellectual property protection for our technologies and products. Despite our assessments and our belief in the strength of our patent protection for particular technologies or products, our patents may not provide effective barriers to entry against competitors in the markets targeted by particular technologies and products because our competitors may develop competing technologies and products that do not infringe upon our patents. We also could choose to modify or abandon one or more planned or current products because of these assessments or actual or threatened claims by other companies. We are not certain that our pending patent applications will be issued.

       We also rely on trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We have taken measures to protect our trade secrets and know-how, including the use of confidentiality agreements with our employees, consultants and advisors. It is possible that these agreements may be breached and that any remedies for a breach will not be sufficient to compensate us for damages incurred. We generally control and limit access to, and the distribution of, our product documentation and other proprietary information. We also cannot guarantee that other parties will not independently develop our know-how or otherwise obtain access to our technology.

       On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and its related U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against us relating to our patents for our SureBeam systems. On our motion, the Virginia court transferred the case to the Federal District Court in San Diego. The action attacks the validity of our core Irradiation System Utilizing Conveyor Transported Article Carriers patent, and seeks a declaration that Ion Beam Applications and its customers have not infringed any of the claims in our patent. The action also contained allegations, later dismissed, that we engaged in unfair competition and that our conduct constituted patent misuse. On November 22, 2000, Ion Beam filed an amended complaint alleging, in addition to the original claims, that we have engaged in false advertising, monopolization, restraint on trade and unfair business practices. We have filed a counterclaim against the plaintiffs alleging infringement of our patent for our SureBeam systems. We are seeking damages and an injunction preventing further infringement of our patent. On April 17, 2001 the court granted our motion to try our patent infringement claim and Ion Beam Application's claims against our patent separately and before any trial of Ion Beam Application's claims alleging false advertising, monopolization, restraint on trade and unfair business practices. We intend to vigorously enforce our patents and prosecute our patent infringement claims against the plaintiffs. We also intend to vigorously defend against all allegations made by the plaintiffs. However, a finding in favor of Ion Beam Applications in this litigation could adversely affect our business, financial condition and results of operations by allowing Ion Beam and other potential competitors to develop and commercialize electron beam food irradiation systems that would compete against our SureBeam systems and services, thereby potentially reducing the growth of our SureBeam business segment and preventing us from generating the revenues that we expect from food irradiation.

RISKS OF OUR INTERNATIONAL OPERATIONS, INCLUDING ECONOMIC CONDITIONS IN OTHER COUNTRIES, COULD ADVERSELY AFFECT THE PROSPECTS OF OUR TITAN WIRELESS, SUREBEAM AND CAYENTA BUSINESSES.

       Our Titan Wireless, SureBeam and Cayenta businesses each operate in international markets. Through our subsidiary Titan Wireless, we sell communications services and systems primarily in developing countries. Although we currently sell our communications services and systems primarily in U.S. dollars, currency devaluations and adverse market conditions in developing countries in the past have and in the future could negatively affect demand for our communications services and systems and, consequently, our revenues for this segment. In addition, we may in the future bill for our communications services in local currency. As a result, revenues in this segment may be adversely affected by economic conditions in developing countries. We also intend to increase our sales of our SureBeam systems abroad as we obtain regulatory approvals to market and sell those systems in other countries. Those jurisdictions may apply different criteria from the U.S. regulatory agencies in connection with their approval processes. Monitoring changes in, and SureBeam's compliance with, diverse and numerous foreign regulatory requirements may increase SureBeam's costs. The possibility of such added costs due to the complexity of maintaining compliance with varied foreign regulatory requirements is a risk that all of our businesses that operate in international markets face. To date, we do not believe that the international operations of our existing businesses currently subject us to material risks from fluctuations in currency exchange rates. However, as we increase the international operations of our businesses, our risks from fluctuations in currency exchange rates, to the extent we bill for our products in foreign currencies, will increase.

       Selling products or services in international markets also entails other market, economic, cultural, legal and political risks, conditions and expenses. These risks include:

      - trade protective measures and import or export licensing requirements or other restrictive actions by foreign governments;

      - reduced protection of intellectual property rights;

      - political and economic instability;

      - difficulties in collecting amounts owed to us;

      - difficulties in managing overseas employees and contractors; and

      - changes in applicable laws and regulations, including licensing laws, tax laws and regulations.

       Any one of these factors or other international business risks could adversely affect our financial performance.

THE COVENANTS IN OUR CREDIT FACILITY RESTRICT OUR FINANCIAL AND OPERATIONAL FLEXIBILITY AND OUR FAILURE TO COMPLY WITH THEM COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

       Our credit facility contains covenants that restrict, among other things, our ability to borrow money, make particular types of investments, including investments in our subsidiaries, or other restricted payments, swap or sell assets, merge or consolidate, or make acquisitions. Under our credit facility, to the extent that we do not use our net proceeds from this offering to acquire or invest in complementary assets or businesses within 180 days following this offering's closing, we must use 50% of any remaining net proceeds to permanently repay indebtedness or reduce commitments under the credit facility. An event of default under our credit facility could allow the lenders to declare all amounts outstanding to be immediately due and payable. We have pledged substantially all of our consolidated assets and the stock of our subsidiaries to secure the debt under our credit facility, excluding the assets of SureBeam and any foreign subsidiaries. If the amounts outstanding under the credit facility were accelerated, the lenders could proceed against those consolidated assets and the stock of our subsidiaries. Any event of default, therefore, could have a material adverse effect on our business. Our credit facility also requires us to maintain specified financial ratios. Our ability to meet these financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet those ratios. We also may incur future debt obligations that might subject us to restrictive covenants that could affect our financial and operational flexibility or subject us to other events of default. Any such restrictive covenants in any future debt obligations we incur could limit our ability to fund our commercial businesses with equity investments or intercompany advances, which would impede our ability to execute our approach to creating and building new businesses.

OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY DISRUPTIONS IN OUR SUPPLY OF PRODUCTS AND COMPONENTS OR SERVICES.

       Because our internal manufacturing capacity is limited, we use contract manufacturers. While we use care in selecting our manufacturers, this arrangement gives us less control over the reliability of supply, quality and price of products or components than if we manufactured them ourselves. In some cases, we obtain products from a sole supplier or a limited group of suppliers. For example, we rely on one supplier for some of the key components used to manufacture SureBeam's linear accelerator. Consequently, we risk disruptions in our supply of key products and components if our suppliers fail or are unable to perform because of strikes, natural disasters, financial condition or other factors. Any material supply disruptions could adversely affect our business, financial condition and results of operations as well as our ongoing product cost structure.

OUR BUSINESS IS SUBJECT TO SIGNIFICANT ENVIRONMENTAL REGULATION. COMPLIANCE COSTS, OR ANY FUTURE VIOLATIONS OR LIABILITY UNDER ENVIRONMENTAL LAWS, COULD HARM OUR BUSINESS.

       We are subject to environmental and safety laws and regulations governing the use, storage and disposal of hazardous substances or wastes and imposing liability for the cleanup of contamination from these substances. We cannot completely eliminate the risk of contamination or injury from these substances or wastes, and, in the event of such an incident, we could be held liable for any damages that result. From time to time, we have been notified of violations of government and environmental regulations. We attempt to correct these violations promptly without any material impact on our operations. In addition, we may be required to incur significant additional costs to comply with environmental laws and regulations in the future. These costs, and any future violations or liability under environmental laws or regulations, could have a material adverse effect on our business.

                       RISKS RELATING TO OUR COMMON STOCK

OUR RESULTS OF OPERATIONS HAVE HISTORICALLY FLUCTUATED AND MAY CONTINUE TO FLUCTUATE SIGNIFICANTLY IN THE FUTURE, WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

       Our revenues are affected by factors such as the unpredictability of sales and contracts awards due to the long procurement process for most of our products and services, defense and intelligence budgets, the time it takes for the new markets we target to develop and for us to develop and provide products and services for those markets, competition and general economic conditions. Our product mix and unit volume, our ability to keep expenses within budgets, our distribution channels and our pricing affect our gross margins. These factors and other risk factors described herein may adversely affect our results of operations within a period and cause our financial results to fluctuate significantly on a quarterly or annual basis. Consequently, we do not believe that comparison of our results of operations from period to period is necessarily meaningful or predictive of our likely future results of operations. It is possible that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. If so, the market price of our common stock may decline significantly.

MARKET PERCEPTION AND PERFORMANCE OF OUR PUBLICLY-TRADED SUBSIDIARY SUREBEAM COULD HAVE A DISPROPORTIONATE IMPACT ON OUR STOCK PRICE.

       As the parent company of our publicly-traded subsidiary, SureBeam, the market price of our common stock could be disproportionately impacted by negative news or other publicity concerning SureBeam, including public concerns about the safety of irradiated foods, as well as SureBeam's financial performance and the market price of its common stock.

ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW, AS WELL AS OUR SHAREHOLDER RIGHTS PLAN, COULD DISCOURAGE, DELAY OR PREVENT A CHANGE OF CONTROL THAT OUR STOCKHOLDERS MAY FAVOR.

       Provisions in our certificate of incorporation, our bylaws and Delaware law could make it difficult and expensive for a third party to pursue a takeover attempt we oppose even if a change in control of us would be beneficial to the interests of our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. These provisions:

      - permit our stockholders to take action by written consent instead of at a meeting and to nominate directors or bring other business before stockholder meetings only if they comply with advance notice and other procedural requirements in our bylaws;

      - authorize our board of directors, without stockholder approval, to issue up to 2,931,898 shares of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt; and

      - prohibit us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner.

       In addition to the provisions described above, in 1995 our board of directors adopted a "poison pill" shareholder rights plan, which may further discourage a third party from making a proposal to acquire us which we have not solicited or do not approve, even if the acquisition would be beneficial to our stockholders. As a result, our stockholders who wish to participate in such a transaction may not have an opportunity to do so. Under our rights plan, preferred share purchase rights, which are attached to our common stock, generally will be triggered upon the acquisition, or actions that would result in the acquisition, of 15% or more of our common stock by any person or group. If triggered, these rights would entitle our stockholders other than the acquiror to purchase, for the exercise price, shares of our common stock having a market value of two times the exercise price. In addition, if a company acquires us in a merger or other business combination not approved by the board of directors, these rights will entitle our stockholders other than the acquiror to purchase, for the exercise price, shares of the common stock of the acquiring company having a market value of two times the exercise price.

THERE MAY BE VOLATILITY IN THE PRICE OF OUR COMMON STOCK.

       Stock prices of many companies in the high technology industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. The market price of our common stock may vary widely as a result of several factors, including:

      - announcements of technological innovations or new commercial products by us or our competitors;

      - budgetary constraints affecting U.S. government spending generally, changes in fiscal policy, and government regulatory initiatives;

      - patent or proprietary rights developments;

      - public concern as to the use or safety of one or more of our technologies; and

      - general market conditions.

       These factors could lead to a significant decrease in the market price of our common stock and you could lose a substantial amount of your investment.

                        RISKS RELATING TO THIS OFFERING

PURCHASERS OF OUR COMMON STOCK IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

       Purchasers of our common stock in this offering will pay a price per share which is substantially higher than the per share value of our assets after subtracting our liabilities.

MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF THE PROCEEDS OF THIS OFFERING AND MAY NOT USE THE PROCEEDS IN WAYS WHICH ENHANCE OUR MARKET VALUE.

       Our management will retain broad discretion to allocate the proceeds of this offering. Management's failure to apply these funds effectively could have an adverse effect on the price of our common stock, our results of operations, and our ability to execute our strategy.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

       Some of the statements contained in this prospectus or incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are subject to the safe harbor created by the Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "potential," "continue," or "opportunity," the negative of these words or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated as of the date of this prospectus. The risks and uncertainties include the risks described in "Risk Factors."

       The forward-looking statements included herein are only made as of the date of this prospectus and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                                USE OF PROCEEDS

       We expect to receive approximately $140.2 million in net proceeds from the sale of 6,893,685 shares of common stock by us in this offering at an assumed offering price of $21.05 per share, or $162.7 million if the underwriters' overallotment option is exercised in full, after deducting the estimated underwriting discount and estimated offering expenses payable by us and giving effect to the receipt by us of $3.1 million in proceeds from exercises of options by selling stockholders to acquire shares being sold in this offering. We will not receive any proceeds from the shares sold by selling stockholders in this offering. We currently intend to use our net proceeds from this offering to acquire complementary assets or businesses. If we do not use all of the net proceeds for such acquisitions, we intend to use the net proceeds to repay a portion of our indebtedness under our credit facility and for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a description of the provisions of our credit facility affecting the use of proceeds of this offering. The indebtedness to be repaid bears interest at variable rates with an approximate weighted average interest rate of 8.42% at March 31, 2001 and matures in 2006 and 2007.

                        PRICE RANGE OF OUR COMMON STOCK

       Our common stock is listed on the New York Stock Exchange under the symbol "TTN."

       The table below shows, for the periods indicated, the reported high and low trading prices of our common stock on the New York Stock Exchange Composite Tape.

                                                                  PRICE RANGE
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
CALENDAR YEAR 1998
  First Quarter.............................................   $ 6.88     $ 5.50
  Second Quarter............................................     8.25       5.75
  Third Quarter.............................................     6.56       3.81
  Fourth Quarter............................................     6.19       4.25

CALENDAR YEAR 1999
  First Quarter.............................................   $ 6.25     $ 4.75
  Second Quarter............................................    11.00       4.94
  Third Quarter.............................................    14.63       9.38
  Fourth Quarter............................................    48.38      13.13

CALENDAR YEAR 2000
  First Quarter.............................................   $60.50     $32.50
  Second Quarter............................................    55.50      25.31
  Third Quarter.............................................    44.56      15.38
  Fourth Quarter............................................    21.81      11.13

CALENDAR YEAR 2001
  First Quarter.............................................   $25.49     $15.75
  Second Quarter (through June 18, 2001)....................    25.15      13.20

       As of May 31, 2001, there were 3,508 holders of record of our common stock.

       On June 18, 2001, the last reported sale price of our common stock on the New York Stock Exchange Composite Tape was $21.05.

                                DIVIDEND POLICY

       We did not declare or pay a cash dividend on our common stock in any of the periods shown in the table above. We may pay cash dividends only if doing so complies with financial tests and other restrictions contained in agreements relating to our indebtedness. Other than earnings distributed as quarterly dividends to holders of our cumulative convertible preferred stock, we anticipate that, for the foreseeable future, we will continue to retain any earnings for use in the operation of our business.

                                 CAPITALIZATION

       The following table sets forth as of March 31, 2001:

      - our unaudited actual capitalization; and

      - our unaudited actual capitalization as adjusted to give effect to this offering of our common stock.

       This table should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                  AS OF MARCH 31, 2001
                                                              ----------------------------
                                                                ACTUAL     AS ADJUSTED(1)
                                                              ----------   ---------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                  AND PER SHARE DATA)
Cash and cash equivalents...................................  $  89,047       $229,281
                                                              =========       ========
Short-term debt and current portion of long-term debt.......  $   6,198       $  6,198
Long-term debt, less current portion........................    335,713        335,713
                                                              ---------       --------
  Total debt................................................    341,911        341,911

Company obligated mandatory redeemable convertible preferred
  securities................................................    250,000        250,000

Stockholders' equity:
  Preferred stock, $1.00 par value, authorized 5,000,000
    shares:
    Cumulative convertible preferred stock, $13,800
      liquidation preference, designated 1,068,102 shares,
      issued and outstanding 689,978 shares.................        690            690
    Series A junior participating, designated 1,000,000
      shares, none issued...................................         --             --
  Common stock, $.01 par value, authorized 200,000,000
    shares, issued and outstanding 54,227,192 and as
    adjusted 61,610,849 shares..............................        542            616
  Capital in excess of par value............................    270,860        411,020
  Deferred compensation.....................................    (52,498)       (52,498)
  Retained deficit..........................................    (17,978)       (17,978)
  Accumulated other comprehensive income....................        122            122
  Treasury stock (787,885 shares), at cost..................     (1,439)        (1,439)
                                                              ---------       --------
    Total stockholders' equity..............................    200,299        340,533
                                                              ---------       --------
    Total capitalization....................................  $ 792,210       $932,444
                                                              =========       ========

------------------------

(1) As adjusted to give effect to the sale of 6,893,685 shares by us at an assumed offering price of $21.05 per share, after deducting the underwriting discount and estimated offering expenses of $737,000 payable by us, and our receipt of $3.1 million from the exercise of options by selling stockholders to acquire shares being sold in this offering.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

       WE DERIVED THE FOLLOWING INFORMATION FROM OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1996 THROUGH 2000 AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001. THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH OUR HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED ELSEWHERE IN THIS PROSPECTUS.

       THE SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 2001 AND THE CONSOLIDATED BALANCE SHEET INFORMATION AS OF MARCH 31, 2001 ARE UNAUDITED BUT INCLUDE, IN THE OPINION OF MANAGEMENT, ALL ADJUSTMENTS, INCLUDING NORMAL RECURRING ADJUSTMENTS, NECESSARY FOR A FAIR PRESENTATION OF SUCH INFORMATION. RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2001 ARE NOT NECESSARILY INDICATIVE OF THE RESULTS WHICH MAY BE EXPECTED FOR ANY OTHER INTERIM PERIODS OR FOR THE YEAR AS A WHOLE.

                                                                                                                THREE MONTHS
                                                                   YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                                    ------------------------------------------------------   -------------------
                                                       2000        1999       1998       1997       1996       2001       2000
                                                    ----------   --------   --------   --------   --------   --------   --------
                                                                                                                 (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION:
Revenues..........................................  $1,033,213   $809,139   $532,236   $381,763   $332,531   $260,113   $220,221
Costs and expenses:
  Cost of revenues................................     757,266    611,059    395,492    295,925    253,833    190,277    166,280
  Selling, general and administrative expense.....     173,240    123,314     83,752     57,053     57,754     54,756     35,713
  Amortization of goodwill........................      29,529      8,565      3,216      1,209      1,394      7,228      8,632
  Deferred compensation...........................       6,187         --         --         --         --     39,988        210
  Research and development expense................      12,261      6,690      5,590      7,466      5,023      4,259      2,247
  Acquisition and integration related charges and
    other.........................................      39,358    (28,035)     9,891      8,510      8,600     32,174     18,070
                                                    ----------   --------   --------   --------   --------   --------   --------
    Total costs and expenses......................   1,017,841    721,593    497,941    370,163    326,604    328,682    231,152
Operating profit (loss)...........................      15,372     87,546     34,295     11,600      5,927    (68,569)   (10,931)
Interest expense..................................     (39,592)   (18,862)   (11,808)    (8,081)    (5,768)   (10,673)    (7,415)
Interest income...................................       3,582      1,342        718      1,121      1,208        366        927
                                                    ----------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations before
  income taxes, minority interests, extraordinary
  loss and cumulative effect of change in
  accounting principle............................     (20,638)    70,026     23,205      4,640      1,367    (78,876)   (17,419)
Income tax provision (benefit)....................      (3,985)    26,669      9,184      4,088      2,675     (6,783)    (4,355)
                                                    ----------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations before
  minority interests, extraordinary loss and
  cumulative effect of change in accounting
  principle.......................................     (16,653)    43,357     14,021        552     (1,308)   (72,093)   (13,064)
Minority interests................................       4,131         --         --         --         --     12,222      1,378
                                                    ----------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations before
  extraordinary loss and cumulative effect of
  change in accounting principle..................     (12,522)    43,357     14,021        552     (1,308)   (59,871)   (11,686)
Loss from discontinued operations, net of taxes...      (1,462)    (5,600)   (12,566)   (19,657)    (6,326)        --        (96)
                                                    ----------   --------   --------   --------   --------   --------   --------
Income (loss) before extraordinary loss and
  cumulative effect of change in accounting
  principle.......................................     (13,984)    37,757      1,455    (19,105)    (7,634)   (59,871)   (11,782)
Extraordinary loss from early extinguishments of
  debt, net of taxes..............................      (4,744)        --         --         --         --         --     (3,454)
Cumulative effect of change in accounting
  principle, net of taxes.........................          --         --    (19,474)        --         --         --         --
                                                    ----------   --------   --------   --------   --------   --------   --------
Net income (loss).................................     (18,728)    37,757    (18,019)   (19,105)    (7,634)   (59,871)   (15,236)
Dividend requirements on preferred stock..........        (692)      (695)      (778)      (875)      (803)      (172)      (174)
                                                    ----------   --------   --------   --------   --------   --------   --------
Net income (loss) applicable to common stock......  $  (19,420)  $ 37,062   $(18,797)  $(19,980)  $ (8,437)  $(60,043)  $(15,410)
                                                    ==========   ========   ========   ========   ========   ========   ========

                                                                                                                THREE MONTHS
                                                                   YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                                    ------------------------------------------------------   -------------------
                                                       2000        1999       1998       1997       1996       2001       2000
                                                    ----------   --------   --------   --------   --------   --------   --------
                                                                                                                 (UNAUDITED)
Basic earnings (loss) per share:
  Income (loss) from continuing operations........  $    (0.31)  $   0.91   $   0.32   $  (0.01)  $  (0.05)  $  (1.29)  $  (0.26)
  Loss from discontinued operations, net of
    taxes.........................................       (0.03)     (0.12)     (0.30)     (0.53)     (0.16)        --         --
  Extraordinary loss from early extinguishments of
    debt, net of taxes............................       (0.09)        --         --         --         --         --       (.06)
  Cumulative effect of change in accounting
    principle, net of taxes.......................          --         --      (0.47)        --         --         --         --
                                                    ----------   --------   --------   --------   --------   --------   --------
  Net income (loss)...............................  $    (0.43)  $   0.79   $  (0.45)  $  (0.54)  $  (0.21)  $  (1.29)  $  (0.32)
                                                    ==========   ========   ========   ========   ========   ========   ========
  Weighted average shares.........................      52,717     47,094     41,657     37,139     39,018     53,377     52,450
                                                    ==========   ========   ========   ========   ========   ========   ========
Diluted earnings (loss) per share:
  Income (loss) from continuing operations........  $    (0.32)  $   0.80   $   0.31   $  (0.01)  $  (0.05)  $  (1.29)  $  (0.26)
  Loss from discontinued operations, net of
    taxes.........................................       (0.03)     (0.10)     (0.29)     (0.53)     (0.16)        --         --
  Extraordinary loss from early extinguishments of
    debt, net of taxes............................       (0.09)        --         --         --         --         --      (0.06)
  Cumulative effect of change in accounting
    principle, net of taxes.......................          --         --      (0.45)        --         --         --         --
                                                    ----------   --------   --------   --------   --------   --------   --------
  Net income (loss)...............................  $    (0.44)  $   0.70   $  (0.43)  $  (0.54)  $  (0.21)  $  (1.29)  $  (0.32)
                                                    ==========   ========   ========   ========   ========   ========   ========
  Weighted average shares.........................      52,717     54,136     43,172     37,139     39,018     53,377     52,450
                                                    ==========   ========   ========   ========   ========   ========   ========
OTHER CONSOLIDATED INFORMATION:
Depreciation and amortization.....................  $   43,692   $ 20,405   $ 12,618   $ 10,619   $  9,521   $ 12,265   $ 12,118
Capital expenditures..............................      49,794     17,190      9,145      9,191      7,415     17,866     12,832
Preferred dividends...............................         692        695        778        875        803        172        174

                                                                    AS OF DECEMBER 31,                       AS OF
                                                   ----------------------------------------------------    MARCH 31,
                                                     2000       1999       1998       1997       1996        2001
                                                   --------   --------   --------   --------   --------   -----------
                                                                                                          (UNAUDITED)
CONSOLIDATED BALANCE SHEET INFORMATION:
Cash, cash equivalents and investments...........  $ 27,291   $ 13,469   $ 13,868   $ 18,757   $ 18,129   $   89,047
Property and equipment, net......................    88,077     47,556     38,010     32,013     31,366       95,694
Total assets.....................................   959,438    634,658    369,923    233,336    225,144    1,062,872
Line of credit, long-term........................   260,625    215,987     98,215      7,833     15,398      334,375
Other long-term debt.............................    38,265     14,802     36,796     42,057     40,521        1,338
Company obligated mandatory redeemable
  convertible preferred securities...............   250,000         --         --         --         --      250,000
Redeemable preferred stock.......................        --         --         --      3,000         --           --
Stockholders' equity.............................   167,416    166,348     98,440     74,892     83,342      200,299

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       THE FOLLOWING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED IN THIS PROSPECTUS. WE ENCOURAGE YOU TO CAREFULLY READ THIS ENTIRE PROSPECTUS, ESPECIALLY THE "RISK FACTORS" SECTION ABOVE, AND THE DOCUMENTS WE HAVE REFERRED YOU TO, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE, BEFORE BUYING SHARES IN THIS OFFERING.

OVERVIEW AND OUTLOOK

       We are a diversified technology company that creates, builds and launches technology-based businesses. We have organized our business into five segments that reflect the four core markets and industries in which we operate, as well as our Emerging Technologies and Businesses segment:

           SEGMENT                                  SEGMENT DESCRIPTION
------------------------------  ------------------------------------------------------------
Titan Systems                   Information technology and communications solutions,
                                services and products for defense, intelligence, and other
                                U.S. and allied government agencies

SureBeam                        Electronic food irradiation systems and services

Titan Wireless                  Satellite-based and wireless-based communication services
                                and systems which provide cost-effective voice, facsimile, data, Internet and network communications services in
                                developing countries

Cayenta (included in our        Total services provider of information technology services
Software Systems segment)       and software applications for its customers' business and
                                governmental functions, including retailing, finance,
                                accounting, customer billing and collection, contract
                                management, supply chain management and equipment monitoring and maintenance

Emerging Technologies and       Development of commercial applications and businesses for
Businesses                      technologies created or acquired by Titan. We currently have several new businesses in development, including businesses in which we have applied for patent protection for the
                                underlying technology.

       The results of operations shown in this section of the prospectus for each of our operating segments includes substantially all of the segment's direct costs of operations and administration. The segment performance is based upon profit or loss before interest expense, income taxes and before allocated costs of corporate overhead, with the exception of SureBeam, which beginning in the three months ended March 31, 2001 is reported after the allocation of corporate overhead costs. Corporate overhead may include, among other things, costs for financial, accounting, marketing, administrative and legal activities incurred by Titan. Consequently, the results of operations of the segments may not be indicative of the actual results that would be shown in the financial statements of these segments if prepared on a stand-alone basis.

       The results of operations for the year ended December 31, 2000 and the three months ended March 31, 2001 presented below for our Software Systems segment include only the results of operations of our Cayenta subsidiary. The results of operations for the years ended December 31, 1998 and 1999 presented below for our Software Systems segment include the results of operations for our Year 2000 business as well as, following its formation in 1999, our Cayenta subsidiary.

       Each of Titan Systems and Titan Wireless is a wholly owned subsidiary of ours. We have created stock option plans for each of Titan Systems and Titan Wireless. As of March 31, 2001, Titan

Systems had approximately 18% of its fully diluted common stock reserved for issuance under its plan, and Titan Wireless had approximately 18% of its fully diluted common stock reserved for issuance under its plan.

       As of March 31, 2001, and taking into account SureBeam's initial public offering of 6,700,000 shares of its Class A common stock and 2,236,023 shares of Class A common stock issued pursuant to the exercise of warrants, we controlled approximately 98% of the voting power of SureBeam through our ownership of 46,583,850 shares of Class B common stock which represented approximately 84% of SureBeam's outstanding equity. Each Class A share is entitled to one vote and each Class B share is entitled to ten votes, with Class A and Class B shares voting together on all matters submitted to the vote of the holders of common stock. As of March 31, 2001, SureBeam had also reserved 10,395,937 shares of Class A common stock under stock option and employee stock purchase plans.

       At March 31, 2001, we controlled approximately 97% of the voting power of Cayenta through our ownership of 10 million shares of Class B common stock, which represented approximately 76% of Cayenta's outstanding equity. Each
Class A share is entitled to one vote and each Class B share is entitled to ten votes, with Class A and Class B shares voting together on all matters submitted to the vote of the holders of common stock. In addition to Class A and Class B common stock, as of March 31, 2001, Cayenta had outstanding 2,345,000 shares of Series A preferred stock that are convertible into its Class A common stock and warrants for 495,800 shares of its Class A common stock that have an exercise price of $13.11 per share. As of March 31, 2001, Cayenta had also reserved approximately 21% of its fully diluted common stock under stock option plans.

      TITAN SYSTEMS

       Titan Systems provides and is expected to continue to provide the largest percentage of our consolidated revenues. During the three months ended
March 31, 2001, Titan Systems had total revenues of $206.3 million, which represented 79% of our consolidated revenues for the period. During the year ended December 31, 2000, Titan Systems had total revenues of $796.2 million, which represented 77% of our consolidated revenues for the period. Titan Systems' revenues have grown internally and through our strategy of increasing our core competencies through acquiring government information technology companies as part of overall industry consolidation.

       Titan Systems' operating margin is affected by the mix of contract types (cost reimbursement, fixed-price or time and materials) as well as by the mix of prime contracts versus subcontracts. Significant portions of Titan Systems' contracts are cost reimbursement contracts, under which Titan Systems is reimbursed for all actual costs, plus a fee or profit. The financial risks under these contracts generally are lower than those associated with other types of contracts, and margins are also typically lower. The U.S. government also has awarded Titan Systems fixed-price contracts. Such contracts carry higher financial risks because Titan Systems must deliver the products and/or services at a cost below the fixed price in order to earn a profit. Of Titan Systems' total revenues from government business for the three months ended March 31, 2001, approximately 44% were generated by time and materials contracts, approximately 42% were generated by cost reimbursement contracts, and approximately 14% were generated by fixed-price contracts. Of Titan Systems' total revenues from government business in the year ended December 31, 2000, approximately 39% were generated by time and materials contracts, approximately 43% were generated by cost reimbursement contracts, and approximately 18% were generated by fixed-price contracts.

       Revenues on cost reimbursement contracts are recognized to the extent of costs incurred plus a proportionate amount of fees earned. Revenues on time and materials contracts are recognized at the contractual rates as labor hours and direct expenses are incurred. Revenues on fixed-price contracts are recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs.

       During 2000, we consummated a merger with Advanced Communication Systems, Inc., or ACS, in a stock-for-stock, pooling of interests transaction. ACS provides communications, information systems and aerospace services and solutions primarily to U.S. government agencies. We issued approximately 5,082,000 shares of common stock for all the outstanding shares of ACS, and assumed ACS stock options representing approximately 263,000 shares of our common stock. ACS's operations are primarily included in Titan Systems, with certain information assurance operations being reported in the Emerging Technologies and Businesses segment.

       Also during 2000, we consummated a merger with AverStar, Inc., or AverStar, in a stock-for-stock, pooling of interests transaction. AverStar provides services and software focused on the areas of information technology assurance, information technology development and information technology management and operations for the mission-critical systems of a significant number of civilian and defense agencies of the U.S. government. We issued approximately 2,850,000 shares of common stock for all the outstanding shares of AverStar common stock, and assumed AverStar stock options representing approximately 551,000 shares of our common stock. AverStar's operations are primarily included in Titan Systems, with its AverCom business being reported in the Emerging Technologies and Businesses segment.

       Also during 2000, we acquired Pulse Engineering, or Pulse, LinCom Corporation, or LinCom, and SenCom Corporation, or SenCom, in transactions that were accounted for as purchases. On March 23, 2001, we acquired the assets of Maxwell Technologies Systems Division, Inc., a subsidiary of Maxwell Technologies, Inc., also in a transaction accounted for as a purchase. The excess of our purchase price for these entities over the estimated fair market value of the net assets acquired is being amortized on a straight line basis over 30 years and was approximately $81.7 million at March 31, 2001. We describe our acquisitions in Note 2 to our year-end and interim consolidated financial statements that are included elsewhere in this prospectus.

      SUREBEAM

       We developed our SureBeam electron beam process from technology developed under contracts with the federal government related to strategic defense initiatives during the 1980s. In August 2000, SureBeam Corporation was formed and we contributed to it specified assets, liabilities and operations related to our electronic food irradiation business. In the fourth quarter of 2000, we formed a new business unit, Titan Scan Technologies, within our Emerging Technologies and Businesses segment. The new business unit encompasses all of our medical product sterilization operations which were previously a part of SureBeam. As a result, all prior period data have been restated to reflect this change in our segment reporting.

       SureBeam's revenues are predominantly derived from sales of electronic food irradiation systems and to a lesser extent from food processing services it provides to its customers. To date, SureBeam's agreements with the third parties to its strategic relationships represent substantially all of its sales of SureBeam systems for food irradiation. SureBeam has historically derived a significant portion of its revenues from a limited number of customers, and expects that it will continue to do so during the remainder of 2001. Food processing service revenue has been primarily derived in connection with SureBeam's customer production runs as well as test marketing programs. SureBeam expects to derive a larger amount of its revenues from providing food processing services in future periods. SureBeam also expects to derive a larger amount of its income from food irradiation services through its equity ownership interests in the special purpose entities that operate service centers. SureBeam's profit margins on irradiation services currently are higher than its profit margins on system sales. Accordingly, if SureBeam can increase the portion of its revenues attributable to processing, as opposed to system sales, its profit margins could increase.

       Revenues derived from providing electronic food irradiation services are recorded at the time services are performed. Revenues derived from sales of electronic food irradiation systems under fixed price contracts are accounted for using the percentage-of-completion method. These systems currently take a total of approximately nine to 15 months to design, construct, install, integrate and deliver. These systems are highly customized to meet a customer's strict specifications and require SureBeam to construct new facilities or effect significant modifications to existing facilities to ensure efficient operation as they are integrated into the customer's facilities. SureBeam plans to make advances in the technology so that it may deliver complete systems in a shorter time period.

       SureBeam's recent cash requirements had been met primarily through advances from us. In connection with our contribution of the specified assets, liabilities and operations related to our electronic food irradiation business to SureBeam in August 2000, SureBeam assumed the cumulative advances of approximately $39 million, as evidenced by a subordinated, unsecured promissory note payable to us. Under this note, we have agreed to lend SureBeam a maximum of $75 million. The promissory note is due in August 2005 and bears interest, payable quarterly, at the greater of the rate of 10% per annum or our effective weighted average interest rate under our credit facility. Our effective weighted average interest rate under our credit facility as of March 31, 2001 was 8.2%. As of March 31, 2001, SureBeam had approximately $70.6 million in principal outstanding under the note. SureBeam completed its initial public offering of its common stock on March 16, 2001 and raised net proceeds from that offering and related warrant exercises of $60.8 million. Under the terms of the promissory note, SureBeam cannot use any of the proceeds of its initial public offering to pay amounts outstanding under the promissory note or under any indebtedness SureBeam incurs to refinance the promissory note.

       SureBeam has incurred operating losses in each quarter since it commenced operations and expects its operating losses to increase and to continue to incur operating losses for at least the balance of 2001 and into 2002. We expect SureBeam to experience significant growth in its operating expenses for the foreseeable future. Accordingly, SureBeam anticipates that its operating expenses, primarily selling, general and administrative expenditures, will constitute a greater portion of future cash requirements. SureBeam expects its research and development expenses to increase as it further develops its electronic food irradiation business on an independent basis and not on a basis effectively financed through government contracts.

      TITAN WIRELESS

       Titan Wireless has historically generated most of its revenues by supplying communications systems and products and providing related integration services in developing countries. Titan Wireless is increasingly generating revenues from providing communications services over its global communications network. Service revenues are being generated from retail customers in developing countries as well as from wholesale sales to long distance carriers that use the network to carry their long distance communications traffic. Titan Wireless is continuing to seek service revenues from communications systems it installs, and is now in the process in several of its target markets of installing fixed wireless systems to connect local businesses with their country's public switched telephone network and/or to Titan Wireless's long distance international gateways. Titan Wireless installs an on-site antenna at businesses that use its fixed wireless systems for local and/or long distance communications services. The cost of that antenna and its installation is paid for either by Titan Wireless or the businesses, depending on the terms of the business arrangement. Titan Wireless derived approximately 51.2% of its revenues from providing communications services during the three months ended March 31, 2001 and approximately 37% of its revenues from providing these services during 2000.

       Titan Wireless's wholly-owned subsidiary, Titan Africa, Inc., is building a satellite-based communications system for Benin's national telephone company. Revenues for Titan Wireless for the three months ended March 31, 2001 included revenues of approximately $10.1 million from the Benin project, and revenues for Titan Wireless for 2000 included revenues of approximately $50.1 million from this project. Titan Wireless, the prime contractor for the project, was hired to install and operate several important components of the government's communications infrastructure including a global system for mobile communications, or GSM, cellular network, rural telephony network, fiber optic backbone, and local telephone switching equipment. Alcatel of France is a major subcontractor to Titan Wireless on this project, with responsibility for installing, among other parts of the project, the GSM cellular network. The first phase of the project is expected to be completed by the end of 2001; however, plans are underway to increase the capacity of the GSM cellular network. Under the terms of the applicable contracts governing the project, Titan Wireless will co-operate the system with the national telephone company until all equipment has been paid for and then transfer the operations to the national telephone company. A majority of the build-out costs under this contract will be subcontract costs payable by Titan Wireless to Alcatel. Titan Wireless's operating margin on work performed by subcontractors can be substantially lower than its operating margin on work it performs itself. The terms of Titan Wireless's agreement with the customer include, among other things, a revenue sharing of total net receipts on this project for up to a maximum period of 9 years, depending upon when the equipment has been paid for. In October 2000, we collected an $18 million receivable from an African group related to a sale of a portion of our economic interest, net of all fixed equipment payments, in the revenue sharing of this project.

       Titan Wireless recognizes revenue on a percentage of completion basis. Service revenues are recognized as the related services are performed.

       In 1999, Titan Wireless formed Sakon LLC with Sakon Corporation to provide carrier, direct dial telephony and enhanced communications services, including voice over Internet protocol and Internet services, in certain developing countries. Titan Wireless holds a 49.9% equity interest in Sakon LLC. In June 2000, Titan Wireless Africa, one of Titan Wireless's wholly-owned subsidiaries, acquired an 80% interest in Ivoire Telecom S.A. Holding, or Ivoire Telecom, and a controlling equity interest in each of its subsidiaries to acquire communications licenses covering a number of developing countries in Africa.

      CAYENTA (INCLUDED IN OUR SOFTWARE SYSTEMS SEGMENT)

       Cayenta has historically derived its revenues from its consulting services and from sales of its proprietary software applications. For the three months ended March 31, 2001, Cayenta's revenues from consulting services represented 78.9% of its revenues and its revenues from sales of its software applications represented 21.1% of its revenues. For the year ended December 31, 2000, Cayenta's revenues from consulting services represented 78.6% of its revenues and its revenues from sales of its software applications represented 19.7% of its revenues. Cayenta provides its services primarily on a fixed-time, fixed-price basis and on a time and materials basis. Under its fixed-time, fixed-price contracts, Cayenta recognizes revenues on a percentage of completion basis. Cayenta's fixed-time, fixed-price contracts usually require an advance payment from its customer with additional payments due on achievement of specific milestones or on a predetermined schedule. Revenues earned but not yet billed are recorded as unbilled receivables. Under its time and materials contracts, Cayenta is paid at an agreed upon hourly rate for the actual time spent on a customer's projects, and revenues are recorded at the time services are performed. For the three months ended March 31, 2001, Cayenta's consulting services revenues from fixed-time, fixed-price contracts represented 74.6% of its consulting services revenues and its consulting services revenues from time and materials contracts represented 25.4% of its consulting services revenues. For the year ended December 31, 2000, Cayenta's consulting services revenues from fixed-time, fixed-price contracts represented 56.9% of its consulting services revenues and its consulting services revenues from time and materials contracts represented 43.1% of its consulting services revenues. Cayenta recognizes revenues from the sale of its proprietary software when the software is delivered and accepted, in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition." The related software support and maintenance is billed at the beginning of the maintenance period, recognized ratably over the term of the applicable contract and recorded as deferred revenues until recognized. Cayenta has historically derived a significant portion of its revenues from a limited number of customers, and we expect that it will continue to do so during 2001.

       Historically, Cayenta's interest expense has related to borrowings from us to fund its acquisitions and working capital requirements. As of March 31, 2001, Cayenta owed approximately $91.4 million to us under a promissory note on which interest accrues at the greater of the rate of 10% per annum or our effective weighted average interest rate under our credit facility. Principal under the promissory note is due in December 2004. Our effective weighted average interest rate under our credit facility as of March 31, 2001 was 8.2%.

       As a result of reduced corporate spending on commercial information technology services and e-business software applications, during the first quarter of 2001 we developed and approved a plan to restructure the Cayenta business. For the three months ended March 31, 2001, $19.4 million of our acquisition and integration related charges and other is related to the restructuring of Cayenta, consisting of a $1.0 million charge resulting from a reduction in workforce, a $1.1 million charge resulting from the elimination of duplicate and excess facilities, and a $17.3 million impairment charge for certain intangible and long-lived assets associated with Cayenta's operations. These charges, which included a $5.9 million charge for fixed assets associated with Cayenta's network operations center and $5.3 million for Cayenta's investment in Soliance, LLC, a joint venture that markets and delivers information technology systems and solutions to the utility industry, were the result of the decline in spending by non-municipally owned utility companies on commercial information technology services.

      EMERGING TECHNOLOGIES AND BUSINESSES

       Emerging Technologies and Businesses pursues commercial applications for technologies originally developed by Titan. This segment's operating activities consist primarily of various early stage commercial businesses in which we hold equity interests, including, in some cases, less than 20% equity interests.

       The businesses included in Emerging Technologies and Businesses may change over time as we develop new commercial applications and transition those applications into businesses in which we hold a minority or controlling equity interest. The businesses included in Emerging Technologies and Businesses also change over time when we designate businesses that had been historically included in that segment as stand-alone operating segments and as a result report their results of operations separately or when we sell or spin-off businesses that have previously been included. We also may move businesses that had been historically included in a different operating segment into Emerging Technologies and Businesses when we consider it appropriate to include those businesses' results of operations in Emerging Technologies and Businesses.

       In 1996, we contributed the core technology to form Servnow! NetTechnologies, Inc., which later became known as IPivot. In October 1999, as a result of the acquisition by Intel Corporation of IPivot, we received approximately $42 million for our approximate 8% equity interest. We received an additional $3 million in October 2000 as final consideration for our equity interest. The entire amount received from Intel, net of expenses, was recorded as a gain.

       During 2000, AverStar, prior to our acquiring AverStar, acquired MJR Associates, Inc. or MJR, a provider of information technology staffing solutions to large corporations, through a stock purchase for a purchase price of $9.6 million plus contingent consideration of up to $3.75 million based upon the company's performance during 2000. The potential $3.75 million in contingent consideration is due in April 2001, and we accrued for this contingent liability as of December 31, 2000. The $3.75 million in contingent consideration was paid in April 2001. MJR Associates' operations are included in Emerging Technologies and Businesses as part of our AverCom business. The excess of our purchase price for MJR Associates over the estimated fair market value of the assets acquired, including the contingent consideration, is being amortized on a straight line basis over 20 years and was approximately $11.4 million as of March 31, 2001.

      DEFERRED COMPENSATION

       We and each of our SureBeam and Cayenta subsidiaries have recently recorded deferred compensation as follows:

       TITAN. Option grants to our employees in 1999 exceeded the remaining common shares available under our stock option plans. Our stockholders approved our 2000 Employee and Director Stock Option and Incentive Plan on May 30, 2000. The option grants in 1999 that covered shares in excess of the shares available under our stock option plans at the time of their grant were placed under the 2000 stock option plan following its approval by our stockholders. Under the provisions of Financial Accounting Standards Board Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" (an Interpretation of APB Opinion No. 25), the approval date for the 2000 stock option plan becomes the grant date for purposes of comparing the market value of the shares covered by those option grants against those options' exercise price. This resulted in deferred compensation of $15.6 million. The deferred compensation is being amortized to expense over the four-year vesting period of the applicable option grants, including $4.9 million expensed in 2000 and $1.0 million expensed during the three months ended March 31, 2001. Unamortized deferred compensation as of March 31, 2001 was $9.2 million.

       SUREBEAM. During 1999, SureBeam granted 3,237,578 options to purchase shares of its Class A common stock with a weighted average exercise price of $0.1438 per share. These option grants resulted in deferred compensation to SureBeam calculated as the difference between the fair market value of the shares of common stock underlying the option at the date of grant and the option exercise price. The deferred compensation is amortized over the four-year vesting period of the applicable option grants. Accordingly, SureBeam recorded deferred compensation of approximately $17,000 which resulted in an insignificant non-cash compensation amortization expense for the year ended December 31, 1999. During 2000, SureBeam recorded deferred compensation of approximately $3.2 million which resulted in a non-cash compensation amortization expense of approximately $0.6 million. SureBeam also recorded
$78.6 million as deferred compensation when its initial public offering closed on March 16, 2001. This amount was recognized as a non-cash charge to SureBeam's earnings of approximately $38.9 million during the three months ended March 31, 2001, with the balance being recognized as non-cash charges over the remainder of the four year vesting period of the options through 2004. SureBeam expects to recognize non-cash charges of $15.3 million during the remainder of 2001 in connection with this deferred compensation.

       CAYENTA. Under its variable stock option plan, Cayenta has granted options to certain employees who have agreed to resell shares purchased with those options to Cayenta. Cayenta recorded a deferred compensation charge related to these option grants of approximately $0.6 million in the year ended December 31, 2000 and of approximately $0.1 million during the three months ended March 31, 2001. As of March 31, 2001, there were 578,000 options outstanding that are subject to this buyback provision. There were also 465,075 options outstanding at March 31, 2001 not covered by this buyback option, granted at exercise prices that were less than the deemed fair market value of the underlying common shares on the date of grant. Cayenta has recorded deferred compensation relating to these grants of approximately $1.1 million and will amortize this deferred charge to expense over the four-year vesting period of the applicable option grants.

CONSOLIDATED FINANCIAL DATA

                                                                                                     THREE MONTHS
                                                                                                        ENDED
                                                            YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                      ------------------------------------      ----------------------
AS A PERCENTAGE OF REVENUES                             2000          1999          1998          2001          2000
---------------------------                           --------      --------      --------      --------      --------
                                                                                                     (UNAUDITED)
Revenues............................................   100.0%        100.0%        100.0%        100.0%        100.0%
Costs and expenses:
  Cost of revenues..................................    73.3          75.5          74.3          73.2          75.5
  Selling, general and administrative expense.......    20.2          16.3          16.3          39.2          20.2
  Research and development..........................     1.2           0.8           1.1           1.6           1.0
  Acquisition and integration related charges and
    other...........................................     3.8          (3.4)          1.9          12.4           8.2
                                                       -----         -----         -----         -----         -----
Operating profit (loss).............................     1.5          10.8           6.4         (26.4)         (4.9)
Interest expense, net...............................    (3.5)         (2.1)         (2.1)         (3.9)         (3.0)
Income tax provision (benefit)......................    (0.4)          3.3           1.7          (2.6)         (2.0)
Minority interests..................................     0.4            --            --           4.7           0.6
Loss from discontinued operations, net of taxes.....    (0.1)         (0.7)         (2.4)           --            --
Extraordinary loss from early extinguishments of
  debt, net of taxes................................    (0.5)           --            --            --          (1.6)
Cumulative effect of change in accounting principle,
  net of taxes......................................      --            --          (3.6)           --            --
                                                       -----         -----         -----         -----         -----
Net income (loss)...................................    (1.8)%         4.7%         (3.4)%       (23.0)%        (6.9)%
                                                       =====         =====         =====         =====         =====

                                                                              THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,             MARCH 31,
                                           --------------------------------   -------------------
                                              2000        1999       1998       2001       2000
                                           ----------   --------   --------   --------   --------
                                                                                  (UNAUDITED)
                                                               (IN THOUSANDS)
SEGMENT FINANCIAL DATA:
Titan Systems:
  Revenues...............................  $  796,202   $689,513   $488,207   $206,346   $174,520
  Operating profit (loss)................      28,462     43,469     41,212      4,563     (6,206)
SureBeam:
  Revenues...............................      25,210      3,747         --      5,476      4,080
  Operating profit (loss)................       2,901       (121)        --    (43,428)       650
Titan Wireless:
  Revenues...............................      81,450     27,325      6,717     21,014     16,624
  Operating profit (loss)................      11,644      5,063     (6,732)       (74)     2,540
Software Systems (including Cayenta):
  Revenues...............................      77,435     45,922     21,470     14,988     15,900
  Operating profit (loss)................     (18,028)     6,962      5,137    (25,282)    (6,312)
Emerging Technologies and Businesses:
  Revenues...............................      52,916     42,632     15,842     12,289      9,097
  Operating profit.......................       6,683     46,590      1,155        157      1,074

Corporate................................     (16,290)   (14,417)    (6,477)    (4,505)    (2,677)
                                           ----------   --------   --------   --------   --------
CONSOLIDATED:
  Total revenues.........................  $1,033,213   $809,139   $532,236   $260,113   $220,221
  Total operating profit (loss)..........  $   15,372   $ 87,546   $ 34,295   $(68,569)  $(10,931)

                                                                                                     THREE MONTHS
                                                                                                        ENDED
                                                            YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                      ------------------------------------      ----------------------
                                                        2000          1999          1998          2001          2000
                                                      --------      --------      --------      --------      --------
                                                                                                     (UNAUDITED)
SEGMENT REVENUES AS A PERCENTAGE OF TOTAL REVENUES:
Titan Systems.......................................    77.1%         85.2%         91.7%         79.3%         79.2%
SureBeam............................................     2.4           0.4            --           2.1           1.9
Titan Wireless......................................     7.9           3.4           1.3           8.1           7.6
Software Systems (including Cayenta)................     7.5           5.7           4.0           5.8           7.2
Emerging Technologies and Businesses................     5.1           5.3           3.0           4.7           4.1
                                                       -----         -----         -----         -----         -----
                                                       100.0%        100.0%        100.0%        100.0%        100.0%
                                                       =====         =====         =====         =====         =====

       On October 1, 2000, we formed a new business unit, Titan Scan Technologies, within our Emerging Technologies and Businesses segment. The new business unit encompasses all of our medical equipment sterilization operations, which were previously a part of SureBeam. Accordingly, our business segment that we call our SureBeam segment is now comprised entirely of our electronic food irradiation business. The financial information included in this prospectus has been restated to reflect this change in our segment accounting.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000:

REVENUES

       CONSOLIDATED. Our consolidated revenues increased 18.1% from $220.2 million for the three months ended March 31, 2000 to $260.1 million for the three months ended March 31, 2001. Increased revenues were reported across all business units with the exception of our Software Systems segment (which includes Cayenta) for the three months ended March 31, 2001. Revenue growth was primarily attributable to the impact of the acquisitions of LinCom, Pulse, and SenCom made in 2000 in our Titan Systems segment, combined with internal growth in this segment, increased long distance service revenues in our Titan Wireless segment, increased revenues in our Emerging Technologies and Businesses segment primarily resulting from the acquisition of MJR Associates by AverStar in the first quarter of 2000, and increased revenues from our SureBeam segment.

       TITAN SYSTEMS.  Titan Systems' revenues increased 18.2% from
$174.5 million for the three months ended March 31, 2000 to $206.3 million for the three months ended March 31, 2001, in part as a result of the impact of the acquisitions of LinCom, Pulse and SenCom, all of which were accounted for as purchases, and in part due to increased demand from intelligence community customers for engineering services, systems integration services and signal intelligence, as well as from the Navy for engineering and systems integration services.

       SUREBEAM. SureBeam's revenues increased 34.2% from $4.1 million for the three months ended March 31, 2000 to $5.5 million for the three months ended March 31, 2001, resulting primarily from revenues recognized from sales of SureBeam's electronic food irradiation systems under the percentage-of-completion method of accounting, principally to Tech Ion Industrial Brasil, S.A., a Brazilian food irradiation company, and to a lesser extent, revenues recorded on SureBeam's contract with Texas A&M University.

       TITAN WIRELESS.  Titan Wireless's revenues increased 26.4% from
$16.6 million for the three months ended March 31, 2000 to $21.0 million for the three months ended March 31, 2001, primarily due to increased service revenues of $6.4 million generated by our consolidated joint venture, Sakon LLC, in Latin America, Africa, and the Middle East, offset by reduced revenues of $2.0 million on

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Titan Wireless's project in Benin to build a telecommunications system for its customer, The Office of Post and Telecommunications, or OPT, of Benin, the national telephone company of Benin.

       SOFTWARE SYSTEMS (INCLUDING CAYENTA). Software Systems' revenues decreased 5.7% from $15.9 million for the three months ended March 31, 2000 to $15.0 million for the three months ended March 31, 2001, primarily driven by slower corporate spending on commercial information technology services and e-business software applications, which resulted in reduced demand for Cayenta's services and products.

       EMERGING TECHNOLOGIES AND BUSINESSES. Emerging Technologies' revenues increased 35.1% from $9.1 million for the three months ended March 31, 2000 to $12.3 million for the three months ended March 31, 2001, primarily related to the acquisitions of MJR Associates and LinCom Wireless in March 2000, both accounted for as purchases, as well as increased revenues generated by Titan Scan Technologies, reflecting the revenues recorded on a medical sterilization system currently being constructed and being accounted for under percentage of completion accounting.

SELLING, GENERAL AND ADMINISTRATIVE

       Our consolidated SG&A expenses increased from $44.6 million, or 20.2% of revenues, for the three months ended March 31, 2000 to $102.0 million, or 39.2% of revenues, for the three months ended March 31, 2001. The increase for the three months ended March 31, 2001 is due primarily to an increase of $39.8 million in deferred compensation, of which $38.9 million was a result of SureBeam's initial public offering on March 16, 2001. Excluding the impact of deferred compensation of $0.2 million for the three months ended March 31, 2000 and $40.0 million for the three months ended March 31, 2001, and excluding amortization of goodwill of $8.6 million for the three months ended March 31, 2000 and $7.2 million for the three months ended March 31, 2001, SG&A, as a percentage of revenues, increased from 16.2% for the three months ended
March 31, 2000 to 21.0% for the three months ended March 31, 2001. The increase in 2001 is related to increased sales, marketing, and administrative costs incurred by SureBeam associated with planned increases for its sales, advertising and branding campaign following the completion of the SureBeam initial public offering, as well as increased SG&A costs incurred in our Titan Wireless segment reflecting its investment in the development of its retail business targeting corporate customers.

RESEARCH AND DEVELOPMENT

       Our consolidated R&D expenses increased from $2.2 million for the three months ended March 31, 2000 to $4.3 million for the three months ended
March 31, 2001. As a percentage of revenues, R&D expenditures increased from 1.0% for the three months ended March 31, 2000 to 1.6% for the three months ended March 31, 2001. Increased R&D expenditures were primarily related to costs incurred in our Titan Systems segment to develop control channel modems and wide band receivers as well as costs incurred in our Titan Wireless segment related to the next generation Xpress Connection product and very small aperture terminal, or VSAT, development.

ACQUISITION AND INTEGRATION RELATED CHARGES AND OTHER

       Consolidated acquisition and integration related charges and other of $32.2 million for the three months ended March 31, 2001 include costs of $12.2 million primarily related to the integration of ACS and AverStar, and a realignment of the business around its major categories of customers, which together resulted in personnel reductions and the closing of several facilities. Included in these $12.2 million of costs is approximately $3.1 million of employee termination and retention costs, $3.5 million of costs to eliminate duplicate and excess facilities and assets, $1.1 million of duplicate personnel costs to transition processes and functions, and $1.5 million of asset impairment costs of certain asset balances the recoverability of which was impaired due to the exit of a satellite services business within the Titan Systems segment. Approximately $3 million of the charge was related to

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another subsidiary acquired in a prior year for contingencies arising from matters existing prior to our acquisition of the business. That acquisition was accounted for as a purchase, and those matters are expected to be resolved in 2001.

       Included in the acquisition and integration related charges and other in 2001 is $19.4 million related to the restructuring of Cayenta (which is included in our Software Systems segment). As a result of reduced corporate spending on commercial information technology services and e-business software applications, we developed and approved a plan to restructure the Cayenta business, which included a reduction in workforce, resulting in a charge of approximately
$1.0 million, and the elimination of duplicate and excess facilities, resulting in a charge of approximately $1.1 million. As a result of management's evaluation of the recoverability of all the assets of Cayenta, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," management concluded from this evaluation that a significant impairment of intangible as well as long-lived assets had occurred. An impairment charge was required because the estimated fair value was less than the carrying value of the assets. The impairment charge of $17.3 million was comprised of the following: $5.9 million for fixed assets associated with Cayenta's network operations center, $1.9 million for capitalized software developed for business-to-business exchanges, $2.0 million for prepaid advertising costs, $2.0 million for accounts receivable, $5.3 million for Cayenta's investment in Soliance, and $0.2 million for certain other assets.

       Also included in the acquisition and integration related charges and other in 2001 is a charge of $0.5 million of employee termination costs incurred in our Titan Wireless segment related to certain organizational changes within that business unit.

       Acquisition and integration related charges and other of $18.1 million for the three months ended March 31, 2000 were costs associated with our acquisition of ACS.

OPERATING PROFIT (LOSS)

       CONSOLIDATED. Our operating results decreased from an operating loss of $10.9 million for the three months ended March 31, 2000 to an operating loss of $68.6 million for the three months ended March 31, 2001. The operating losses were impacted by a charge for acquisition and integration related costs and other of $18.1 million for the three months ended March 30, 2000 and $32.2 million for the three months ended March 30, 2001, which has been discussed above. Amortization of goodwill of $8.6 million for the three months ended March 30, 2000 and $7.2 million for the three months ended March 31, 2001 is also included in the operating losses for those periods. In addition, the three months ended March 31, 2001 include a deferred compensation charge of $40.0 million, of which approximately $38.9 million is related to the initial public offering of SureBeam during the three months ended March 31, 2001, compared to deferred compensation of $0.2 million for the three months ended March 31, 2000. Excluding the impact of the charge for acquisition and integration related costs and other, the amortization of goodwill, and the deferred compensation charge, operating profit decreased from $16.0 million for the three months ended March 31, 2000 to $10.8 million for the three months ended March 31, 2001, primarily as a result of the increased SG&A expenditures incurred by SureBeam following the completion of its initial public offering, as well as the operating losses incurred by Software Systems (including Cayenta) as a result of its reduced revenues due to reduced demand discussed previously.

       SEGMENT OPERATING PROFIT. Operating profit reported by business segment includes substantially all of the segment's costs of operations and administration. The segment performance is based upon profit or loss before interest expense, income taxes and before allocated costs of corporate overhead, exclusive of any gains or losses on disposition of investments, or other assets, with the exception of SureBeam, which beginning in the three months ended
March 31, 2001 is reported after the allocation of corporate overhead costs. Corporate overhead may include, among other things, costs for financial, accounting, marketing, administrative and legal activities incurred by Titan. Consequently, the results of

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operations of the segments may not be indicative of the actual results that would be shown in the financial statements of these segments if prepared on a stand-alone basis. The discussion of segment operating profit below includes only the operating profits for each of our business segments, and does not include separate discussion of our corporate overhead.

       TITAN SYSTEMS. Titan Systems' operating performance improved from an operating loss of $6.2 million for the three months ended March 31, 2000 to an operating profit of $4.6 million for the three months ended March 31, 2001. Included in the operating results for the three months ended March 31, 2000 is a charge for amortization of goodwill of approximately $2.1 million and included in the operating results for the three months ended March 31, 2001 is a charge for amortization of goodwill of approximately $2.3 million. In addition, a charge for acquisition and integration related charges and other of $18.1 million is included in the operating results for the three months ended March 31, 2000 and a charge for acquisition and integration related charges and other of $12.2 million is included in the operating results for the three months ended March 31, 2001. Excluding the impact of the amortization and these charges, operating profit increased from $14.0 million for the three months ended March 31, 2000 to $19.1 million for the three months ended March 31, 2001. The increase in operating profit was primarily driven by the increase in revenues discussed above.

       SUREBEAM. SureBeam's operating results decreased from an operating profit of $0.7 million for the three months ended March 31, 2000 to an operating loss of $43.4 million for the three months ended March 31, 2001. Included in the operating results for the three months ended March 31, 2001 is a deferred compensation charge of $38.9 million resulting from the initial public offering of SureBeam, as well as amortization of intangibles and other purchased assets of $0.7 million. Excluding the impact of these charges, operating income decreased from $0.7 million for the three months ended March 31, 2000 to an operating loss of $3.8 million for the three months ended March 31, 2001. Increased costs incurred relating to SureBeam's sales, advertising and branding campaign following the completion of its initial public offering resulted in the operating losses for the three months ended March 31, 2001.

       TITAN WIRELESS. Titan Wireless's operating results decreased from operating income of $2.5 million for the three months ended March 31, 2000 to an operating loss of $0.1 million for the three months ended March 31, 2001. Reduced operating profit was a result of increased development of Titan Wireless's retail business targeting corporate customers and new VSAT development costs. Included in the operating results for the three months ended March 31, 2001 is amortization of goodwill of approximately $0.4 million, as well as a charge of $0.5 million for employee termination costs. Excluding the impact of the goodwill amortization, and this charge, operating income declined from $2.5 million for the three months ended March 31, 2000 to $0.9 million for the three months ended March 31, 2001.

       SOFTWARE SYSTEMS (INCLUDING CAYENTA). Software Systems' (including Cayenta) operating results declined from an operating loss of $6.3 million for the three months ended March 31, 2000 to an operating loss of $25.3 million for the three months ended March 31, 2001. Included in operating results for the three months ended March 31, 2001 is a charge of $19.4 million for restructuring and certain asset impairments. In addition, amortization of goodwill of $6.5 million and $3.5 million and deferred compensation of $0.2 million and $0.1 million are included in the operating results for the three months ended March 31, 2000 and the three months ended March 31, 2001, respectively. Excluding these charges, operating performance declined from operating profit of $0.4 million for the three months ended March 31, 2000 to an operating loss of $2.2 million for the three months ended March 31, 2001. This decline is a result of the decrease in revenues discussed above, particularly due to the reduced demand for higher margin software applications.

       EMERGING TECHNOLOGIES AND BUSINESSES. Emerging Technologies' operating results decreased from operating income of $1.1 million for the three months ended March 31, 2000 to $0.2 million for the three months ended March 31, 2001. This decrease was due in part to increased expenses relating

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to several of our new emerging technologies, as well as decreased demand at
AverCom, our Internet portal and integration service business for the financial services industry, which has also been affected by economic conditions and changes in the commercial information technology services market. Included in operating results for the three months ended March 31, 2001 is amortization of goodwill of approximately $0.2 million. Excluding the amortization of goodwill, operating profit decreased from $1.1 million for the three months ended
March 31, 2000 to $0.4 million for the three months ended March 31, 2001.

INTEREST EXPENSE, NET

       Our consolidated net interest expense increased from $6.5 million for the three months ended March 31, 2000 to $10.3 million for the three months ended March 31, 2001. Net interest expense increased primarily as a direct result of the increased level of our borrowings to fund the growth of our various segments. In addition, net interest expense for the three months ended
March 31, 2001 increased due to the issuance of our Remarketable Term Income Deferrable Equity Securities (HIGH TIDES)(SM), which occurred in February 2000. Borrowings from our primary bank lines of credit, excluding working capital lines from acquired companies, averaged $310.9 million for the three months ended March 31, 2001, at a weighted average interest rate of 8.5%.

INCOME TAXES

       Consolidated income taxes reflect an effective benefit rate of 25% for the three months ended March 31, 2000 and 8.6% for the three months ended
March 31, 2001. The reduced benefit rate for the three months ended March 31, 2001 is due primarily to the fact that we provided a significant valuation allowance for the SureBeam losses that may not be a benefit to us in the future. Accordingly, we have recorded a reduced benefit rate of 8.6% for the three months ended March 31, 2001 to reflect this uncertainty.

NET INCOME (LOSS)

       We reported a net loss of $15.2 million for the three months ended
March 31, 2000, compared to a net loss of $59.9 million for the three months ended March 31, 2001. Included in the net loss for the three months ended
March 31, 2001 is amortization of goodwill of $7.2 million, a deferred compensation charge of $40.0 million, and a charge for acquisition and integration related charges and other of $32.2 million. Included in the net loss for the three months ended March 31, 2000 is amortization of goodwill of $8.6 million, deferred compensation of $0.2 million, and acquisition and integration related charges and other of $18.1 million.

FISCAL YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

REVENUES

       CONSOLIDATED. Our consolidated revenues increased 52.0% from $532.2 million in 1998 to $809.1 million in 1999 and increased 27.7% to $1.0 billion in 2000. Increased revenues were reported across all business segments in 2000, with the most notable percentage increases in our Titan Wireless segment, our SureBeam segment, and our Software Systems segment, with revenue increases of 198.1%, 572.8% and 68.6%, respectively, in 2000. Revenue growth in 2000 was primarily attributable to the impact of the purchase acquisitions made in 2000 in our Titan Systems segment, the purchase acquisitions made in the fourth quarter of 1999 by Cayenta and other new business in our Software Systems (which includes Cayenta) segment, revenues on our project in Benin, Africa, in which we are building a telecommunications system for the national telephone company, and increased long distance service revenues in our Titan Wireless segment and revenues recorded under the percentage-of-completion method for electron beam irradiation systems in our SureBeam segment. Revenue growth in 1999 was primarily attributable to the impact of acquisitions made in our Titan Systems segment, work performed on new business in the Software Systems segment, shipments of hardware and

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increased integration services for our customer in Benin, and the growth in our
AverCom business in our Emerging Technologies and Businesses segment.

       TITAN SYSTEMS.  Titan Systems' revenues increased 41.2% from
$488.2 million in 1998 to $689.5 million in 1999 and increased 15.5% to $796.2 million in 2000. The increase in 2000 reflects the impact of the acquisitions of SenCom, Pulse and LinCom, as well as the acquisitions of System Resources Corporation, or SRC, and Atlantic Aerospace Electronics Corporation, or AAEC, made in mid 1999, all of which were accounted for as purchases. These acquisitions comprised approximately $98.0 million of the revenue increase in 2000. In addition, to a lesser degree, 2000 revenues were impacted by increased production of Titan Systems' manpacks and Mini-DAMA units and increased demand for signal processing antennas, as well as increased demand for systems design and integration services from the Air Force, Army and intelligence community. These increases were partially offset by a reduction of revenues of approximately $31.6 million resulting from an ACS contract termination in late 1999 prior to acquisition by Titan, as well as the wind-down of certain year 2000 business of AverStar resulting in reduced revenues of $25.7 million. The increase in 1999 primarily relates to the acquisitions of SRC, AAEC, Semcor, Inc., which was acquired by ACS, and Computed Based Systems, Inc., which was acquired by AverStar, which contributed increased aggregate revenues of $163.8 million, and to a lesser extent, due to internal revenue growth experienced in certain of our information technology businesses.

       SUREBEAM. Prior to 1999, SureBeam did not have any significant activity in its food irradiation business. Accordingly, there were no results of operations for 1998. SureBeam's revenues were $3.7 million in 1999 and increased 572.8% to $25.2 million in 2000. The increase in 2000 is primarily related to revenues recognized from sales of SureBeam's electronic food irradiation systems, using the percentage-of-completion method of accounting, principally to Tech Ion Industrial Brasil, S.A., a Brazilian food irradiation company and, to a lesser extent, to Hawaii Pride and Texas A&M University. Revenues in 1999 are primarily related to sales of SureBeam's electronic food irradiation systems, under the percentage-of-completion method of accounting, principally attributable to the sale of an electronic food irradiation system with x-ray capabilities to Hawaii Pride. There were no revenues recorded in 1998.

       TITAN WIRELESS.  Titan Wireless's revenues increased 306.8% from
$6.7 million in 1998 to $27.3 million in 1999 and increased 198.1% to $81.4 million in 2000. The increase in 2000 revenues was due primarily to continued shipments of hardware and increased integration services resulting in increased revenues of $29.3 million on our project in Benin, for which Titan Wireless is building a telecommunications system for the OPT, and, to a lesser extent, the increased services revenues of $23.9 million generated by Titan's consolidated joint venture, Sakon LLC, in Latin America, Africa, and the Middle East. The increase in 1999 revenues was due primarily to shipments to the OPT in Benin of approximately $21.5 million as well as the launching of international long distance service by Sakon.

       SOFTWARE SYSTEMS (INCLUDING CAYENTA). Software Systems' revenues increased 113.9% from $21.5 million in 1998 to $45.9 million in 1999 and increased 68.6% to $77.4 million in 2000. The increase in 2000 was primarily driven by software license revenues and implementation revenues principally generated by the companies acquired by Cayenta in the fourth quarter of 1999, which resulted in approximately $27.9 million of increased revenues over 1999, as well as by growth in Cayenta's enterprise application business, including new work on an international systems integration project which contributed approximately $9 million, partially offset by the reduced revenues previously generated by our Year 2000 business. The increase in 1999 resulted primarily from revenues generated from several new customers, the largest of which was the government of Washington D.C., which contributed revenues of $15.3 million in 1999, and revenues of approximately $11.1 million derived from Cayenta's contract with Sempra Energy. Revenues from one federal agency accounted for

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approximately $11.2 million, $8.5 million and $5.8 million of Software Systems'
revenues during 1998, 1999 and 2000, respectively.

       EMERGING TECHNOLOGIES AND BUSINESSES. Emerging Technologies' revenues increased 169.1% from $15.8 million in 1998 to $42.6 million in 1999 and increased 24.1% to $52.9 million in 2000. The increase in 2000 is principally impacted by the acquisitions of MJR and LinCom Wireless, a part of LinCom Corporation, in March 2000. The increase in 1999 was principally due to growth in our AverCom business, as well as, to a lesser degree, due to increased shipments of digitized fingerprint systems and the completion of two medical sterilization in line systems.

SELLING, GENERAL AND ADMINISTRATIVE

       Our consolidated SG&A expenses increased from $87.0 million in 1998 to $131.9 million in 1999 and to $209.0 million in 2000. SG&A, as a percentage of revenues, remained flat at 16.3% in 1998 and 1999 and increased from 16.3% in 1999 to 20.2% in 2000. The increase in 2000 is due to an increase in goodwill amortization of $21.0 million, as well as an increase in deferred compensation of $6.2 million. Excluding the impact of the amortization and deferred compensation, SG&A increased from 15.2% in 1999 to 16.8% in 2000 as a percentage of revenues. Increased goodwill amortization in 1999 resulting from the acquisitions made during that year were offset by the impact of cost reduction measures as well as economies of scale and efficiencies that had been achieved, which resulted in the flat SG&A as a percentage of revenues from 1998 to 1999. These cost reduction measures included the elimination of many duplicate functions and costs as part of our process of integrating certain of our acquired businesses and the implementation of a streamlining process of our administrative functions begun in 1997. This streamlining process focused on eliminating redundancies, and resulted in increased efficiencies, reduced infrastructures, and, ultimately, reduced costs. This process continued throughout 1998, 1999 and 2000, and we intend to continue this process throughout the balance of 2001.

RESEARCH AND DEVELOPMENT

       Our consolidated R&D expenses increased from $5.6 million in 1998 to $6.7 million in 1999 and to $12.3 million in 2000. The increased R&D expenditures in 2000 were principally incurred in our Software Systems segment to web enable and to develop added features and functionality for certain of our software applications within Cayenta, and to a lesser degree, to develop the next generation Xpress Connection product within our Titan Wireless segment. The increased level of R&D expenditures in 1999 was primarily related to increased development costs for certain imaging and video processing products.

ACQUISITION RELATED CHARGES AND OTHER

       Consolidated acquisition related charges of $39.4 million in 2000 include costs of $30.5 million related to the ACS merger including direct transaction costs of approximately $9.1 million comprised of accounting, legal, investment banking, financial printing and other direct costs. Also included in the ACS merger costs was a write-down of approximately $5.5 million related to the impairment of certain receivables, for which the realizability of such assets were impaired as a result of the merger with Titan, which impacted the recoverability of certain contract costs, approximately $2.1 million of employee termination and retention costs, $3.8 million of costs to eliminate duplicate facilities and assets and a $10.0 million valuation allowance against certain contract receivables provided in connection with certain of our integration activities, particularly as they relate to conforming ACS to Titan's accounting policies and procedures, and determining appropriate valuation allowances against potential contract receivables which may not be realizable under normal contract reimbursement cycles.

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       Included in acquisition related charges is $8.3 million related to the merger with AverStar. These costs consisted of approximately $2.5 million of direct transaction costs, approximately $5.5 million of employee termination and retention costs, and costs to eliminate duplicate facilities of approximately $0.3 million. The acquisition related charges in the year ended December 31, 2000 also include $2.7 million of transaction costs related to the filing of a registration statement with the Securities and Exchange Commission, or SEC, for the initial public offering of Cayenta which was subsequently withdrawn by us in February 2001. These costs are primarily comprised of direct transaction costs, including accounting, legal, investment banking, financial printing, and other direct costs. Also included in acquisition related charges is a $2.1 million gain resulting from the final consideration from the sale of our approximate 8% equity interest in IPivot, which was sold in October of 1999.

       Acquisition and related charges in 1999 were $13.8 million, which included approximately $4.5 million of legal costs and approximately
$9.3 million of integration and restructuring expenses. The integration and restructuring expenses include $2.1 million related to the wind-down of our Year 2000 business, consisting primarily of employee termination costs and lease termination costs, a $2.1 million write-off of intangible costs to estimated realizable value, approximately $1.7 million for severance, outplacement and relocation costs related to approximately 32 employees across Titan, and $3.4 million related to the closure and elimination of leased facilities, primarily duplicate field offices.

       On October 26, 1999, we received approximately $41.8 million in cash as a result of the acquisition by Intel Corporation of IPivot, Inc., or IPivot, a technology spin-off from Titan. The cash payment to us was for our ownership interest in IPivot of approximately 8% after the dilutive impact of IPivot stock options, warrants and other equity investments. In addition, approximately
$3 million was received in October 2000 as final consideration. The income is netted against the charges discussed above in acquisition related charges and other for the 1999 and 2000 amounts received.

       During the year ended December 31, 1998, we recorded acquisition-related and other charges of $9.9 million, which includes approximately $5.5 million of direct transaction costs (consisting primarily of investment banking and other professional fees), $3.8 million of integration expenses and $0.6 million of pre-operating and start-up costs of the Titan Africa, Inc., Benin operation. Approximately $4.6 million of the direct transaction costs were incurred in connection with our acquisitions during 1998 of DBA Systems, Inc., Horizons Technology, Inc., VisiCom Laboratories, Inc., and Delfin Systems, Inc. The remaining $0.9 million in transaction fees was related to costs incurred to file a withdrawn registration statement of our former Communications Systems segment. The integration costs included approximately $3.5 million for severance, outplacement and retention costs incurred in the Titan Systems and Titan Wireless segments. Included in these amounts were termination benefits associated with employment agreements, as well as retention amounts associated with employee retention agreements. The integration costs also included
$0.3 million related to the closure and elimination of leased facilities, primarily duplicate field offices.

OPERATING PROFIT

       CONSOLIDATED. Our operating profit increased from $34.3 million in 1998 to $87.5 million in 1999 and decreased to $15.4 million in 2000. Our operating profits have been significantly impacted by a number of factors in each of 1998, 1999 and 2000. The 2000 operating results include the net acquisition charge of $39.4 million noted above, and the 1999 operating results include a net credit of $28.0 million, reflecting a $41.8 gain we realized on the sale of our minority ownership interest in IPivot, net of $13.8 million of acquisition, integration, and reorganization costs. In addition, the decrease in operating profit from 1999 to 2000 was impacted by the increase in goodwill amortization from $8.6 million in 1999 to $29.5 million in 2000, as well as the $6.2 million in deferred compensation in 2000, up from $0 in 1999. Excluding the impact of the acquisition related charges, amortization of

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goodwill and the deferred compensation, operating profit increased from
$68.1 million in 1999 to $90.4 million in 2000.

       TITAN SYSTEMS. Titan Systems' operating profit increased from $41.2 million in 1998 to $43.5 million in 1999 and decreased to $28.5 million in 2000. The operating results for 1998, 1999 and 2000 include acquisition related charges of $7.2 million, $5.5 million, and $38.8 million, respectively. The 2000 acquisition related charges related to the ACS and AverStar acquisitions, as well as for certain activities to integrate these businesses into Titan Systems. The 1999 acquisition related costs were primarily comprised of costs to eliminate duplicate facilities, estimated costs to integrate and consolidate employee benefit plans and employee termination costs. In addition, 1999 operating results include write-offs recorded by ACS, prior to our acquisition, which were comprised of a $3.9 million write-off of capitalized software costs and a $1.8 million write-off of an uncollected receivable. The 1998 acquisition related charges were principally comprised of $5.1 million of direct transaction and integration costs incurred by us in conjunction with the mergers of DBA Systems, Horizons Technology, VisiCom Laboratories and Delfin Systems and
$0.4 million of costs incurred to file a registration statement with the SEC which was ultimately withdrawn. Excluding the impact of the acquisition related charges, Titan Systems' operating income increased from $48.4 million in 1998 to $49.0 million in 1999 and to $67.3 million in 2000. Operating income in 2000 increased primarily due to the increased revenue volume discussed previously.

       SUREBEAM. Prior to 1999, SureBeam did not have any significant activity in its food irradiation business. Accordingly, there were no results of operations for 1998. SureBeam's operating results were an operating loss of $0.1 million in 1999 and increased to operating income of $2.9 million in 2000. Included in the 2000 operating results are amortization of $2.0 million and a deferred compensation charge of $0.6 million. Included in the 1999 operating results is $0.7 million of reorganization and restructuring costs we incurred as a result of positioning our existing business for entrance into the food pasteurization market. Excluding the impact of the amortization, deferred compensation and reorganization costs, SureBeam's operating income increased from operating income of $0.5 million in 1999 to $5.5 million in 2000. Increased operating profits in 2000 were a result of the increased revenue volumes noted previously. We expect that SureBeam's future operating results will be significantly impacted by increased sales, marketing and administrative costs as SureBeam increases its consumer branding effort.

       TITAN WIRELESS. Titan Wireless's operating performance improved from an operating loss of $6.7 million in 1998 to operating profit of $5.1 million in 1999 and to $11.6 million in 2000. The 1998 operating results include special charges of $2.4 million including pre-operating and start-up costs of $0.5 million related to the Titan Africa Benin operation, $1.4 million related to employee termination and retention costs related to the reorganization of this business, as well as approximately $0.5 million related to costs on the previously mentioned registration statement with the SEC which was ultimately withdrawn. Excluding the impact of these charges, operating loss, as adjusted, was $4.3 million in 1998 compared to operating profit of $5.1 million in 1999 and operating income of $11.6 million in 2000. The improved operating profit in 1999 and 2000 is directly related to the increase in revenues noted previously.

       SOFTWARE SYSTEMS (INCLUDING CAYENTA). Software Systems' operating profit increased from $5.1 million in 1998 to $7.0 million in 1999 and decreased to an operating loss of $18.0 million in 2000. Included in the 2000 operating results is a $2.7 million charge reflecting the direct transaction costs related to the withdrawn registration statement for Cayenta. Included in the 1999 operating results is a $2.1 million charge related to reorganization and restructuring costs we incurred primarily during the fourth quarter to restructure and wind-down our year 2000 business unit. Employee termination costs, facilities costs and lease termination costs comprised a substantial portion of this charge. Included in 2000 operating results is a deferred compensation charge of $0.6 million, and goodwill amortization of

$0.6 million and $16.9 million in 1999 and 2000, respectively. Excluding the impact of the charges noted previously, the deferred compensation charge and the amortization of goodwill, Software Systems' operating profit decreased from $9.7 million in 1999 to $2.1 million in 2000. The impact of the increased revenues noted above was more than offset by the increased SG&A efforts to build the infrastructure of Cayenta and increased sales and marketing efforts, as well as increased R&D costs. The increased operating profit in 1999 reflects the impact of the increased revenues discussed previously.

       EMERGING TECHNOLOGIES AND BUSINESSES. Emerging Technologies' operating results improved from operating income of $1.2 million in 1998 to $46.6 million in 1999 and decreased to $6.7 million in 2000. Included in the operating results of 1999 and 2000 is a $41.8 million gain and a $2.1 million gain, respectively, resulting from the sale of our approximate 8% equity interest in IPivot. We sold our interest in IPivot in October 1999, for which the final consideration was paid in October 2000. Excluding the gains from IPivot, as well as approximately $0.2 million of reorganization costs in 2000, operating income improved from $1.2 million in 1998 to $4.8 million in 1999 and decreased slightly from $4.8 million in 1999 to $4.5 million in 2000, primarily reflecting the increase in revenues in those years.

INTEREST EXPENSE, NET

       Our consolidated net interest expense increased from $11.1 million in 1998 to $17.5 million in 1999 and to $36.0 million in 2000. Net interest expense has increased over 1998, 1999 and 2000, primarily as a direct result of the increased level of our borrowings, to fund the growth of our various segments and to fund the acquisitions made in our Titan Systems segment during 1999 and 2000 and in our Software Systems segment during 1999. Our increased effective interest rates also resulted in increased interest expense in 1999 and 2000. In addition, net interest expense in 2000 increased due to the issuance of our Remarketable Term Income Deferrable Equity Securities or HIGH TIDES. In 1998 the principal component of interest expense was related to our convertible senior subordinated debentures, all of which had been converted into our common stock or redeemed by the end of the fourth quarter of 1999. Borrowings from our primary bank lines of credit, excluding working capital lines from acquired companies, averaged $28.9 million at a weighted average interest rate of 7.7% during 1998, $88.8 million at a weighted average interest rate of 7.9% during 1999 and $196.9 million at a weighted average interest rate of 10.5% during 2000. Also included in interest expense is interest on our deferred compensation and retiree medical obligations. Interest expense related to these items was $0.9 million for 1998, $1.1 million for 1999 and $0.6 million for 2000.

INCOME TAXES

       Consolidated income taxes reflect effective rates of a provision rate of 40% in 1998 and 38% in 1999 and a benefit rate of 19% in 2000. The reduced rate for the tax benefit in 2000 is primarily due to significant non-deductible expenses which were recorded for financial reporting purposes, which resulted in a reduced benefit rate for the net loss reported.

NET INCOME (LOSS)

       In 1998, we reported a net loss of $18.0 million, net income of $37.8 million in 1999 and a net loss of $18.7 million in 2000. Included in the net income (loss) for 1998, 1999 and 2000 are net losses from discontinued operations of $12.6 million, $5.6 million and $1.5 million, respectively, relating to our winding down of our access control systems and broadband communications businesses and the disposal of our commercial information security and assurance business as well as operations discontinued by certain of the companies acquired by us during 1998 and 2000. In addition, we adopted Statement of Position (SOP) 98-5 ("Start-up Costs") in 1998, which resulted in a $19.5 million write-off of capitalized start-up costs recorded as a cumulative effect of a change in accounting principle. Included in the net loss for 2000 is an extraordinary loss of $4.7 million, net of tax, related to the early payoff and extinguishments of AverStar's credit facility in the second quarter of 2000 and our existing credit facility with Scotia Bank in the first quarter of 2000. Also included in the 2000 net loss is goodwill amortization of $29.5 million, a deferred compensation charge of $6.2 million and acquisition related charges of $39.4 million. Also included in the 1999 net income is a net acquisition related credit of $28.0 million, and goodwill amortization of $8.6 million.

LIQUIDITY AND CAPITAL RESOURCES

       We have used our cash principally to acquire businesses and fund our capital expenses and working capital. We fund our cash requirements principally from cash flows from our operations, borrowings under our credit facility and the proceeds from the sale of securities. For the three months ended March 31, 2001, our operating activities used $42.4 million, primarily resulting from an increase in accounts receivable balances of $48.9 million, with the most significant increase being in our Titan Systems segment. The increase in the Titan Systems receivables was a result of Titan Systems' conversion to a new accounting software system, which delayed billing activities by approximately two to three months in certain divisions within the Titan Systems segment. We anticipate that our billing and collection activities in our Titan Systems segment will result in a significant portion of these delayed receipts being collected in the second and third quarters of 2001.

       For the three months ended March 31, 2001, our investing activities used cash of $31.8 million, primarily to fund capital expenditures of $17.9 million, with the most significant capital expenditures being made in our Titan Wireless segment to develop its retail business targeting corporate customers and new VSAT development costs. Our financing activities provided cash of $135.9 million, which amount primarily reflected borrowings of $74.4 million on our credit facility as well as the net proceeds of $60.8 million from the SureBeam initial public offering and related warrant exercises. As of March 31, 2001, our consolidated cash and cash equivalents were $89.0 million, compared with $27.3 million as of December 31, 2000, with approximately $55 million of the increase being attributable to net proceeds received from the SureBeam initial public offering. SureBeam is prohibited by the terms of its promissory note with us from distributing any of these net proceeds to us or any of our other subsidiaries.

       During 2000, our operating activities used $70.1 million, primarily resulting from increased accounts receivable balances of $56.0 million, with the most significant increases reflecting the revenue growth in our Titan Systems, Titan Wireless and SureBeam business segments. Also included in our cash uses from operating activities in 2000 is approximately $18 million of cash paid for acquisition related charges. In addition, income tax payments of $11.9 million were made during 2000, primarily resulting from the taxes due from our gain on sale of our interest in IPivot. We expect that future tax liabilities will require cash outflow as we utilized a significant portion of our net operating losses to reduce the taxes due on the IPivot proceeds.

       Our investing activities used cash of $191.9 million during 2000, primarily to fund the acquisitions of Pulse, LinCom, SenCom, MJR Associates, and Ivoire Telecom and to fund capital expenditures of $49.8 million primarily in our Software Systems, SureBeam and Titan Wireless segments. Our financing activities provided cash of $284.9 million during 2000, which amount primarily reflected proceeds from the funding of the $150 million term loan described below, the issuance in February 2000 of $250 million of Remarketable Term Income Deferrable Equity Securities, or HIGH TIDES, partially offset by net reductions in borrowings under debt assumed on the ACS and AverStar mergers. Each of the 5,000,000 HIGH TIDES issued in February 2000 is convertible into 1.0076 shares of our common stock at a conversion price of $49.625 per share.

       In relation to our acquisition of a majority interest of Ivoire Telecom, we have committed to provide up to a maximum of $25 million for capital expenditures to build out the Ivoire Telecom network, subject to our approval of each equipment expenditure requirement. At March 31, 2001, approximately $18.1 million has been expended for such expenditures. In addition, in connection with our agreement to acquire an additional 30.0% equity interest in Sakon, an additional $12.5 million of consideration is due and payable upon certain revenue targets being attained. These targets were met in January 2001, and the $12.5 million payment will be made in installments in the second and third quarters of 2001.

       On February 23, 2000, we entered into a credit agreement for $275 million of financing from a syndicate of commercial banks. The credit facility also allowed us to increase total availability by an additional
$100 million, if needed, for an aggregate of $375 million. The credit facility was subsequently amended on June 1, 2000 to provide for an increase in total availability for an additional $50 million, for an aggregate total of $425 million. The proceeds of the loan were used in part to refinance outstanding indebtedness on our $190 million credit facility arranged by Bank of Nova Scotia in June 1999. The credit facility is secured by substantially all of our and our subsidiaries' assets and guaranteed by substantially all of our subsidiaries, other than, in each case, SureBeam and our foreign subsidiaries. SureBeam ceased being a guarantor and having its assets pledged as collateral for the credit facility following the completion of its initial public offering on March 16, 2001. The $425 million credit facility is comprised of a six-year senior secured multi-draw term loan facility in an aggregate principal amount of up to $75 million, two seven-year senior secured term loan facilities in an aggregate principal amount of $250 million, and a five-year senior secured revolving credit facility in an aggregate principal amount of up to $100 million. Loans made under the multi-draw term loan facility mature on the sixth anniversary of the closing date of the credit facility, and amortize as follows: 2.5% quarterly in year two of the credit facility, 3.75% quarterly in year three of the credit facility, 5% quarterly in year four of the credit facility, 6.25% quarterly in year five of the credit facility and 7.5% quarterly in year six of the credit facility. Loans made under the term loan facilities mature on the seventh anniversary of the closing date of the credit facility, and amortize as follows: 0.25% quarterly for years one through six of the credit facility and 23.5% quarterly for year seven of the credit facility. Under each of the term loan facilities and the revolving facility, we have the option to borrow at the bank's base rate or at adjusted LIBOR plus, in each case, an applicable ratio based on the ratio of our total debt to EBITDA, or earnings before interest and taxes and depreciation and amortization. The agreement contains financial covenants that set maximum debt to EBITDA limits and require us to maintain minimum interest and fixed charge coverages and levels of net worth.

       As of March 31, 2001, total borrowings outstanding under the credit facility were $337.5 million at a weighted average interest rate of 8.2%. Commitments under letters of credit were $6.6 million as of March 31, 2001, which reduces availability of the working capital line. Of the total borrowings, $3.1 million was short-term.

       To the extent that we do not use our net proceeds from this offering to acquire or invest in complementary assets or businesses within 180 days following this offering's closing, the terms of our credit facility require that we use 50% of any remaining net proceeds to permanently repay indebtedness or reduce commitments under our credit facility.

       On December 10, 1999, our wholly owned subsidiary, Titan Africa, Inc., or Titan Africa, in connection with its contract to build a satellite-based telephone system for its customer, the national telephone company of Benin, Africa, or OPT, entered into a Loan Facility agreement with the OPT for up to
30.0 billion Francs CFA (the currency of the African Financial Community), equivalent to approximately $45.0 million U.S. dollars, with a syndicate of five banks, with Africa Merchant Bank as the arranger. This medium term financing is a non-recourse loan to Titan Africa which is guaranteed by the national telephone company of Benin, Africa, the principal obligor, and secured by the national telephone company's equipment and revenues related to the project. The facility has a fixed interest rate of 9.5% and will be repaid in seven equal semi-annual payments from the net receipts of this project, or by the OPT in the event that such receipts are not adequate to make these payments, which commenced on December 31, 2000, and end on December 31, 2003. The borrowings on this facility will be utilized to fund the subcontractor costs incurred by Alcatel of France, a major subcontractor to this project. The non-Alcatel equipment provided by Titan Africa will be paid for by the OPT in seven equal semi-annual installments which commenced on December 31, 2000. The terms of Titan Africa's agreement with the customer include, among other things, a revenue sharing of total net receipts earned on this project for up to a maximum period of 9 years depending upon when the equipment has been paid for. If Titan Africa's proportionate interest of the revenue sharing portion of the project exceeds these fixed semi-annual payments, the amounts outstanding on the equipment provided by Titan Africa could be paid in full prior to December 31, 2003. As of March 31, 2001, approximately $36.7 million was drawn on this facility. In October 2000, we collected an $18 million receivable from an African group related to a sale of a portion of our economic interest, net of all fixed equipment payments, in the revenue sharing of this project.

       As part of our strategy of seeking external financing to grow our commercial businesses, our SureBeam subsidiary completed its initial public offering of its common stock on March 16, 2001 and raised net proceeds of $60.8 million from that offering and related warrant exercises. We have agreed to lend SureBeam a maximum of $75.0 million under a subordinated, unsecured promissory note payable to us, under which SureBeam owed us approximately $70.6 million as of March 31, 2001. SureBeam may not use the proceeds of its initial public offering to pay amounts outstanding under its promissory note with us.

       We plan to finance our capital expenditures, working capital and other liquidity requirements from a combination of sources, which include cash generated from our operations, our credit facility as described above and cash on hand. Management believes that the combination of our existing cash, amounts available under our credit facility and cash flow expected to be generated from our operations will be sufficient to fund currently planned investments and working capital requirements for the next twelve months. However, we could elect, or we could be required, to raise additional funds during that period. Additional capital may not be available at all, or may not be available on terms favorable to us. Any additional issuance of equity or equity-linked securities may result in substantial dilution to our stockholders. Management is continually monitoring and reevaluating its level of investment in all of its operations, specifically the increased investment required during the remainder of fiscal 2001 to further grow its commercial businesses, and the financing sources available to achieve our goals in each business area.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       The principal objective of our asset/liability management activities is to maximize net investment income, while maintaining acceptable levels of interest rate risk and facilitating our funding needs. Our net investment income and interest expense are subject to the risk of interest rate fluctuations. To mitigate the impact of fluctuations in interest rates, we manage the structure of the maturity of debt and investments. As of December 31, 2000, we did not hold any material amounts of marketable securities. The amount of marketable securities we hold fluctuates based upon our cash needs, including the use of our available cash resources to fund acquisitions. As a policy matter, we invest cash in excess of our cash needs for limited periods in cash equivalents and available-for-sale investments.

       On February 9, 2000, we received $250 million in proceeds from the issuance of 5 million convertible preferred securities (Remarketable Term Income Deferrable Equity Securities, "HIGH TIDES"). On February 23, 2000, we entered into a credit agreement for $275 million of financing from a syndicate of commercial banks which replaced our current credit facility. The terms of both are more fully discussed in Note 8 of the notes to our year-end consolidated financial statements contained elsewhere in this prospectus. We used
$100 million of the credit facility and part of the HIGH TIDES proceeds to repay all outstanding balances on our previous credit facility, which aggregated approximately $152 million. In addition, we used proceeds of approximately
$74 million from the HIGH TIDES proceeds to repay existing indebtedness of Advanced Communication Systems when we closed the acquisition on February 25, 2000, and to pay certain acquisition-related expenses. The remaining HIGH TIDES proceeds were invested in commercial paper with ratings of A1/P1 and a money market fund with a rating of Class A at interest rates of 5.60% to 5.97% to fund operations and our strategic goals. These funds were fully utilized in 2000.

       The following table provides information about our financial instruments that are sensitive to changes in interest rates as of December 31, 2000. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For terms relating to our long-term debt, see Note 8 of the notes to our year-end consolidated financial statements contained elsewhere in this prospectus.

                                                                                                      FAIR
                         2001       2002       2003       2004       2005      BEYOND     TOTAL      VALUE
                       --------   --------   --------   --------   --------   --------   --------   --------
                                                (IN THOUSANDS, EXCEPT PERCENTAGES)
Assets: None

Liabilities:
Long-term debt,
  including debt due
  within one year:
Fixed rate...........  $13,411    $12,517    $12,378     $  122    $    69    $    333   $ 38,830   $ 38,830
Average interest
  rate...............     9.33%      9.49%      9.51%      9.40%      8.58%       8.58%      9.43%      9.43%
Variable rate........  $ 3,500    $ 3,500    $ 3,500     $3,500    $18,535    $231,016   $263,551   $263,551
Average interest
  rate...............     9.71%      9.71%      9.71%      9.71%      9.10%       9.71%      9.67%      9.67%
HIGH TIDES...........  $    --    $    --    $    --     $   --    $    --    $250,000   $250,000   $250,000
Fixed Rate...........  $    --    $    --    $    --     $   --    $    --        5.75%      5.75%      5.75%

RECENT ACCOUNTING DEVELOPMENTS

       In June 1998, the Financial Accounting Standards Board issued SFAS
No. 133, "Accounting for Derivative Instruments and Hedging Activities"
("SFAS 133"). SFAS No. 133 was amended in June 1999 by SFAS No. 137 "Accounting for Derivative Instrument and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," and in June 2000 by SFAS No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133." These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value with changes from fair value reflected in earnings. We adopted the provisions of SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, in January 2001. The adoption did not have a material impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

       We are a diversified technology company that creates, builds and launches technology-based businesses. We were founded in 1981 as a government information technology company. Today, Titan Systems, our government business, is a key provider of information technology and communications solutions, services and products in the growing federal government information technology market. Titan Systems also serves as our engine, providing us with government-funded research and development activities that generate technology and intellectual property that often form the foundation for our commercial technology applications and new businesses as well as cash flow to fund those businesses. We have developed and continue to develop new businesses, like our SureBeam and Titan Wireless businesses, from the broad portfolio of technologies, intellectual property and expertise that we have created and continue to create as part of our work under government contracts and our self-funded research and development program. In addition, our existing commercial businesses sometimes generate technologies that can be developed into other new businesses.

       We have worked under government contracts totaling in excess of $2 billion in revenues since 1981. Our government contracts generally permit us to retain intellectual property rights in commercial applications of technologies developed under those contracts. We have also supplemented our internally developed portfolio with technologies, intellectual property and expertise through strategic acquisitions of other government information technology companies. Our strategy is to leverage our intellectual property portfolio by creating commercial technology applications or individual businesses that can be monetized through either an initial public offering of a subsidiary, a complete spin-off to our stockholders, an outright sale of a business, or a technology license or sale. We were able to implement our monetization strategy with our initial public offering of our SureBeam subsidiary, which is quoted on the Nasdaq National Market under the symbol "SURE."

OPERATING SEGMENTS

       We have organized our business into five segments that reflect the four core markets and industries in which we operate, as well as our Emerging Technologies and Businesses segment:

           SEGMENT                                  SEGMENT DESCRIPTION
------------------------------  ------------------------------------------------------------
Titan Systems                   Information technology and communications solutions,
                                services and products for defense, intelligence, and other
                                U.S. and allied government agencies

SureBeam                        Electronic food irradiation systems and services

Titan Wireless                  Satellite-based and wireless-based communication services
                                and systems which provide cost-effective voice, facsimile, data, Internet and network communications services in
                                developing countries

Cayenta                         Total services provider of information technology services and software applications for its customers' business and
                                governmental functions, including retailing, finance,
                                accounting, customer billing and collection, contract
                                management, supply chain management and equipment monitoring and maintenance

Emerging Technologies and       Development of commercial applications and businesses for
Businesses                      technologies created or acquired by Titan. We currently have several new businesses in development, including businesses in which we have applied for patent protection for the
                                underlying technology.

       We believe that each of our four core segments--Titan Systems Corporation, SureBeam Corporation, Titan Wireless, Inc. and Cayenta, Inc.--is well positioned in its respective market for long-term growth. Our consolidated revenues were approximately $1.0 billion for the year ended December 31, 2000 and $260.1 million for the three months ended March 31, 2001.

OUR APPROACH TO CREATING AND BUILDING NEW BUSINESSES

       Our approach to creating and building new technology-based businesses involves the following four phases:

PHASE I: TECHNOLOGY AND MARKET EVALUATION

       As part of our strategy of leveraging our intellectual property portfolio, we continually evaluate the likelihood of successfully transitioning potential commercial applications of technologies developed under our government contracts into technology-based businesses. This evaluation typically involves assessing potential market size, market demand, competitive strengths and whether the potential technological advantages and strength of intellectual property protection provide a competitive advantage. We seek commercial applications that address large, rapidly growing, potentially global markets where we believe our products and services can differentiate themselves from competing products and services. To facilitate our assessments, we often call upon our relationships with technology-focused venture capital firms and third-party market consultants. We also seek intellectual property protections for our technology and applications of technologies that we have developed or acquired.

PHASE II: TECHNOLOGY TRANSFERS AND CREATION OF NEW CORPORATE SUBSIDIARIES

       Once we have made an assessment that a potential commercial application can be successfully transitioned into a technology-based business, we determine whether we should finance the development of that business on our own or in conjunction with partners or whether we should sell or license the technology to a third party. This determination again involves assessments of the business's market and competitive position, as well as time-to-market considerations and considerations relating to the capital requirements and risk/reward profile of the business.

       Should we choose to finance the development and growth of a new technology-based business, we typically take a number of actions to create that business that we believe differentiate our approach from that of other government information technology companies that have attempted to execute a commercialization strategy. In our Emerging Technologies and Businesses segment, we form a corporate subsidiary to operate the business. We also create an employee stock option plan for the subsidiary, and use option grants under that plan to help recruit a management team with relevant market expertise and management skills in the business's industry.

       We believe that forming separate subsidiaries in our Emerging Technologies and Businesses segment to operate our new technology-based businesses also provides them with certain advantages compared with technology-based businesses backed by venture capitalists. Each of our new businesses benefits from the various resources that we, as an established, publicly-traded company, have in-house and can make available to it. Unlike many other newly-formed technology-based businesses that must look outside their organization for many resources, we support our new businesses with financial, accounting, marketing, administrative and legal expertise. We may also loan funds to our new businesses, a financing alternative that is generally not readily available to early-stage technology-based businesses. We will fund strategic opportunities, including acquisitions, that our new businesses wish to pursue if we consider the opportunities sufficiently attractive. We also believe that our ability to provide debt financing provides us with an advantage in competing for outside management talent because stock option grants to our management may be less subject to future dilution to the extent that we choose to fund growth with intercompany debt. By emphasizing long-term business potential rather than short-term liquidation strategy, we believe we can better recruit outside management talent.

PHASE III: GROWING CORE BUSINESSES

       The subsidiaries that we believe are most capable of operating successfully as stand-alone companies become core businesses of The Titan Corporation. For each core business, our focus is to enable the business to fully exploit its respective market opportunity while balancing our investment objectives against our overall profitability objectives. Once a subsidiary has become a core subsidiary and one of our operating segments, we typically commit greater financial and management resources and increase our capital expenditures and investments in building the subsidiary's sales, marketing and other infrastructure. Today, we have four core businesses: Titan Systems, SureBeam, Titan Wireless, and Cayenta.

PHASE IV: PURSUE MONETIZATION FOR CORE SUBSIDIARIES

       We intend to pursue a monetization strategy for our core subsidiaries that includes initial public offerings and complete spin-offs to our stockholders. Our preferred monetization strategy for our core subsidiaries is to pursue, market and other conditions permitting, an initial public offering. We prefer this approach because we believe that by accessing capital markets our core subsidiaries will be better able to execute their strategies and achieve greater value for our stockholders. To the extent possible, we create capital structures for and intend to structure any initial public offerings of our core subsidiaries in order to preserve the ability to later distribute the stock we retain in these subsidiaries to our stockholders on a tax-free basis. We create these capital structures because we believe that a tax-free spin-off of subsidiary shares would ultimately be a tax-efficient way to deliver value to our stockholders. We were able to implement our monetization strategy with our initial public offering of our SureBeam subsidiary, which is quoted on the Nasdaq National Market under the symbol "SURE."

OUR BUSINESS SEGMENTS

TITAN SYSTEMS

       OVERVIEW. Titan Systems provides comprehensive information systems solutions and services to U.S. and allied government defense and intelligence agencies and to civil government agencies with sophisticated data management, information processing, information fusion, and knowledge-based systems and communications requirements. Titan Systems also develops and manufactures digital imaging products, electro-optical systems, threat simulation/training systems, intelligence electronic hardware and defense communications systems. Titan Systems also installs, tests and maintains government information systems. For the year ended December 31, 2000, Titan Systems had revenues of approximately $796.2 million, which represented 77.1% of our consolidated revenues. For the three months ended March 31, 2001, Titan Systems had revenues of approximately $206.3 million, which represented 79.3% of our consolidated revenues.

       INDUSTRY OVERVIEW. The U.S. government is among the largest buyers of information technology systems and services in the world. According to INPUT, a market research firm, the U.S. government's information technology budget for its fiscal year 2001 is expected to be approximately $38.5 billion. In outlining the priorities of the Bush Administration, Secretary of Defense Donald Rumsfeld has stated that one of his five key objectives is to modernize the U.S.'s Command, Control, Communications, Computer, Intelligence, Surveillance and Reconnaissance, or C4ISR, capabilities. The U.S. government's focus on information technology reflects the critical role that this capability plays both in national security and in improving government efficiency. The U.S. military is placing greater emphasis on increasing productivity while using fewer resources by employing systems that act as force multipliers and increase operating capabilities under differing conditions. To further this strategy,

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military agencies are relying on communications products and systems that provide secure, reliable and efficient transmission of voice and data in demanding environments. Additionally, the U.S. government is increasingly using open systems that incorporate commercial off-the-shelf products to increase the adaptability and operability of its information technology systems, creating greater contracting opportunities for systems and software integration work. The U.S. government is also increasingly using the Internet to improve its efficiency, providing contracting opportunities for Internet-based integration work.

       COMPETITIVE STRENGTHS. Titan Systems attributes its growth and performance to several factors:

             LONG STANDING CUSTOMER RELATIONSHIPS AND EXPERIENCED
      MANAGEMENT. Founded in 1981, Titan Systems has an extensive history of providing information technology and communications solutions to U.S. defense, intelligence, and civil government agencies. Collectively, Titan Systems' executives and general managers have on average approximately
      20 years of industry experience and have developed long-standing, key customer relationships across all of the U.S. military services and several allied countries. The industry experience of Titan Systems' executives and general managers has also helped Titan Systems to develop a significant presence with many civilian government agencies, which has contributed to Titan Systems' success in securing new contracts.

             BROAD SOLUTION CAPABILITIES. Titan Systems has extensive industry expertise in the development of information technology and communications solutions for government customers. Titan Systems' scientists and engineers provide solutions in areas such as signal processing, antenna design, low detection waveforms, computer aided target and image recognition, satellite communications hardware and software, radio direction finding systems, and real time object tracking and targeting. In addition, Titan Systems has significant knowledge of legacy information technology and C4ISR systems currently in operation and the ability to integrate its solutions into existing systems. This ability to provide full-service solutions, coupled with our employee base of over 4,200 "Secret" and above-cleared personnel, enables us to bid on larger, more comprehensive government contracts.

             EXTENSIVE ACQUISITION AND INTEGRATION EXPERIENCE. In anticipation of changes in U.S. government procurement policies toward awarding more comprehensive contracts to meet its defense-related requirements, we initiated an acquisition strategy in 1997. Since January 1, 1998, we have acquired and successfully integrated twelve government information technology companies into Titan Systems. These acquisitions occurred at a time when a broad consolidation in the government information technology industry was ongoing, and today few publicly-traded companies that derive substantially all of their revenues from government information technology work remain. We have substantial experience in identifying, acquiring and integrating government information technology companies. Successful integration of technologies, expertise and intellectual property has enabled Titan Systems to bid on more comprehensive government contracts. Titan Systems has won several new, large government contracts as a result of the successful integration of acquired resources and capabilities and continues to bid on larger, more comprehensive government contracts.

       STRATEGY. Titan Systems' objective is to be the premier provider of information technology and communications solutions and services to U.S. defense, intelligence and civilian government agencies and to allied governments. To achieve this objective, Titan Systems intends to pursue the following strategies:

             MAINTAIN TECHNOLOGY ADVANTAGE. Titan Systems' successful track record with research and development projects has helped us create a diversified portfolio of technologies and obtain additional research and development funding. We believe that Titan Systems' expertise

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      and capabilities with a wide range of technologies makes it well positioned to provide information technology and communications systems, products and services to its customers. Titan Systems will seek to maintain this advantage by keeping pace with new developments in technology, and by continuing to compete for contracts that require high-quality, sophisticated technical solutions.

             BUILD UPON OUR COMPETITIVE STRENGTHS TO BID ON LARGER, MORE COMPREHENSIVE CONTRACTS. Titan Systems has an extensive history of providing information systems and communications solutions and services to defense and intelligence-related government agencies. We expect this experience, Titan Systems' products and services, and the enhanced technical and personnel resources resulting from Titan Systems' acquisitions to enable Titan Systems to bid on and win more comprehensive government contracts.

       SOLUTIONS, SERVICES AND PRODUCTS. Titan Systems' information systems solutions and services include systems analysis and design, object-oriented software development services and systems integration. Titan Systems' initial work in this area generally involves a joint analysis of the customer's enterprise structure and processes and information system needs. Once this analysis is completed, Titan Systems provides process re-engineering and designs the technology solution to meet the customer's needs. This process typically involves software development by Titan Systems, coupled with integration of commercial off-the-shelf software and hardware as available. Titan Systems also provides a variety of professional and technical support services, including electronics and mechanical design and fabrication, computer-aided design and manufacturing services, technical documentation and prototyping. In addition, Titan Systems offers a variety of standard products, including satellite communications modems and terminals, radio direction finding systems and electro-optical systems. As a result of the complex nature of Titan Systems' customer solutions, its engagements often are long-term and involve follow-on contracts. Examples of Titan Systems' information systems solutions, support services and communications products include the following:

      INFORMATION SYSTEMS SOLUTIONS

      - DEVELOPING ADVANCED DIGITAL WAVEFORM FOR THE U.S. NAVY. Titan Systems' Advanced Digital Waveform, or ADW, increases data throughput rates on dedicated ultra-high frequency satellite communication channels. Titan Systems' Mini-Demand Assigned Multiple Access, or Mini-DAMA, terminals will be the first U.S. Navy systems to receive ADW capability. Once this capability is installed, the terminals will be capable of passing information at three to four times the previous rate. The current project contemplates that the majority of the U.S. Navy's Mini-DAMA terminals will be outfitted with this improved communications feature within the next three years.

      - DEVELOPING NEW TECHNOLOGIES FOR THE U.S. ARMY'S MOBILE POSITIONING INITIATIVE. Titan Systems is the primary systems integrator for the U.S. Army's Mobile Positioning Initiative, a unique initiative providing real-time visibility, including satellite tracking, of military trucks, trailers, and cargo. The initiative combines commercial, off-the-shelf hardware and software with government-furnished equipment. Titan Systems' team supports a growing, integrated in-transit visibility network that currently comprises 200 sites in 13 countries supporting 1,000 global users and that has achieved an operational system readiness of 95% or better. This initiative was used to track trains during the deployment of forces in Kosovo. We believe that the U.S. Army's success in Europe with Titan Systems' in-transit visibility solution was instrumental in its selecting Titan Systems as the U.S. Army's proponent to support the Transportation Coordinators Automated Information for Movement System II Operational Test. This system has been selected for the Department of Defense's program to provide an integrated transportation information system capability for routine deployment, sustainment, and redeployment operations.

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      SUPPORT SERVICES

      - SUPPORTING THE NAVAL AIR SYSTEMS COMMAND/NAVAL AIR WARFARE CENTER. Through contracts obtained as part of Titan Systems' acquisitions of Advanced Communication Systems, Inc. and AverStar, Inc., Titan Systems is helping with the systems engineering and integration of Naval Aviation Reconnaissance and Surveillance systems under a multi-year contract. Under current tasking, Titan Systems engineers provide design and analysis support for the installation and integration of state-of-the-art sensor systems in both manned and unmanned reconnaissance platforms. Systems level support typically includes concept exploration, specification preparation, interface design, laboratory integration, and test and evaluation. Titan Systems also supports tactical manned and unmanned platforms and avionics equipment. Titan Systems engineers provide design and analysis support for the integration of sophisticated subsystems into the avionics and weapons systems of many types of aircraft. These subsystems include electro optic/infra red devices, radar, electronic warfare systems, mission planning modules, and tactical data links.

      - SUPPORTING MILITARY SATELLITE COMMUNICATIONS. Titan Systems engineers and technicians provide engineering, program and operational support to the Space and Naval Warfare Systems Command and the Space Warfare Systems Centers in San Diego, California and Charleston, South Carolina. Our satellite communications experts are involved in all aspects of U.S. Navy and other military satellite programs including: the determination of requirements, laboratory and in-field operational testing, on-the-job and formal training, maintenance, operation, technical assistance, integration, and installation. Titan Systems' members of the Fleet System Engineering Team provide on-site support at U.S. Navy satellite communications sites in Norfolk, Virginia, Wahiawa, Hawaii, Naples, Italy and Bahrain.

      - INFORMATION ASSURANCE AND E-GOVERNMENT SERVICES. Titan Systems provides systems and solutions related to information assurance, security consulting and e-government applications. Titan Systems also focuses on the design, installation and maintenance of local and wide area networks used to operate the U.S government's Internet-based initiatives. Titan Systems designs electronic filing, procurement and payment systems for the government agencies involved in those initiatives, along with Internet portals used to electronically distribute confidential and non-confidential information to other government entities and the public at large.

      COMMUNICATIONS PRODUCTS

      - DESIGNING TECHNOLOGY FOR THE U.S. ARMY'S PROPHET INITIATIVE. Titan Systems' initial role as part of this initiative was to design and integrate a multi-faceted, radio frequency intercept and direction-finding system into an existing vehicle to provide that vehicle with receive/direction-finding capabilities. Titan Systems completed the initial 13 systems ahead of schedule and is now a bidder to produce and field 83 production-level mobile systems. In its eventual implementation, the U.S. Army's Prophet initiative is planned to be a combination of mobile, ground-based intercept/direction-finding receivers and an airborne complement of unmanned aerial vehicles. The development and integration of this product was a result of a collaborative effort of six of Titan Systems' divisions.

      - PRODUCING CHANNEL CONTROL MODEMS FOR INTEGRATED MONITORING AND POWER CONTROL SUBSYSTEMS. Titan Systems is engineering, developing and producing a modem for the Integrated Monitoring and Power Control Subsystem, or IMPCS. IMPCS is being developed to reduce manpower requirements and increase the efficiency of communication between the various control terminals and deployed, tactical terminals that use the geosynchronous satellites of the Defense Satellite Communications System. Satellite network efficiency is greatly improved by balancing the power levels arriving at the satellites. Today's system uses a

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        manpower-intensive manual approach to monitor the entire, global network and conduct point-to-point communications with terminal operations to provide power-balancing direction. Titan Systems' modem is expected to fully automate this process.

      - DESIGNING AND DEVELOPING DAMA PRODUCTS. Titan Systems' DAMA products combine low cost, low power, reduced weight and size, and reduced component count with high reliability. Each of Titan Systems' DAMA products has been developed with an open-architecture format that allows future upgrades and enhancements to be provided as communications needs evolve, and is designed to support commercial off-the-shelf components. Titan Systems markets its DAMA products directly to all branches of the U.S. military, its allies and international companies that supply such allies, and also works with strategic partners to incorporate its technologies into their products.

       CONTRACT PROFILE. Titan Systems is currently performing work under approximately 1,000 contracts. No single Titan Systems contract accounted for more than 2.5% of Titan Systems' total 2000 revenues. Of Titan Systems' total revenues from government business in 2000, approximately 39% were generated by time and materials contracts, approximately 43% were generated by cost reimbursement contracts, and approximately 18% were generated by fixed-price contracts. Of Titan Systems' total revenues from government business for the three months ended March 31, 2001, approximately 44% were generated by time and materials contracts, approximately 42% were generated by cost reimbursement contracts, and approximately 14% were generated by fixed-price contracts.

       BACKLOG. Titan Systems possesses a substantial backlog of contracts that provide multiyear revenues. Most of its contracts generate revenue over a one to five-year period. In the past, Titan Systems has generally been successful in expanding the scope of its principal contracts by offering more comprehensive information technology solutions. Titan Systems had an estimated total funded U.S. government contract backlog of $394 million, total unfunded U.S. government contract backlog of $1,671 million, and total commercial backlog of $52 million as of March 31, 2001. We describe funded and unfunded backlog in the Business section of this prospectus under the caption "Backlog."

       We believe that year-to-year comparisons of backlog are difficult and not necessarily indicative of future revenues. Titan Systems' backlog is typically subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Additionally, all U.S. government contracts included in backlog, whether or not funded, may be terminated at the convenience of the U.S. government.

       COMPETITION. Titan Systems is one of many companies involved in providing information systems solutions, support services and communications products for a variety of programs for agencies of the U.S. government. Most activities in which Titan Systems engages are very competitive and require Titan Systems to have highly skilled and experienced technical personnel to compete. Many of Titan Systems' competitors have significantly greater financial, personnel and other resources than Titan Systems. Titan Systems' competitors include Anteon Corporation, Autometric Incorporated, BAE Systems Canada Inc., BTG, Inc., Booz, Allen & Hamilton Inc., CACI International Inc., Computer Sciences Corporation, Dynamics Research Corporation, General Dynamics Corporation, Lockheed Martin Corporation, Raytheon Company, Science Applications International Corporation, TRW Inc., Veridian Corporation, and ViaSat, Inc. Titan Systems believes that the primary competitive factors for its information systems solutions, support services and communications products include technical skills, past contract performance, experience in the industry and customer relationships.

SUREBEAM

       OVERVIEW. SureBeam is a leading provider of electronic irradiation systems and services for the food industry. SureBeam's patented electronic food irradiation system combines its conveyor and

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shielding systems, proprietary software and electron beam and x-ray linear accelerator technology, developed from technology we developed under contracts with the federal government related to strategic defense initiatives during the 1980s. SureBeam intends to generate revenue from processing food using its electronic food irradiation system as well as from the sale of its systems. SureBeam has designed its systems so that it can install a system as part of a customer's production line, and, in addition to company-owned service centers, plans to retain ownership and operate any systems that it does install within customers' production lines. SureBeam may also sell systems to third parties who would own and operate service centers in the United States or internationally. SureBeam generally structures these sale transactions so that it can participate in the potential future value created through the use of the systems that it sold. Typically, SureBeam obtains a right to acquire a minority equity interest in the entity that owns and operates the system, and SureBeam currently holds a minority equity interest in one such entity. SureBeam recognizes revenue from the sale of the systems and expects to recognize income from profits generated from processing services commensurate with its equity ownership in these entities. SureBeam has provided and may in the future provide limited working capital or project financing in connection with these third party service centers.

       SureBeam built, owns and operates in Sioux City, Iowa the first commercial electronic food irradiation service center in the United States. SureBeam uses this service center for both commercial processing of ground beef for customers and for testing the processing of products for other customers. SureBeam is building additional company-owned service centers in Los Angeles and Chicago, which SureBeam expects to be operational by the fourth quarter of 2001 and we plan to build a center at an east coast location within the next
12 months. Hawaii Pride, LLC, an entity with which SureBeam has a strategic business relationship, also opened the first third-party-owned processing center in July 2000. This facility is used for the disinfestation of fruits and vegetables. Additionally, SureBeam has entered into strategic relationships to open electronic irradiation facilities with Tech Ion Industrial Brasil S.A. in Brazil in the third quarter of 2001 and Zero Mountain Cold Storage in Arkansas in the fourth quarter of 2001. SureBeam has a minority equity interest in the special business entity formed by Tech Ion and the right to acquire equity interests in each of Hawaii Pride and the special business entity formed by Zero Mountain to share in the potential future value created through irradiation processing services.

       SureBeam owns 38 U.S. and foreign patents and patent applications, consisting of 11 U.S. and foreign issued patents and 27 patent applications pending in the United States and abroad. The U.S. and foreign issued patents relating to the SureBeam technology have claims relating to methods of transporting products through the electron beam process, means of increasing the efficiency and reliability of the process, and ways of shielding the process that miniaturizes the size of the system. SureBeam's pending patent applications include claims relating to improvements in the operation, efficiency, and reliability of the SureBeam technology, shielding, multiple pass x-ray system and in-line processing systems. These patents have been issued or are pending in markets that are key targets for SureBeam's expansion objectives. While electron beam, x-ray and linear accelerator machines and technology are considered to be part of the public domain and not patentable, SureBeam believes its patents cover the most efficient method of utilizing electron beam, x-ray and linear accelerator technology for food and other applications.

       SureBeam has executed agreements with many of the major meat and poultry providers and processors in the United States, including American Food Service Corporation, Cargill, Emmpak, Huisken Meats, IBP, Omaha Steaks, Tyson Foods and United Food Group. SureBeam's customers account for approximately 75% of the $57.2 billion in sales of beef and approximately 57% of the $92.5 billion in sales of all meat (including beef, pork and poultry) in the United States in 1999. In addition, SureBeam has signed agreements with Anchor Foods, Del Monte and Kraft for applying the SureBeam technology to processed foods. SureBeam's customer agreements generally provide that it will be the exclusive provider of food irradiation services, including gamma irradiation services that SureBeam does not provide, for a multi-year period, even if the customer terminates the agreement

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before the end of that period. SureBeam's agreements typically provide that its customers may terminate the agreements with a nominal termination fee and upon short notice. SureBeam generally must release a customer from the exclusive provider arrangement if the customer can find a comparable service at a lower price and SureBeam chooses not to match that price, if SureBeam cannot fully meet the customer's demand or if SureBeam cannot demonstrate compatibility with the customer's product. Currently, SureBeam is electronically irradiating ground beef for commercial sale by Cargill, Emmpak, Huisken, IBP, Omaha Steaks, and Schwan's, and its other customers are testing products processed by the SureBeam system. Products processed by the SureBeam system are currently in approximately 2,000 stores.

       For the year ended December 31, 2000, SureBeam had revenues of approximately $25.2 million, which represented 2.4% of our consolidated revenues. For the three months ended March 31, 2001, SureBeam had revenues of approximately $5.5 million, which represented 2.1% of our consolidated revenues.

       INDUSTRY OVERVIEW. There is growing concern about the safety of the world's food supply. The Centers for Disease Control reported that food-borne bacteria cause more than 5,100 deaths, 325,000 hospitalizations, and 76 million cases of illness annually in the United States alone. In 1997, the United States Department of Agriculture, or USDA, ordered Hudson Foods Inc. to close its Columbus, Nebraska meat processing plant and recall 25 million pounds of ground beef after it was linked to an outbreak of E-coli contamination. In 1999, the USDA recalled nearly 40 million pounds of food in approximately 60 reported product recalls. Additionally, zero tolerance liability laws on E-coli and listeria and increasing litigation related to other food-borne illnesses are exerting additional pressure on food processors to meet increasing food safety standards. As a result, food processors spend substantial amounts of capital to minimize the risk of food contamination.

       The United States Food and Drug Administration, or FDA, has stated that the only effective methods of safeguarding against E-coli and other food-borne bacteria are cooking foods to 160(o) F or irradiating food. Relying solely on cooking as a safeguard against food-borne illnesses is not satisfactory since bacteria can be spread when contaminated food is handled prior to cooking and remain if food is undercooked. Irradiation offers food producers and processors a method to safeguard against food-borne bacteria before their products reach consumers.

       Other longstanding and continual food industry concerns are food infestation and spoilage. Hawaii and countries such as Brazil and Australia that produce fruits and vegetables with known insect infestations are prohibited from shipping those fruits and vegetables into the United States and other countries unless they comply with disinfestation regulations. These regulations are becoming more difficult to meet as traditional methods of disinfestation are being banned or reevaluated due to environmental concerns and negative effects on food taste, texture and nutritional value.

       Traditional methods of disinfesting food products such as fruits and vegetables include the use of vapor heat, fumigation and gamma irradiation. Using heat to disinfest fruit can compromise taste, texture and nutritional value. The use of fumigation, such as methyl bromide, is being challenged due to its negative environmental impact. The use of radioactive isotopes to disinfect food products elicits the same negative reaction from food processors and consumers that is associated with using radioactive isotopes to eliminate food-borne bacteria.

       Food spoilage is a major concern for food growers, processors and retailers since it limits shelf life and the distance food products may be shipped, thereby limiting market access. Food spoilage in developing countries is estimated to be 30% in fresh fruits and vegetables. In addition, transportation distances in an increasingly global food industry contribute to the food spoilage problem.

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       SureBeam has identified several global markets for the SureBeam process, which include over 19 billion pounds of ground beef and over one trillion pounds of fruits and vegetables. SureBeam also plans to target the poultry, pork, cut beef, egg and processed food markets, subject to regulatory approval for the use of irradiation to treat processed food. Each of these markets is substantial and represents a significant opportunity since SureBeam intends to derive the majority of its revenue by charging a per pound fee for food processed with its electronic irradiation systems.

       Irradiation of food by any technology, whether using the SureBeam process or nuclear radioactive materials, is opposed by several organized and vocal consumer groups who claim that irradiated food products are unsafe for consumption or pose a danger to the environment. These groups attempt to influence public policy and promote consumer opposition to irradiated food through activities such as picketing stores that offer irradiated food and lobbying politicians. Because irradiation of foods by electron beam technology is a new process, consumers need to be informed about the benefits and safety of food irradiation. Since irradiation of food by any method, whether using electron beam or nuclear radioactive materials, must be disclosed under the same label "Treated with Radiation" or "Treated by Irradiation," consumers may fear that the SureBeam process makes food unsafe for consumption, has unknown future health effects or poses a danger to the environment.

       THE SUREBEAM SOLUTION. We believe that our SureBeam electronic irradiation system addresses food safety, disinfestation and spoilage concerns and provides many benefits including:

             DESTROYING DANGEROUS BACTERIA. Use of SureBeam's electronic irradiation system can effectively kill dangerous bacteria such as E-coli, listeria monocytogenes, salmonella and campylobacter in all food products, including meats, poultry, vegetables, eggs and seafood. SureBeam provides food processors with a solution that improves their ability to comply with food safety laws and may reduce costly product recalls or damaging liability lawsuits.

             KILLING FRUIT FLIES AND OTHER PESTS. The SureBeam system can kill fruit flies and other pests or prevent them from reproducing, thereby rendering them harmless. This benefit enables food producers and processors to gain access to new markets that have previously been denied or limited due to fruit fly and pest quarantines.

             REDUCING FOOD SPOILAGE AND PROLONGING SHELF LIFE. The SureBeam system can increase the shelf life of foods such as meats, poultry, fruits and vegetables, by decreasing microbial levels that cause food spoilage. Irradiation has demonstrated an ability to extend shelf life by two to three times in foods such as raspberries, strawberries, raw beef, chicken and pork. As a result, food processors have the ability to ship product less frequently and over further distances while food retailers and food service companies have the ability to stock and store product longer, thereby generating supply chain efficiencies.

             UTILIZING ORDINARY ELECTRICITY. Unlike older irradiation methods that use nuclear radioactive materials as their energy source, the SureBeam system uses ordinary electricity and has received greater acceptance from food processors and consumers because of its environmentally responsible features.

             MAINTAINING FOOD TASTE, TEXTURE AND NUTRITIONAL VALUE. Because of the rapid rate at which the food is processed by the SureBeam system and the small increase in food product temperature during processing, the oxidation effects on food products are minimized. As a result, when properly applied, the SureBeam process has minimal effect on food taste, texture or nutritional value.

             INTEGRATING FULLY INTO PRODUCTION LINES. The SureBeam system is the only food irradiation system available that can be fully integrated into customers' production lines, avoiding additional transportation costs. The system's footprint and ability to accommodate

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      different products make it efficient to integrate into an existing production line. Attributes that enable the SureBeam system to be incorporated into production lines include:

             - SCALABLE SYSTEM. The SureBeam system is scalable and can be designed to meet a wide range of production volume requirements.

             - FAST PROCESSING TIME. The SureBeam system irradiates food products in a matter of seconds, maintaining the speed of a production line.

             - PRECISE DOSING. Electron beam processing delivers a measurable and consistent dose to products based upon pre-set parameters. All processing parameters are under constant measurement to maintain dosage within a predetermined range.

             - FLEXIBLE DOSING. The SureBeam system can switch from one targeted dose to another in a matter of seconds. In addition, the SureBeam system can utilize either electron beam or x-ray technology depending on the density and thickness of the product, with x-ray technology allowing SureBeam to process thicker products over a somewhat longer processing period. Changeovers are easy and designed to accommodate various products.

             - ENVIRONMENTALLY RESPONSIBLE. The SureBeam system uses ordinary electricity as its power source. There are no nuclear radioactive materials used in the SureBeam process, and as a result, the licensing and operation of facilities using the SureBeam system do not require any review by the Nuclear Regulatory Commission.

       STRATEGY. SureBeam's objective is to leverage its proprietary technology to be the premier global provider of electronic irradiation systems and services to the food industry. To achieve this objective, SureBeam intends to pursue the following strategies:

             EXPAND SUREBEAM'S CUSTOMER BASE. SureBeam has already entered into relationships with leading food processors and other customers in the United States and abroad. SureBeam intends to continue to develop relationships both domestically and internationally. SureBeam believes food industry leaders will provide it with a growing stream of per pound processing fees as consumer acceptance continues to expand for electronically irradiated food.

             INSTALL AND OPERATE IN-LINE TURNKEY ELECTRONIC IRRADIATION
      SYSTEMS. SureBeam intends to offer turnkey electronic irradiation systems that are directly integrated into customer production lines. SureBeam will generally retain ownership of the systems and customers will pay a per pound processing fee.

             BUILD, OWN AND OPERATE ADDITIONAL ELECTRONIC FOOD IRRADIATION SERVICE CENTERS. SureBeam intends to continue to build service centers that provide electronic irradiation services in strategic locations near major producers and processors of meat, poultry, fruits or vegetables. For example, SureBeam's facility in Sioux City, Iowa is located in proximity to several leading meat producers, including IBP and Cargill. SureBeam expects that building facilities in strategic locations will accelerate the development of a market for food irradiation services. These facilities also serve as test centers for food processors evaluating our process and as commercial irradiation centers for processors where turnkey systems may not be cost effective. SureBeam plans to open electronic food irradiation facilities in Los Angeles, Chicago and in the eastern United States within the next 12 months.

             BUILD THE SUREBEAM BRAND. SureBeam's goal is to establish SureBeam as the leading electronic irradiation brand with both food processors and consumers in the retail and foodservice markets. SureBeam believes establishing a leading brand with consumers will prompt food processors to purchase its products and services so that their products can carry

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      the SureBeam seal, thereby creating pull through demand for SureBeam's process in the distribution chain. SureBeam expects to allocate significant additional resources to establish its brand in the retail and foodservice businesses. SureBeam will utilize a wide range of communication media to build awareness of the SureBeam brand. The SureBeam logo currently appears on some of the products of five food processors that currently sell food processed with the SureBeam system.

             ESTABLISH A NEW INDUSTRY STANDARD FOR FOOD SAFETY. SureBeam intends to promote the widespread use of electronic irradiation by food processors to establish a new industry standard for food safety and quality. SureBeam believes the need for such a standard is driven by food processors' desires to meet retail and foodservice demand for safe food products.

             PROMOTE CONSUMER AWARENESS OF ELECTRON BEAM TECHNOLOGY. SureBeam plans to utilize a variety of media to educate consumers on the SureBeam system's ability to increase food safety and other produce benefits and to highlight major endorsements of food irradiation technology by health and industry officials. In addition, SureBeam will leverage its contracts and alliances with major food producers and processors as validation of the SureBeam system.

             PURSUE GLOBAL OPPORTUNITIES THROUGH STRATEGIC ALLIANCES. SureBeam will continue to enter into strategic alliances with local partners in international markets and to sign exclusive agreements when possible. SureBeam plans to build service centers to encourage testing of the SureBeam process and to open opportunities for future relationships. At the same time, SureBeam will continue to focus its marketing efforts in such markets on key food growers, packers, processors and retailers. SureBeam believes that this strategy, when combined with its existing expertise and proprietary technology, will provide a barrier to others attempting to enter these markets. SureBeam is currently using this approach in Brazil and will continue to target other key food and export markets, such as Australia, Asia, South America and the Middle East.

             PROTECT SUREBEAM'S TECHNOLOGY. SureBeam owns its SureBeam technology through patents, patent applications, know-how and trade secrets. SureBeam has not granted any rights to its SureBeam technology, other than those granted to Texas A&M University and the Texas Agricultural Experiment Station solely for research and development purposes, those retained by the U.S. government for military applications and those granted to us solely for medical equipment sterilization. SureBeam will continue to protect its technology aggressively by enforcing its current patents and filing additional patent applications in the United States and other countries.

             DEVELOP NEW OPPORTUNITIES FOR SUREBEAM. SureBeam will continue to develop new applications of its technology, including the irradiation and disinfestation of additional products such as flowers, grains, spices, coffee beans and pet food.

       THE SUREBEAM SYSTEM. The SureBeam system is comprised of a linear accelerator that produces a beam of electrons. A series of resonant microwave cavities are then used to accelerate the electrons to nearly the speed of light. A magnetic deflection system is then used to scan the beam across the product. The electrons disrupt the DNA chain of the organisms hit and either destroy them or prevent their reproduction, thereby rendering them harmless. The SureBeam process utilizes ordinary electricity to generate electrons to administer a direct electron or x-ray treatment that is suitable for a wide range of products of various sizes, shapes and densities. X-rays are produced when electrons exit the accelerator and make contact with a metal target. The x-rays are directed at the product being processed and have the same ability as electron beams to kill bacteria or pests, or inhibit their reproduction. X-rays are generally used to penetrate larger and denser products than electron beams. Electron beams can generally penetrate food products of up to a thickness of approximately

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four inches, while x-rays can penetrate thicker products. The processing time using x-rays is generally somewhat longer than the processing time required when using electron beams.

       The SureBeam system is designed to contain the irradiation process inside a protective shield to ensure the operator's safety. The operator and maintenance staff are not exposed to a hazardous environment when they need to enter the protective shield because the system is shut off and no electrons are generated when the power supply is cut off and because the SureBeam process does not use radioactive isotopes, toxic gases or high temperatures. In addition to the protective shield, a safety control system monitors the operation of the system to detect abnormal operating conditions, such as smoke and fire, intrusion into a restricted area, loss of utilities or equipment failures (power, compressed air or cooling), and the system is designed to shut down if any abnormal conditions are detected.

       The SureBeam system can be configured to include electron beam or x-ray capabilities or both, can provide doses in one or more directions, and can handle food products in individual packages or cases. SureBeam's proprietary SureTrack information and control system guides both the operator and material loaders through the overall process checking for the completion of each task and verifying the integrity of the process. The dose, or the amount of energy deposited, is controlled by SureBeam's proprietary software, the SureTrack system. The dose varies depending on the thickness and density of the product and on whether the objective is to pasteurize, disinfest or extend shelf life. SureBeam's control systems include components to detect failures and unscheduled downtime. The SureTrack system provides dose verification and validation, and continuously archives all the processing information required to substantiate the successful completion of the SureBeam process. Unlike systems that utilize nuclear isotopes, the SureBeam system can be turned off at any time.

       The SureBeam system can be integrated into a customer's production line such that a packaged or unpackaged product can be processed by the SureBeam system. SureBeam intends to install SureBeam systems within customers' production lines, retain ownership of and operate those systems, and generate revenue when those systems process food. We believe that a growing number of food processors will integrate the SureBeam process into their food production operations.

       COMPETITION. SureBeam competes against several companies seeking to address the food safety market. SureBeam's electronic food irradiation technology competes with gamma ray irradiation, as well as alternatives to irradiation such as thermal sterilization, gas fumigation, chemical washes and high-pressure sterilization techniques. SureBeam believes that none of its competitors currently is using electron beam technology to irradiate food for commercial sale. However, Ion Beam Applications s.a. claims that it provides electronic food irradiation systems and services. SureBeam's competitors include Flow International Corporation, Ion Beam Applications s.a., MDS/Nordion, Food Technologies Corporation and STERIS Corporation. SureBeam is aware of other companies that are attempting to develop in-line electronic food irradiation systems. While SureBeam believes that its patents with respect to its conveyor and shielding systems provide it with an advantage in processing products through the electron beam, competitors may develop their own different methods of processing that would not fall within the scope of its patents and would adversely affect its competitive position.

       Flow International Corporation is a developer and manufacturer of ultrahigh-pressure technology for cutting, cleaning and food safety applications. Ion Beam Applications s.a. is a provider of gamma ray technology systems for medical product sterilization, food irradiation and other industrial applications, and, additionally, it claims to provide electronic food irradiation systems. STERIS Corporation offers services including gamma ray technology and gas fumigation, which are primarily for medical product sterilization. STERIS and Ion Beam Applications have each announced that they intend to pursue food irradiation opportunities using electronic irradiation. MDS/Nordion, both independently and through its majority ownership of Food Technologies Service, currently offers only gamma ray technology irradiation. These organizations may have significantly more capital, research

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and development, regulatory, manufacturing, marketing, human and other resources than SureBeam does. SureBeam believes that its system has advantages over gamma ray irradiation in that its system uses ordinary electricity, can be integrated into a customer's production line and pasteurizes food faster than gamma ray irradiation. In addition, the cost of overall operation of the SureBeam system is comparable to that of other irradiation products. However, gamma ray irradiation does not require products to be removed from the shipping pallet prior to processing, while the SureBeam process does when products are processed in the service centers. The SureBeam system also has advantages over alternatives to irradiation. Thermal and high pressure sterilization can alter the flavor and quality of most food products. Gas fumigation is not approved for food use in the United States and chemical washes kill surface bacteria but have little effect on pathogens beneath the surface of food. However, to the extent a customer is concerned with killing surface pathogens only or is not concerned with alteration of food flavor or quality, these alternative methods may be sufficient and less expensive.

TITAN WIRELESS

       OVERVIEW. Titan Wireless provides communications services and systems to developing countries primarily in Asia, Africa, the Middle East and Latin America. In conjunction with its subsidiaries Sakon and Ivoire Telecom, Titan Wireless has built a global communications network. This network currently consists of:

      - leased transponder space on various satellites that together provides global geosynchronous satellite coverage;

      - three hubs that route network transmissions between satellites and the international fiber optic network;

      - international gateways that route network transmissions between the satellites and a country's public switched telephone network, or PSTN, and between different types of communications equipment in that country and the country's PSTN; and

      - network operations centers in California, New Jersey and France from which the network is monitored.

       While Titan Wireless has historically generated most of its revenues by supplying communications systems and products and providing related integration services in developing countries, Titan Wireless is increasingly generating revenues from providing communications services over this network. Service revenues are being generated from retail customers in developing countries as well as from wholesale sales to long distance carriers that use the network to carry their long distance communications traffic. Titan Wireless's network has been built using its own communications products, which include advanced satellite ground terminals or gateways, Very Small Aperture Terminals, or VSATs, monitoring and control software, and satellite voice/data modems, as well as products purchased from other equipment vendors.

       Titan Wireless is continuing to seek service revenues from communications systems it installs, and is now in the process of installing fixed wireless systems, or wireless local loops, to connect local businesses with the PSTN and/or to its long distance international gateways in several of its target markets. Upon installation of a system in a target market, Titan Wireless will be able to offer a full range of communications services, including voice, facsimile, data, Internet and network communications services, to customers in that market. Titan Wireless installs an on-site antenna at businesses that use its fixed wireless systems for local and/or long distance communications services. The cost of that antenna and its installation is paid for either by Titan Wireless or the businesses, depending on the terms of the business arrangement.

       Titan Wireless's project for the national telephone company of Benin, Africa illustrates the combination of Titan Wireless's communications services and product offerings. Titan Wireless, the

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prime contractor for the project, was hired to install and operate several important components of the government's communications infrastructure, including a global system for mobile communications, or GSM, cellular network, rural telephony network, fiber optic backbone, and local telephone switching equipment. Alcatel of France is a major subcontractor to Titan Wireless on this project, with responsibility for installing, among other parts of the project, the GSM cellular network. The first phase of the project is expected to be completed by the end of 2001; however, plans are underway to increase the capacity of the GSM cellular network. Under the terms of the applicable contracts governing the project, Titan Wireless will co-operate the system with the national telephone company until all equipment has been paid for and then transfer the operations to the national telephone company. In addition to realizing revenue and profit on the equipment portion of the project, Titan Wireless will share in the revenue generated by the system. The terms of the Titan Wireless agreement with the customer include, among other things, a revenue sharing of total net receipts on this project for up to a maximum of nine years, depending upon when the equipment has been paid for. Revenues of approximately $50.1 million, or approximately 61%, of Titan Wireless's revenues were generated from the Benin project during 2000. In October 2000, we collected an $18.0 million receivable from an African group related to a sale of a portion of our economic interest, net of all fixed equipment payments, in the revenue sharing of this project.

       Titan Wireless's core network technology relies heavily on our DAMA technology, which was developed under U.S. Department of Defense contracts beginning in 1983. DAMA enables more cost-effective and efficient use of satellite transmission capacity by increasing the amount of information that can pass through a satellite transponder and by allowing each VSAT in a satellite network to communicate with any other VSAT in the network without going through a central hub. We believe that our DAMA technology allows us to route customer connectivity requests more efficiently than any of our competitors.

       Titan Wireless has also developed substantial expertise in critical engineering disciplines such as satellite ground system design, radio frequency and digital engineering, digital and communications signal processing software, network management and modem technology. This expertise, combined with the adaptable core technologies and design supporting Titan Wireless's network, allows Titan Wireless to offer customers in developing countries complete communications systems that can use satellite-based technology, terrestrial-based wireless local loop technology, and/or GSM technology. Through its subsidiaries Sakon and Ivoire Telecom and its local partners, Titan Wireless is currently providing long distance or other communications services in more than 20 developing countries.

       For the year ended December 31, 2000, Titan Wireless had revenues of approximately $81.5 million, which represented 7.9% of our consolidated revenues. For the three months ended March 31, 2001, Titan Wireless had revenues of approximately $21.0 million, which represented 8.1% of our consolidated revenues.

       INDUSTRY OVERVIEW. Vast regions of the world remain without adequate communications infrastructure. In 1998, according to the International Telecommunication Union, countries in our targeted markets had fewer than two subscriber lines per 100 inhabitants compared to 66.13 in the United States. Internet connections and broadband systems are even less available. Government deregulation combined with unmet demand for communications services, including voice, data, and Internet connectivity, in many developing countries has provided numerous opportunities for companies able to provide cost-effective, high quality services. A combination of several factors, including advancement in voice and data transmission technologies, development of low cost ground terminals, the existence of commercial satellite availability, and the development of relatively low cost terrestrial-based wireless local loop equipment has made the commercial delivery of communications services, including voice, facsimile, data, Internet and network communications services, to developing countries more feasible.

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       COMPETITIVE STRENGTHS.  Titan Wireless considers the following to be its competitive strengths:

             LOW NETWORK AND OPERATING COSTS. Titan Wireless's global communications network is well-suited for commercial deployment in developing countries because it is designed to function at relatively low network and operating costs. The network utilizes Titan Wireless's DAMA network management software, which allows for multiple simultaneous users to efficiently access the same satellite channel, resulting in "space segment" cost savings and improved operational flexibility. In addition, Titan Wireless leases access to the geosynchronous satellites that it uses in its operations rather than purchasing satellites outright, and as a result does not have to recover the substantial costs associated with investments in satellites. Titan Wireless has also established its hubs in locations where Titan Wireless has been able to economically lease access to the international fiber optic network, which has also contributed to its ability to provide its communications services at relatively low cost. Because of these relatively low operating costs, Titan Wireless can charge prices for its communications services in developing countries that are both profitable to Titan Wireless and affordable to customers.

             STRATEGIC ALLIANCES WITH LOCAL PARTNERS. Titan Wireless develops and markets its communications services and systems through strategic alliances with local partners, such as regional and local communications services providers. In each location that Titan Wireless is operating, a local partner serves an important role as Titan Wireless's intermediary with local regulators and experts in the local market. Titan Wireless considers its ability to identify and enter into strategic relationships with effective local partners to be one of its competitive advantages.

             ADAPTABLE TECHNOLOGY AND INTEGRATION EXPERTISE. The core technologies and design supporting Titan Wireless's network can be adapted for use with different types of services such as voice, data or Internet or different technology such as VSAT technology, terrestrial-based wireless local loop technology and GSM technology. This adaptability, combined with Titan Wireless's expertise in integrating these different types of communications technology, provides Titan Wireless with the ability to offer different types of communications services to customers and to pursue many different types of opportunities in developing countries.

       STRATEGY. Titan Wireless's objective is to become a leading provider of communications services and systems in developing countries. To achieve this objective, Titan Wireless intends to pursue the following strategies:

             INCREASE SERVICE REVENUES. Titan Wireless intends to expand its installation and integration activities for communications systems and increasingly generate service revenues from installed equipment. One of Titan Wireless's key initiatives is to provide long distance communications services in developing countries. Titan Wireless is also in the process of installing wireless local loop technology to provide a full range of communications services, including voice, facsimile, data, Internet and network communications services, in several of its target markets. Titan Wireless derived 37% of its revenues during 2000 from providing communications services, with substantially all of its remaining revenues during 2000 being derived from its Benin project. Titan Wireless derived 51.2% of its revenues during the three months ended March 31, 2001 from providing communications services.

             GENERATE REVENUES FROM CORPORATE CUSTOMERS. The core technologies and design supporting Titan Wireless's communications systems can be readily integrated with terrestrial wireless local loop technology. Titan Wireless believes that large local corporations and multinational corporations with operations in developing countries are fairly regular and heavy users of communications services, and a likely source of strong demand for wireless communications services delivered over Titan Wireless's communications systems. Titan

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      Wireless intends to pursue wireless local loop licenses and install wireless local loop infrastructure in those markets where it acquires such licenses in order to offer a full range of communications services to corporate customers.

             GENERATE REVENUES FROM MOBILE CUSTOMERS. According to the International Telecommunications Union, certain developing countries are experiencing some of the fastest mobile subscriber growth in the world. Titan Wireless's first experience with mobile communications was in Benin, Africa, where Titan Wireless, in conjunction with its subcontractor Alcatel of France, installed the first phase of a GSM cellular network for the national telephone company covering a major city, and participates in the revenue stream generated by the use of the system. Today, after slightly more than a year of operation, more than 55,000 customers are using the system. Titan Wireless will continue to pursue similar opportunities in the future.

             EXPAND RELATIONSHIPS WITH LOCAL PARTNERS. Titan Wireless utilizes local partners to enter new markets. Titan Wireless continually evaluates potential additional strategic alliances that can provide financial, technological and/or marketing resources for its communications services and systems. Titan Wireless seeks partnerships with regional and local communications service providers who can obtain operating permits and play a key role in the installation and operation of a satellite communications network or wireless communications network in a developing country.

             LEAD SATELLITE COMMUNICATIONS TECHNOLOGY INNOVATION. Titan Wireless has combined expertise gained under government-sponsored development projects and its own internal development efforts to become a leader in low-cost, efficient satellite communications technology. Titan Wireless is currently in the process of developing Xpress II, its next generation VSAT terminal that will allow the two-way delivery of broadband services through a satellite-based VSAT terminal.

       COMPETITION. The industries and markets in which Titan Wireless competes are highly competitive, and we expect that competition will increase in such markets. Titan Wireless encounters competition from numerous companies, including large and emerging domestic and international companies, many of which have far greater financial, engineering, technological, marketing, sales and distribution and customer service resources than Titan Wireless. Some of Titan Wireless's competitors include Gilat Satellite Networks Ltd., Hughes Network Systems, STM Wireless, Inc. and ViaSat, Inc. Others are long distance carriers like IDT Corporation, Primus Telecommunications Group, AT&T Corp., Sprint Corporation and WorldCom, Inc.

CAYENTA

       OVERVIEW. As a total services provider, or TSP, Cayenta provides software applications and implementation and integration services to customers to solve specific business and operating problems. These software applications can be tailored for the customers' business and operating requirements and made accessible via the Internet. Cayenta's target markets include municipalities/utilities, transportation/logistics, retailing, federal government agencies and manufacturing. Cayenta currently offers proprietary software applications and related customized services for revenue cycle management, equipment monitoring and maintenance, and retailing.

       For the year ended December 31, 2000, Cayenta had revenues of approximately $77.4 million, which represented approximately 7.5% of our consolidated revenues. For the three months ended March 31, 2001, Cayenta had revenues of approximately $15.0 million, which represented 5.8% of our consolidated revenues.

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       INDUSTRY OVERVIEW.  The rapid growth of the Internet and related increases in accessibility of information and frequency of e-business and e-government transactions is creating significant new opportunities and challenges for businesses and governmental entities. Businesses and governmental entities face significant technical challenges in their efforts to use the Internet to improve communications with their trading partners, customers and constituents and enhance operational efficiencies, including:

      - solving integration and compatibility issues caused by the patchwork of proprietary and third party systems that businesses and governmental entities often implemented without a focused information technology strategy;

      - integrating data from disparate systems to increase its value;

      - adopting and integrating new and rapidly changing technologies while preserving investments in existing systems;

      - developing comprehensive end-to-end e-business solutions that link web sites with accounting and fulfillment systems and accommodate and account for complex billing, settlement and supply-chain transactions; and

      - tailoring standard software applications to their business processes and governmental functions while ensuring that these applications are compatible with those of their trading partners, customers and constituents.

       Many businesses and governmental entities currently have to manage multiple software applications, systems integrators and service vendors to address their challenges in doing business, increasing operational efficiencies and managing information over the Internet. Many information technology companies specialize in only a single aspect of services delivery, such as web design, software application development, systems integration or hosting of commercially available software applications. We believe that the complexity of combining all of these elements from different providers makes it difficult for businesses and governmental entities to implement information technology products and services in a cost-effective and timely manner.

       We believe that a significant market opportunity exists for information technology providers such as Cayenta that understand their customers' businesses and governmental functions and provide consulting and integration services and customized software applications. The Gartner Group forecasts that the market for e-business services will grow from $75.8 billion in 2000 to $527 billion by 2005.

       THE CAYENTA SOLUTION. Cayenta believes that the following features of its information technology products and services differentiate Cayenta from its competitors:

             TOTAL SERVICES PROVIDER. We believe that, by using a total services provider, companies and governmental entities can use a single third party provider for specific business or governmental functions and technology requirements rather than relying upon multiple vendors. We also believe that Cayenta's TSP offering provides its customers with a number of benefits over internally developed and hosted systems, including lower and more predictable capital and operating costs, quicker deployment and greater adaptability, scalability and reliability.

             INCREASED OPERABILITY AND ADAPTABILITY OF CUSTOMERS'
      SYSTEMS. Cayenta designs server operating systems and software applications that permit its customers to integrate different systems within their organizations and between their organizations and those of their trading partners. Cayenta's information technology products and services also accommodate customer technology preferences for server operating systems, and facilitate accessibility of software applications over the Internet. By providing its customers' systems with greater operability, we believe that Cayenta's information technology products and services reduce their manual and

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      redundant business processes and related costs, and enable them to use their systems to help create new business relationships with other companies. By being adaptable, we believe that Cayenta's information technology products and services permit its customers to add or change software applications rapidly as their businesses evolve.

             TAILORED OFFERINGS FOR CUSTOMERS' BUSINESS PROCESSES AND GOVERNMENTAL FUNCTIONS. Cayenta's industry expertise helps it define and deliver tailored software applications and services for its customers' industries, markets and constituents. Cayenta allows its customers to add additional functions to standard software applications that are specific to their needs. Cayenta adds these functions by using separate, tailored software applications that extend the capabilities of standard software applications.

             PROPRIETARY MULTI-CHANNEL RETAILING PACKAGE. Cayenta integrates a customer's web site with the customer's existing software applications and systems to support order processing, catalog management, customer service, inventory management, order fulfillment, billing and collections and account settlement. We believe that this multi-channel retailing package provides Cayenta's customers with a single point of contact for managing and monitoring all of their retailing transactions, including e-business, catalog and in-store transactions.

             PROPRIETARY REVENUE CYCLE MANAGEMENT OFFERING. Cayenta offers software applications that its customers use to track, collect and settle billing and payment transactions with their customers and trading partners. These software applications help Cayenta's customers address their needs relating to customer enrollment, creditworthiness, purchasing, contract management, bill generation, bill presentment, collections and settlement. Cayenta's software also provides audit and compliance functions that its customers use to manage the complex contract terms that are prevalent in e-business and their receivables and fulfillment process.

             PROPRIETARY EQUIPMENT MONITORING AND MAINTENANCE OFFERING. Cayenta offers software applications that enable customers to efficiently manage their equipment monitoring and maintenance processes. These software applications address maintenance scheduling, materials and parts management, and work order processing.

       STRATEGY. Cayenta's objective is to be a leading TSP. To achieve this objective, Cayenta intends to pursue the following strategies:

             CONTINUE TO ENHANCE ITS TSP OFFERING. Cayenta intends to enhance its TSP offering by adding functions that address other business processes. Cayenta plans to add these new functions by establishing strategic alliances, enhancing its current software applications, and entering into supply and service agreements with companies that are in industries it is targeting or that provide technology that it considers attractive for its TSP offering.

             TARGET SPECIFIC INDUSTRIES. Cayenta targets industries with complex and substantial information technology requirements. Cayenta currently has expertise in multiple industries, including municipalities/utilities, transportation/logistics, retailing, and manufacturing. Cayenta intends to further penetrate these industries by establishing strategic alliances and joint ventures with companies in those industries. As part of these efforts, Cayenta intends to develop information technology products and services in collaboration with participants in those industries. Cayenta believes that focusing on several specific industries provides it with a competitive advantage in developing information technology products and services for those industries.

             CONTINUE TO DEVELOP CORE COMPETENCIES. Cayenta intends to expand its expertise in building and deploying software applications and in integrating its customers' internal systems with one another and with those of their customers, trading partners and constituents. Cayenta

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      intends to continue incorporating technologies that support its customers'
      complex information technology needs into both standard and tailored software applications that it designs and implements for customers.
      Cayenta seeks out and tests new technologies as part of its internal research activities and in conjunction with customer projects. Cayenta augments its software offerings by utilizing open source software that is publicly available for reuse from Internet-based and other software development initiatives. Cayenta believes that its ability to successfully implement information technology products and services for its customers that incorporate leading technology enables it to gain insight into the relative strengths and weaknesses of competing technologies and to sell value-added consulting and integration services.

             BUILD ITS HOSTED CUSTOMER BASE. Cayenta markets its hosted proprietary software applications and implementation services both to existing customers and to new customers of its software applications as they replace or upgrade systems or increase their e-business or e-government activities. We believe Cayenta's hosted proprietary software applications and implementation services will allow it to establish stronger relationships with customers, provide a recurring revenue stream and enable it to sell additional services.

       COMPETITION. The information technology services business is intensely competitive and subject to rapid technological change. Cayenta expects the competition to continue and intensify. Cayenta's competitors include:

      - information technology service providers, such as Accenture, Answerthink, Inc., Cambridge Technology Partners, Inc., which recently announced it would be acquired by Novell Inc. in a stock-for-stock transaction, Electronic Data Systems Corporation, KPMG
        Consulting, Inc., Sapient Consulting and Tanning Technology Corporation; and

      - software product companies, such as CommercialWare, Inc., Datastream Systems, Inc., ORCOM Solutions, Inc., Peace SW, MRO Software, Ecometry Corporation, SCT Technologies, and Yantra Corporation.

       In comparison with Cayenta, many of its competitors are larger, have more brand recognition and have substantially greater financial infrastructure, personnel, and marketing resources. Existing or future competitors may independently develop and patent or copyright technologies that are superior or substantially similar to Cayenta's technologies. The costs to develop and to provide information technology services are relatively low. Moreover, barriers to entry, particularly in the areas of information technology consulting and integrating software applications, are low. Therefore, Cayenta will likely continue to face additional competition from new entrants into its industry. Cayenta believes that the primary competitive factors for its business include client value and service, the experience, technical knowledge and creative skills of personnel delivering solutions and services, and the success and reliability of the delivered solutions and services.

EMERGING TECHNOLOGIES AND BUSINESSES

       OVERVIEW. In Emerging Technologies and Businesses, we leverage our intellectual property portfolio to create commercial technology applications or individual businesses from technologies originally developed in government-sponsored or self-funded research and development programs or obtained through an acquisition. We include in Emerging Technologies and Businesses at any given time those commercial technology applications and individual businesses that we have not at that point developed into core subsidiaries and designated as separate operating segments.

       For the year ended December 31, 2000, Emerging Technologies and Businesses had revenues of approximately $52.9 million, which represented 5.1% of our consolidated revenues. For the three months ended March 31, 2001, Emerging Technologies and Businesses had revenues of approximately
$12.3 million, which represented 4.7% of our consolidated revenues.

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       The following are examples of some of the technology-based businesses that are currently included in our Emerging Technologies segment.

             E-TENNA is a majority-owned subsidiary where the core technologies and expertise were acquired as part of our acquisition of Atlantic Aerospace Electronics Corporation during 1999 and then further developed by us. We have chosen to utilize external equity financing to help fund the development of this business. e-tenna is developing antennas and radio frequency systems based on electromagnetic technology that it expects will establish new performance standards for the next generation of radio frequency technology. The key features of the technology are that it suppresses undesired radio frequency currents, thereby isolating the antenna from influences that could degrade performance. It also improves signal strength by causing power to radiate away from the device or equipment in which the technology is being used. In addition, for the mobile device market, the technology has the potential to enable devices to automatically receive radio signals within any frequency range, thus allowing one radio frequency module to support multiple technologies such as Bluetooth, 802.11b, voice services and third generation mobile data services. e-tenna is currently focused on creating products in four markets: wireless devices, broadband wireless access, mobile base station towers and precision global position systems. We expect e-tenna's technology will provide some or all of the following benefits: improved quality of service, reduced costs, longer battery life, better coverage and system capacity, and lower levels of specific absorption rate, which measures the quantity of radio frequency energy that is absorbed by the human body in connection with a cell phone's use.

             LINCOM WIRELESS is a wholly-owned subsidiary where the core technologies and expertise were acquired as part of our acquisition of LinCom during 2000 and then further developed by us. LinCom Wireless is focused on commercializing wireless networking chips that will enable wireless connectivity among local area networks, personal area networks, and home area networks. LinCom Wireless has developed for an original equipment manufacturer a chipset in the 802.11b interoperability standard and expects to begin receiving royalties in late 2001. The 802.11b interoperability standard is a standard for wireless networking promulgated by the Institute of Electrical and Electronics Engineers, or IEEE. The initial application for this chipset is expected to be network interface cards for computers and access points for the home area network market. LinCom Wireless is currently developing a chipset in the 802.11a standard, which is another standard for wireless networking promulgated by the IEEE. This chipset is expected to have speeds of 22-54 megabits per second and its development is scheduled to be completed in the second half of 2001. Potential applications for LinCom Wireless's wireless networking chips include set top boxes, consumer electronics devices, and multimedia applications.

             TITAN SCAN TECHNOLOGIES is a wholly-owned subsidiary where the core technologies and expertise were developed by us from our government contracts business. Titan Scan Technologies sells medical equipment sterilization systems and provides medical equipment sterilization services, which utilize the electron beam process that SureBeam uses for food irradiation. Titan Scan Technologies' medical equipment sterilization systems are currently used in the medical device production lines of Guidant Corporation in San Diego, California, Baxter Corporation in the Dominican Republic, Mediscan in Austria, and Rochialle Corporation in Wales. In addition, Titan Scan Technologies is currently building a system for Isotron in the United Kingdom. Titan Scan Technologies also offers contract sterilization services for medical product manufacturers at facilities that it owns in San Diego, Denver, Colorado and Lima, Ohio.

             AVERCOM is a wholly-owned subsidiary where the core technologies and expertise were acquired as part of our acquisition of AverStar during 2000 and then further developed by us.

      AverCom provides information technology consulting services for customers in the financial services and insurance industries. AverCom's information technology consulting services include implementing and supporting software applications for these customers, integrating implemented software applications with these customers' existing software applications and systems, and integrating these customers' web sites with their software applications and systems to support their e-business activities.

       COMPETITION. Because it is attempting to commercialize a number of diverse technologies and products, Emerging Technologies and Businesses effectively competes in many areas. Other companies are engaged in significant research and development activities in these areas, either on their own or in collaboration with others. Some of these companies have greater financial and personnel resources, and more experience in these specific areas than we do. We anticipate that Emerging Technologies and Businesses will face increased competition in the future as new companies enter these areas and additional and potentially more sophisticated technologies become available.

GOVERNMENT CONTRACTS

       A substantial portion of our revenues is dependent upon continued funding of United States and allied government agencies, as well as continued funding of the programs targeted by our businesses. Our revenues from U.S. government business represented approximately 85% of our total revenues for the year ended December 31, 1998, approximately 84% of our total revenues for the year ended December 31, 1999, approximately 74% of our total revenues for the year ended December 31, 2000 and approximately 80% of our total revenues for the three months ended March 31, 2001. Any significant reductions in the funding of United States government agencies or in the funding areas targeted by our businesses could materially and adversely affect our operating results and hinder our ability to execute our commercialization strategy.

       U.S. government contracts are subject to termination for the convenience of the government, as well as termination, reduction or modification in the event of budgetary constraints or any change in the government's requirements. When we subcontract with prime contractors, such subcontracts are also subject to the ability of the prime contractor to perform its obligations under its prime contract. We often have little or no control over the resources allocated by the prime contractor to the prime contract, and any failure by the prime contractor to perform its obligations under the prime contract could result in our loss of our subcontract. In addition, our contract-related costs and fees, including allocated indirect costs, are subject to audits and adjustments by negotiation between us and the U.S. government. As part of the audit process, the government audit agency verifies that all charges made by a contractor against a contract are legitimate and appropriate. Audits of our government contracts could result in a material charge to our earnings and have a negative effect on our cash position. In addition, U.S. government contracts are conditioned upon the continuing availability of congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded and additional funds are normally committed to the contract by the procuring agency as Congress makes appropriations for future fiscal years. Any failure of such agencies to continue to fund such contracts could have a material adverse effect on our operating results and hinder our ability to execute our commercialization strategy.

       Our business with the U.S. government and prime contractors is generally performed under cost reimbursement, fixed-price or time and materials contracts. Cost reimbursement contracts for the government provide for reimbursement of costs plus the payment of a fee. Under fixed-price contracts, we agree to perform certain work for a fixed price. Under time and materials contracts, we are reimbursed for labor hours at negotiated hourly billing rates and are reimbursed for travel and other direct expenses at actual costs plus applied general and administrative expense. The following table gives the percentage of revenues realized by us from the three primary types of government contracts during the periods indicated.

                                             YEAR ENDED DECEMBER 31,
                                       ------------------------------------    THREE MONTHS ENDED
CONTRACT TYPE                            2000          1999          1998        MARCH 31, 2001
-------------                          --------      --------      --------   ---------------------
Cost Reimbursement...................    42.2%         50.0%         50.1%                     41.3%
Time and Materials...................    38.8          16.7          27.5                      45.5
Fixed-Price..........................    19.0          33.3          22.4                      13.2
                                        -----         -----         -----     ---------------------
                                        100.0%        100.0%        100.0%                    100.0%
                                        =====         =====         =====     =====================

BACKLOG

       Contracts undertaken by us may extend beyond one year. Accordingly, portions are carried forward from one year to the next as part of backlog. Because many factors affect the scheduling of projects, no assurance can be given as to when revenue will be realized on projects included in our backlog. Although backlog represents only business which is considered to be firm, we cannot guarantee that cancellations or scope adjustments will not occur. The majority of backlog represents contracts under the terms of which cancellation by the customer would entitle us to all or a portion of our costs incurred and potential fees.

       Many of our contracts with the U.S. government are funded by the procuring agency from year to year, primarily based on its fiscal requirements. This results in two different categories of U.S. government backlog: funded and unfunded backlog. "Funded backlog" consists of the aggregate contract revenues remaining to be earned by us at a given time, but only to the extent such amounts have been appropriated by Congress and allocated to the contract by the procuring government agency. "Unfunded backlog" consists of the aggregate contract revenues expected to be earned as our customers incrementally allot funding to existing contracts, whether we are acting as a prime contractor or subcontractor, and the aggregate contract revenues to be funded on contracts which have been newly awarded to us. Unfunded backlog includes priced options, which consist of the aggregate contract revenues expected to be earned as a result of a customer exercising an option period that has been specifically defined in the original contract award. "Backlog" is the total of the government and commercial funded and unfunded backlog.

       Our backlog consisted of the following approximate amounts as of the following dates:

                                                 DECEMBER 31,
                                     ------------------------------------   MARCH 31,
BACKLOG                                 2000         1999         1998         2001
-------                              ----------   ----------   ----------   ----------
                                                      (IN THOUSANDS)
U.S. government funded backlog....   $  332,099   $  297,214   $  205,889   $  394,497
U.S. government unfunded
  backlog.........................    1,665,054    1,671,879    1,484,141    1,674,282
Commercial backlog................      116,794       89,314       49,027      148,260
                                     ----------   ----------   ----------   ----------
    Total backlog.................   $2,113,947   $2,058,407   $1,739,057   $2,217,039
                                     ==========   ==========   ==========   ==========

       We expect to realize approximately 47% of our December 31, 2000 backlog by December 31, 2001.

       Management believes that year-to-year comparisons of backlog are difficult and not necessarily indicative of future revenues, if any, from backlog. The actual timing of receipt of revenues, if any, on projects included in backlog could change because many factors affect the scheduling of projects. In addition, cancellations or adjustments to contracts may occur. Backlog is typically subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded.

Additionally, all United States government contracts included in backlog, whether or not funded, may be terminated at the convenience of the United States government.

MANUFACTURING

       We operate both fabrication and assembly facilities and also purchase certain components and assemblies from other suppliers. No one supplier accounts for a significant portion of total purchases. In limited cases, we obtain products from a sole supplier or a limited group of suppliers. For example, we rely on one supplier for some of the key components used to manufacture SureBeam's linear accelerator. Consequently, we risk disruptions in our supply of key products and components if these suppliers fail or are unable to perform because of strikes, natural disasters, financial condition or other factors.

PATENTS, TRADEMARKS AND TRADE SECRETS

       Our policy is to apply for patents and other appropriate statutory protection when we develop new or improved technology. We presently hold over 100 U.S. and foreign issued patents, as well as a number of trademarks and copyrights. However, we do not rely solely on these statutory protections to protect our technology and intellectual property. In addition to seeking patent protection for our inventions, we rely on the laws of unfair competition and trade secrets to protect our unpatented proprietary rights. We attempt to protect our trade secrets and other unpatented proprietary information through agreements with customers, vendors, employees and consultants. In addition, various names used by us for our products and services have been registered with the United States Patent and Trademark Office.

       SureBeam owns ten of our U.S. and foreign issued patents. SureBeam also owns 23 patent applications that are pending in the United States and abroad. The U.S. and foreign issued patents relating to the SureBeam technology have claims relating to methods of transporting products through the electron beam process, means of increasing the efficiency and reliability of the process, and ways of shielding the process that miniaturizes the size of the system. SureBeam's pending patent applications include claims relating to improvements in the operation, efficiency, and reliability of the SureBeam technology, shielding, multiple pass x-ray system and in-line processing systems. These patents will expire over the period from 2009 to 2018, and have been issued or are pending in markets that are key targets for SureBeam's expansion objectives. While electron beam, x-ray and linear accelerator machines and technology are considered to be part of the public domain and not patentable, SureBeam believes its patents cover the most efficient method of utilizing electron beam, x-ray and linear accelerator technology for food and other applications.

       Third parties could independently develop competing technology or design around our technology. If we are unable to successfully detect infringement and enforce our rights in our technology, we may lose competitive position in the applicable market. We cannot be certain that our means of protecting our proprietary rights in the U.S. or abroad will be adequate or that competing companies will not independently develop similar technology.

       To date we have not been notified that our technologies infringe the proprietary rights of any third parties, but third parties may, in the future, claim that our current or future technologies infringe upon their proprietary rights. In addition, third parties have and may continue to challenge the validity or enforceability of our proprietary rights. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause delays in our development of technologies and products, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on terms acceptable to us, or at all. As a result, any such claim could harm our business and prospects.

RESEARCH AND DEVELOPMENT

       We maintain a staff of engineers, other scientific professionals and support personnel engaged in development of new applications of technology and improvement of existing products. These programs' costs are expensed as incurred. Titan-funded research and development expenditures were $5.6 million in the year ended December 31, 1998, $6.7 million in the year ended
December 31, 1999, $12.3 million in the year ended December 31, 2000 and
$4.3 million in the three months ended March 31, 2001. The majority of our research and development activities during 2000 were customer-funded and as such were paid for through contract revenues. The majority of our customer-funded research and development activity is funded under contracts with the U.S. government.

GOVERNMENT AND ENVIRONMENTAL REGULATIONS

       We must comply with and are affected by various government regulations. These regulations affect how we and our customers can do business and, in some instances, impose added costs to our businesses. Any changes in applicable laws could adversely affect the financial performance of the business affected by the changed regulations. Any failure to comply with applicable laws could result in material fines and penalties or affect how we conduct our business in the future.

       We are subject to environmental and safety laws and regulations governing the use, storage and disposal of hazardous substances or wastes and imposing liability for the cleanup of contamination from these substances. We cannot completely eliminate the risk of contamination or injury from these substances or wastes, and, in the event of such an incident, we could be held liable for any damages that result. From time to time, we have been notified of violations of government and environmental regulations. We attempt to correct these violations promptly without any material impact on our operations. In addition, we may be required to incur significant additional costs to comply with environmental laws and regulations in the future. These costs, and any future violations or liability under environmental laws or regulations, could have a material adverse effect on our business, financial condition and results of operations.

       Domestically, our SureBeam technology is subject to significant regulation as a food additive under the Federal Food, Drug and Cosmetic Act, which is administered by the Food and Drug Administration, or FDA. Use of the SureBeam system, including product labeling, is also subject to regulation by the U.S. Department of Agriculture's, or USDA, Food Safety and Inspection Service and by health and environmental safety departments within various states.

       Food irradiation first gained regulatory approval in the U.S. in 1963 for use in the control of insects in wheat and wheat flour, followed by approval in 1964 for the prevention of sprouting in potatoes. In February 1984, the FDA granted approval for irradiation to inhibit the maturation of fresh fruits and vegetables, to disinfest food of insects, and to disinfect spices of microorganisms. In 1990, the FDA approved the irradiation of poultry. In December 1997, the FDA approved the irradiation of meat. In December 1999, the USDA issued regulations setting forth the guidelines for irradiation of beef and other fresh meats, leading to the approval of commercial sales in February 2000. Our SureBeam technology complies with these regulations. FDA approvals for the use of irradiation to treat processed foods and seafood are currently pending. The USDA has approved the use of irradiation for the purposes of reducing food borne pathogens and extending shelf life in meat and poultry in accordance with the requirements established by the FDA. While the FDA has approved the use of irradiation for reducing food borne pathogens in meat and poultry, it has not approved the use of irradiation to extend shelf life of poultry.

       Internationally, each country sets its own irradiation regulations. Government regulatory bodies in 38 countries have approved the use of irradiation to destroy bacteria and pests on only specified foods. SureBeam is required to obtain regulatory approval from a number of foreign regulatory authorities before it can offer its services in those jurisdictions. These jurisdictions may apply different criteria from the FDA in connection with their approval processes. SureBeam believes that it currently complies with all applicable regulations in countries where it intends to provide services.

       In the U.S. and other countries that follow World Health Organization guidelines, all electronically irradiated food, whether processed with electron beam or x-rays, must be labeled with the symbol for irradiation, known as the Radura symbol, and the phrase "Treated with Radiation" or "Treated by Irradiation." In the U.S., this label does not have to be any larger than the ingredients' font size. If the irradiated product is to be used as an ingredient in a further processed product, the Radura symbol is not required and the only label required is in the ingredients section (e.g. potatoes, irradiated ground beef, natural flavors). Bulk or wholesale items processed with irradiation require labeling only on the case of irradiated items and not the individual contents. For items not in packages but processed in their entirety (e.g. fruit, vegetables) the label may either be placed on each individual item, on the bulk container, or on a counter sign as long as it is next to the product and plainly in view. U.S. federal regulations do not require retail food service providers, such as fast food restaurants, to disclose that their food products have been irradiated. Since irradiation is regulated as a food additive, SureBeam's customers also are subject to packaging and labeling requirements. Additionally, states like Vermont have, and others may, adopt similar labeling requirements.

       SureBeam's processing facilities also are subject to various other federal, state and municipal regulations with regards to health, safety and environmental issues. Such facilities are subject to supervision or periodic inspection by other regulators. All SureBeam locations in the United States that process meat are required to have a USDA inspector on the premises when processing.

       Titan Wireless must comply with applicable laws and obtain the approval of the regulatory authorities of each foreign country in which it operates. The laws and regulatory requirements relating to satellite communications and other wireless communications systems vary from country to country. Some countries have substantially deregulated satellite communications and other wireless communications, while other countries maintain strict and often burdensome regulations. The procedure to obtain these regulatory approvals can be time-consuming and costly, and the term of the approvals vary from different countries. In addition, in some countries there may be restrictions on the ability to interconnect satellite communications with ground-based communications systems. Titan Wireless's sale of products outside the U.S. is also subject to compliance with the regulations of the U.S. Export Administration Regulations.

EMPLOYEES

       As of March 31, 2001, we employed approximately 7,950 employees, most of whom were located in the United States. We currently are not subject to collective bargaining arrangements, and we believe that our relationships with our employees are satisfactory.

PROPERTIES

       Our operations' facilities occupy approximately 1,766,000 square feet of space located primarily throughout the United States. The large majority of the space is office space. Substantially all of our facilities are leased. We describe our lease commitments in Note 9 to our year-end consolidated financial statements that are included elsewhere in this prospectus.

LEGAL PROCEEDINGS

       On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and its related U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against us relating to our patents for our SureBeam systems. On our motion, the Virginia court transferred the case to the Federal District Court in San Diego. The action attacks the validity of our core Irradiation System Utilizing Conveyor Transported Article Carriers patent, and seeks a declaration that Ion Beam

Applications and its customers have not infringed any of the claims in our patent. The action also contained allegations, later dismissed, that we engaged in unfair competition and that our conduct constituted patent misuse. On November 22, 2000, Ion Beam filed an amended complaint alleging, in addition to the original claims, that we have engaged in false advertising, monopolization, restraint on trade and unfair business practices. We have filed a counterclaim against the plaintiffs alleging infringement of out patent for our SureBeam systems. We are seeking damages and an injunction preventing further infringement of our patent. On April 17, 2001 the court granted our motion to try our patent infringement claim and Ion Beam Application's claims against our patent separately and before any trial of Ion Beam Application's claims alleging false advertising, monopolization, restraint on trade and unfair business practices. We intend to vigorously enforce our patents and prosecute our patent infringement claims against the plaintiffs. We also intend to vigorously defend against all allegations made by the plaintiffs. However, a finding in favor of Ion Beam Applications in this action could adversely affect our business, financial condition and results of operations by allowing Ion Beam and other potential competitors to develop and commercialize electron beam food irradiation systems that would compete against our SureBeam systems and services, thereby potentially reducing the growth of our SureBeam business segment and preventing us from generating the revenues that we expect from food irradiation.

       In the ordinary course of business, defense contractors are subject to many levels of audit and investigation by various government agencies. Further, we are subject to claims and from time to time are named as defendants in legal proceedings. We may also assert claims from time to time. In the opinion of management, the amount of ultimate liability or recovery with respect to these actions will not materially affect our financial position or results of operations taken as a whole.

                                   MANAGEMENT

       The following table provides information concerning our directors and executive officers as of May 31, 2001.

       Our executive officers and directors and their respective positions with us and ages are set forth in the following table. There are no family relationships between any of our directors or executive officers and our other directors or executive officers. Executive officers serve at the discretion of our board of directors.

EXECUTIVE OFFICERS AND DIRECTORS

                                                                                                      YEAR IN WHICH HE/SHE
                                                                                                             BECAME
NAME                                                POSITION                        AGE            EXECUTIVE OFFICER/DIRECTOR
----                                  ------------------------------------  --------------------   --------------------------
Gene W. Ray, Ph.D...................  Chairman of the Board of Directors,            63                 1981
                                      President and Chief Executive
                                      Officer

Eric M. DeMarco.....................  Chief Operating Officer                        37                 1997

Mark W. Sopp........................  Senior Vice President and Chief                35                 2001
                                      Financial Officer

Nicholas J. Costanza................  Senior Vice President, General                 46                 1999
                                      Counsel and Secretary

Mellon C. Baird.....................  Senior Vice President, and President           70                 1998
                                      and Chief Executive Officer of Titan
                                      Systems

Lawrence A. Oberkfell...............  Senior Vice President, President and           48                 1999
                                      Chief Executive Officer of SureBeam
                                      Corporation

Eugene J. O'Rourke..................  Senior Vice President, and President           59                 2001
                                      and Chief Executive Officer of Titan
                                      Wireless

David P. Porreca....................  Senior Vice President, and President           59                 2000
                                      and Chief Executive Officer of
                                      Cayenta

Deanna Hom Petersen.................  Vice President and Corporate                   33                 1997
                                      Controller

Rochelle R. Bold....................  Vice President, Investor Relations             32                 1999

Mary Jo Cippel......................  Vice President, Administration                 47                 2000

John Dressendorfer..................  Vice President, Government Relations           60                 2000

Dianne D. Scott.....................  Vice President, Human Resources                51                 1995

Ralph Williams......................  Vice President, Corporate                      56                 1999
                                      Communications

Michael B. Alexander................  Director                                       50                 2000

Charles R. Allen....................  Director                                       75                 1989

Joseph F. Caligiuri.................  Director                                       73                 1984

Daniel J. Fink......................  Director                                       74                 1985

Susan Golding.......................  Director                                       55                 2001

Robert M. Hanisee...................  Director                                       62                 1998

Robert E. La Blanc..................  Director                                       67                 1996

Thomas G. Pownall...................  Director                                       79                 1992

James E. Roth.......................  Director                                       64                 1998

Joseph R. Wright, Jr................  Director                                       62                 2000

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
       The term of office of each executive officer is until his or her respective successor is elected and has been qualified, or until his or her death, resignation or removal. Our board of directors elects officers annually at its first meeting following the annual meeting of stockholders.

       DR. RAY was a co-founder of Titan Systems, Inc., the parent of which merged into us in 1985. He served as a Director, Chief Executive Officer and President of Titan Systems from its inception in 1981 until the merger. He has been our Chairman of the Board of Directors since May 1999 and President and Chief Executive Officer since the merger. Dr. Ray has been the Chairman of the Board of Directors of SureBeam Corporation, a subsidiary of ours, since January 1998.

       MR. DEMARCO has been our Chief Operating Officer since April 2001, was our Executive Vice President and Chief Financial Officer and Treasurer from September 1998 to April 2001 and was our Senior Vice President and Chief Financial Officer from January 1997 to August 1998. From June 1986 to
January 1997, he held various positions at Arthur Andersen LLP, most recently as a Senior Manager.

       MR. SOPP has been our Senior Vice President and Chief Financial Officer since April 2001. From April 2000 to April 2001 he was Vice President and Chief Financial Officer of Titan Systems. From December 1998 to March 2000, Mr. Sopp was Director of Finance and Business Operations of Titan Systems. From 1990 to 1998 he held various positions at Taylor Made Golf Company, Inc., a golf club manufacturing company, most recently as a director and international controller.

       MR. COSTANZA has been our Senior Vice President, General Counsel and Secretary since August 1999. From 1980 to 1998, he served in several legal and other senior executive roles at Exide Electronics Group, Inc., a high technology public company, including most recently as Vice President, Chief Administrative Officer, General Counsel and Secretary. During 1998, he was Executive Vice President, General Counsel and Secretary of Enfinity Corporation, an energy and indoor environmental systems and services industry consolidation company that filed for an initial public offering in 1998.

       MR. BAIRD has been our Senior Vice President, and President and Chief Executive Officer of Titan Systems since September 1998. Since November 1990 he has been President and Chief Executive Officer of Delfin Systems, now a wholly-owned subsidiary of Titan. In 1986, Mr. Baird became President and Chief Operating Officer and in 1998 he was named Chief Executive Officer of Tracor. Prior thereto, Mr. Baird held senior positions at Eaton Corporation, Sanders Associates, Inc., F&M Systems Company, and Varo, Inc.

       MR. OBERKFELL has been our Senior Vice President and President, Chief Executive Officer and a director of SureBeam since November 1999. From
December 1995 to November 1999, he held various positions at Anchor Food Products, Inc., a manufacturer of frozen food appetizers, most recently as Chief Executive Officer. From October 1992 to December 1995, he held various positions at Orval Kent Food Company, a refrigerated salad company, most recently as Chief Executive Officer.

       MR. O'ROURKE has been our Senior Vice President, and President and Chief Executive Officer of Titan Wireless since February 2001. From 1973 until February 2001, he held various positions at Motorola Inc., a wireless communications company, most recently as Vice President and General Manager of its Emerging Markets Network Solutions Division.

       MR. PORRECA has served as our Senior Vice President since January 2000, and as President and Chief Executive Officer of Cayenta since January 1999. From June 1995 to December 1998, he served as Chief Executive Officer and Senior Member of Transnational Partners II, an enterprise software consulting company. From August 1989 to June 1995, he served as Chief Executive Officer of Expersoft Corporation, a software development and services company.

       MS. PETERSEN has been our Corporate Controller since December 1996 and our Vice President since July 1998. From September 1993 to December 1996,
Ms. Petersen was our Corporate Manager of Operations Analysis. From
January 1990 to September 1993, she held various positions at Arthur Andersen LLP, most recently as a Senior Auditor.

       MS. BOLD has been our Vice President since August 1999. From 1998 to 1999, she was Director of Investor Relations at Leap Wireless International, a wireless communications carrier. From 1994 to 1998, Ms. Bold was Vice President of Government Affairs for the San Diego Regional Economic Development Corporation.

       MS. CIPPEL has been our Vice President since June 2000. From 1999 to 2000, she was Senior Vice President and Chief Administrative Officer of Research Analysis and Maintenance, Inc. From 1994 to 1995, Ms. Cippel was Director of Contracts and Purchasing at GRC International, Inc., a technical services company that develops advanced information systems and provides engineering solutions. From 1995 to 1999, she was Vice President and Director of Contracts and Purchasing at GRC International.

       MR. DRESSENDORFER has been our Vice President since August 2000. From 1996 to 2000, he was Vice President, Government & External Affairs of the American Forest & Paper Association. Mr. Dressendorfer was a founder of the firm Dressendorfer Laird, a lobbying firm, serving as President from 1983 until 1996.

       MS. SCOTT has been our Vice President since June 1995. From July 1992 to April 1995 she was an independent consultant providing contingency and contract recruiting services. From April 1987 to June 1992 she was a principal with the Scott Group, Inc., a management consulting firm specializing in finance, marketing, human resources, and organizational development for emerging growth companies.

       MR. WILLIAMS has been our Vice President since 1999. He was Director of Internal Communications for the Raytheon Company from 1986 until 1995 when he became Director of Corporate Communications for System Resources Corporation, a wholly-owned subsidiary of Titan.

       MR. ALEXANDER was the Chairman of the Board of Directors, Chief Executive Officer and founder of AverStar, a company that provides information technology services and software to U.S. government agencies, from 1998 until its acquisition by us in June 2000. He is a founding partner of AFH Partners, L.P., which was founded in 1993 to invest in software companies.

       MR. ALLEN was employed by TRW, Inc., a diversified manufacturing company, from 1955 to 1986, where he held a number of executive management positions, including director from 1972 to 1986, and Executive Vice President and Chief Financial Officer from 1977 to 1986.

       MR. CALIGIURI was employed by Litton Industries, Inc., a diversified manufacturing and services company, from 1969 to 1993, where he held a number of executive management positions, including Executive Vice President from September 1981 to April 1993. Mr. Caligiuri is a director of Intracel Corporation, a biotechnology company.

       MR. FINK was employed by General Electric Co. from 1967 to 1982, where he held a number of executive management positions, including Senior Vice President of Corporate Planning and Development, after which he founded and has been the President of D. J. Fink Associates, Inc., a management consulting firm.
Mr. Fink is a director of Orbital Sciences Corp., a space technology and satellite services company, and Magellan Corp.

       MS. GOLDING served as Mayor of San Diego from 1992 to 2000. Prior to serving as Mayor, she chaired the San Diego County Board of Supervisors, served as Deputy Secretary of Business, Transporation and Housing for the State of California and was a member of the San Diego City Council. Ms. Golding is a director of SureBeam.

       MR. HANISEE is currently Managing Director and Chief Investment Officer for Asset Allocation in the Private Client Services Group of Trust Company of the West. He managed the Convertible Securities Group from 1992 to 1998, and had been Portfolio Manager for the Global Telecom Trust from September 1996 to October 1998. Mr. Hanisee was a founding partner of Amdec Securities, and later was President of Seidler Amdec Securities. Mr. Hanisee is a director of Edo Corporation, a technology company, and Illgen Simulation Technologies, Inc., an information systems company.

       MR. LA BLANC was a General Partner with Salomon Brothers, an investment banking firm, from 1969 to 1979. From 1979 to 1981, he was Vice Chairman of Continental Telecom, Inc., after which he founded and has been the President of Robert E. La Blanc Associates, Inc., a financial and technical consulting firm. He currently serves on the board of directors of Salient 3
Communications, Inc., a telecommunications and equipment and services company, Storage Technology Corp., a provider of network computing storage, Tribune Company, a media company, Chartered Semiconductor Manufacturing, Ltd., a semiconductor manufacturer, and two families of Prudential mutual funds.

       MR. POWNALL was employed by Martin Marietta Corporation, a diversified manufacturing and services company, from 1963 to 1992, where he held a number of executive management positions, including serving as a director from September 1971 to April 1992, Chief Executive Officer from April 1982 to
April 1988, and Chairman of the Board of Directors from January 1983 to
April 1988.

       MR. ROTH was employed by GRC International Inc., a technical services company that develops advanced information systems and provides engineering solutions, from July 1974 to June 1996, where he held key executive management positions, retiring as President and Chief Executive Officer and serving as a director from January 1992 to November 1998.

       MR. WRIGHT has been Vice Chairman and Director of Terremark
Worldwide, Inc., a company that develops and operates telecommunications data centers, since May 2000. From 1996 to 2000 he was Chairman of the Board of Directors and Chief Executive Officer of AmTec, Inc., which merged into Terremark in 2000. Mr. Wright was Chairman of the Board of Directors and Director of GRC International, Inc. from 1996 to 2000 and was Executive Vice President and Vice Chairman of W.R. Grace & Co. from 1989 to 1994.

COMMITTEES OF THE BOARD OF DIRECTORS

       Our board of directors has an Audit Committee and a Compensation, Stock Option and Pension Committee. The members of the Audit Committee are Mr. Allen, Chairman, and Messrs. Fink, Hanisee and Wright. This committee monitors our financial reporting process and internal control systems, reviews audit and management reports and makes recommendations regarding the appointment of the independent auditors. The members of the Compensation, Stock Option and Pension Committee are Mr. Pownall, Chairman, and Messrs. Caligiuri, La Blanc and Roth. This committee provides leadership in connection with the hiring and retention of senior executives, salary and incentive compensation policies for senior executives, and the granting of stock options to employees.

       Directors who are not our employees or affiliates receive directors' fees at an annual rate of $43,000, paid quarterly, and $1,500 per meeting for each meeting attended in excess of five meetings per calendar year. Additionally, directors who serve as chairs to committees of our board of directors receive $1,500 per quarter. In addition, each director received options to purchase 5,000 shares of our common stock upon his or her election to our board of directors and an additional 5,000 shares each following year under the 2000 Employee and Director Stock Option and Incentive Plan at the fair market value on the date of the grant. Options granted to directors vest over 4 years. The options granted to directors have a ten-year term. If there is a change of control of Titan, the vesting of the options will accelerate. Directors who are not also our employees may elect to receive all or a portion of their directors' fees in our common stock. Directors also receive discretionary stock option awards from time to time in one or more of our subsidiaries.

AGREEMENTS WITH EXECUTIVE OFFICERS AND DIRECTORS

       We have entered into agreements with Dr. Ray and Messrs. Costanza and DeMarco to reinforce and encourage their continued dedication to us without distraction arising from the possibility of a change in control occurring to us. The terms of the agreements provide that, in the event of a change in control as defined in the agreements, and the termination of the executive's employment at any time during the three-year period thereafter by us other than for cause or by the executive for good reason, in each case as defined in the agreements, the executive will be paid a lump sum amount equal to three times his base salary plus maximum annual bonus. Additionally, the executive will receive a prorated bonus for the year of termination and continuation of medical and dental benefits covering the executive and his dependents for three years following the termination.

       Under the agreements, a change in control is defined as the occurrence of any of the following:

      - the acquisition by any person, together with its affiliates, of beneficial ownership of voting securities of ours possessing 20% or more of the combined voting power of our outstanding voting securities;

      - the majority of the members of our board of directors being comprised of individuals other than those who were members at the time of execution of the agreements, unless the new members elected were approved or nominated by a majority of the members of the then-incumbent board; or

      - the consummation of a merger, reorganization, consolidation or sale or other disposition of all or substantially all of our assets, subject to certain exceptions.

       In July 2000, we made a loan to Mr. Baird in the amount of $91,397, accruing interest at a rate of 7% annually, pursuant to a promissory note and loan agreement. In April 2001, we entered into a letter agreement with Mr. Baird which extended the repayment period of the promissory note dated
July 17, 2000 and provided Mr. Baird with an additional loan in the amount of $477,451 pursuant to a separate promissory note. This letter agreement dated April 6, 2001 provides that the principal amount of each loan shall be repaid upon the earlier of the sale by Mr. Baird of a sufficient number of shares of our common stock equal to the principal amounts of the notes or April 15, 2002. If Mr. Baird is unable to sell a sufficient number of shares to repay the notes by such time, due to insider trading restrictions or other company-related restrictions, the term of the notes will be extended until such restriction is lifted. So long as Mr. Baird remains an employee of ours, the interest accruing on the notes will be forgiven at the time of repayment. If Mr. Baird retires before repayment of the notes, we will forgive the interest on the notes if payment in full occurs within 180 days of Mr. Baird's retirement. If, prior to repayment in full, Mr. Baird should resign or be terminated for cause, then the principal amount of the note, plus accrued interest, would be immediately due and payable.

       Additionally, in connection with the hiring and related relocation of Mr. Oberkfell, SureBeam made a loan to Mr. Oberkfell in the amount of $375,000, accruing interest at a rate of 6.49% annually, pursuant to a promissory note and loan agreement. As of May 31, 2001, $300,000 remained outstanding under the loan. SureBeam will forgive this loan over a five-year period unless
Mr. Oberkfell voluntarily terminates his employment with SureBeam or if SureBeam terminates him for cause as defined in the loan agreement. If SureBeam terminates Mr. Oberkfell's employment within the first two years for reasons other than if he is grossly negligent in the performance of his material work duties, Mr. Oberkfell shall receive a payment equal to one year of base salary at the then current rate. If SureBeam terminates Mr. Oberkfell's employment after the first two years for reasons other than if he is grossly negligent in the performance of his material work duties, Mr. Oberkfell shall receive a payment equal to six months of base salary at the then current rate.

       Mr. Alexander was Chairman of the Board of Directors and Chief Executive Officer of AverStar, Inc. prior to its acquisition by us in June 2000.
Mr. Alexander has a promissory note in the amount of $100,000 outstanding pursuant to an agreement dated September 30, 1999. This note is secured by a mortgage on real property. Interest accrues on the unpaid principal balance at the aggregate of the three month LIBOR rate plus 2.75%.

       Certain of the our officers and directors plan to enter into written trading plans in accordance with SEC Rule 10b5-1. The terms of the written trading plans have not yet been determined.

                             PRINCIPAL STOCKHOLDERS

       The following table presents information regarding the beneficial ownership of our common stock as of May 31, 2001 by:

      - each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

      - each of our directors;

      - our chief executive officer and our four most highly compensated executive officers in 2000 other than the chief executive officer; and

      - all of our directors and executive officers as a group.

       The percentages of beneficial ownership is based on 53,694,243 shares of common stock outstanding as of May 31, 2001.

                                                                     SHARES                  PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIALLY OWNED(2)             CLASS(3)
---------------------------------------                       ---------------------      ----------------------
5% STOCKHOLDERS:
OppenheimerFunds, Inc. .....................................         5,829,800(4)                          10.9%
  Two World Trade Center, 34th Floor
  New York, New York 10048-0203
Morgan Stanley Dean Witter & Co. ...........................         3,574,489(5)                           6.7%
  1585 Broadway
  New York, New York 10036
EXECUTIVE OFFICERS AND DIRECTORS:
Michael B. Alexander........................................           334,424(6)                  *
Charles R. Allen............................................            54,173(7)                  *
Mellon C. Baird.............................................           265,731(8)                  *
Joseph F. Caligiuri.........................................            44,332(9)                  *
Eric M. DeMarco.............................................           203,820(10)                 *
Daniel J. Fink..............................................            53,545(11)                 *
Robert M. Hanisee...........................................            66,130(12)                 *
Robert E. La Blanc..........................................            36,332(13)                 *
Lawrence A. Oberkfell.......................................            16,989(14)                 *
David P. Porreca............................................            22,865(15)                 *
Thomas G. Pownall...........................................            70,481(16)                 *
Gene W. Ray.................................................         1,107,709(17)                          2.0%
James E. Roth...............................................            17,082(18)                 *
Joseph R. Wright, Jr........................................             1,416(19)                 *
All directors and executive officers as a group
(24 persons)................................................         2,481,005(20)                          4.5%

------------------------

  *  Less than 1%

 (1) Except as otherwise indicated, the address of each owner is c/o The Titan Corporation, 3033 Science Park Road, San Diego, California 92121.

 (2) This table is based upon information supplied by officers and directors and upon information contained on Schedules 13D and 13G and upon periodic statements under Section 16(a) of the Securities Exchange Act of 1934 that have been filed with the SEC. The information regarding beneficial ownership of our common stock has been presented according to rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership of our common stock includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days through the exercise of any stock option or other right. Under California and some other state laws, personal property owned by a married person may be community property that either spouse may manage and control. We have no information as to whether any shares shown in this table are subject to such community property laws. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

 (3) Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by that person by the sum of the number of shares outstanding as of such date and the number of shares as to which that person has the right to acquire voting or investment power with respect to their shares.

 (4) OppenheimerFunds, Inc. disclaims beneficial ownership of these shares, and OppenheimerFunds, Inc. has shared investment power over these shares. Includes 3,119,600 shares of common stock beneficially owned by Oppenheimer Total Return Fund, Inc., an affiliate of OppenheimerFunds, Inc.

 (5) Includes 2,860,600 shares of common stock beneficially owned by Miller Anderson & Sherrerd, LLP, an affiliate of Morgan Stanley Dean Witter & Co.

 (6) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 161,036 shares.

 (7) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 33,332 shares.

 (8) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 112,933 shares and 1,063 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (9) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 28,332 shares.

 (10) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 187,083 shares and 2,496 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (11) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 33,332 shares.

 (12) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 7,082 shares.

 (13) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 2,082 shares.

 (14) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 16,485 shares and 504 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (15) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 21,875 shares and 990 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (16) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 27,082 shares.

 (17) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 711,883 shares and 87,288 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (18) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 2,082 shares.

 (19) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 416 shares.

 (20) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 1,509,601 shares and 103,399 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

                              SELLING STOCKHOLDERS

       The following table and accompanying footnotes set forth certain information regarding beneficial ownership of our common stock by the selling stockholders as of May 31, 2001 prior to the offering of our common stock contemplated hereby and as adjusted to reflect the sale of 6,893,685 shares of common stock by us and 606,315 shares of common stock by the selling stockholders in this offering.

       Dr. Gene W. Ray is offering 500,000 shares, substantially all of which he will acquire upon exercising options in connection with this offering. Dr. Ray plans to use the proceeds from the sale of these shares primarily to pay the exercise price for the options he is exercising in connection with this offering, to pay taxes owed on the sale of these shares and to exercise additional options he holds to purchase our common stock. Dr. Ray currently intends to hold the shares that he will acquire pursuant to the exercise of the additional options.

                                         PRIOR TO OFFERING                                        AFTER OFFERING
                                ------------------------------------     SHARES OF     ------------------------------------
                                 NUMBER OF SHARES                         COMMON        NUMBER OF SHARES
                                 OF COMMON STOCK      PERCENTAGE OF        STOCK        OF COMMON STOCK      PERCENTAGE OF
NAME AND PRINCIPAL POSITION(1)  BENEFICIALLY OWNED   COMMON STOCK(2)   BEING OFFERED   BENEFICIALLY OWNED   COMMON STOCK(2)
------------------------------  ------------------   ---------------   -------------   ------------------   ---------------
Mellon C. Baird(3) ........             265,731               *            51,315             214,416                *
  Senior Vice President, and
  President and Chief
  Executive Officer of Titan
  Systems
Deanna Hom Petersen(4) ....              56,385               *            15,000              41,385                *
  Vice President and Corporate
  Controller
Thomas G. Pownall(5) ......              70,481               *            30,000              40,481                *
  Director
Gene W. Ray(6) ............           1,107,709             2.0%          500,000             607,709              1.0%
  Chairman, President and
  Chief Executive Officer
Dianne D. Scott(7) ........              51,291               *            10,000              41,291                *
  Vice President, Human
  Resources

--------------------------

 (1) This table is based upon information supplied by the selling stockholders and information contained on Schedules 13D and upon periodic statements under Section 16(a) of the Securities Exchange Act of 1934 that have been filed with the SEC. The information regarding beneficial ownership of our common stock has been presented according to rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership of our common stock includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days through the exercise of any stock option or other right. Under California and some other state laws, personal property owned by a married person may be community property that either spouse may manage and control. We have no information as to whether any shares shown in this table are subject to such community property laws. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

 (2) Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by that person by the sum of the number of shares outstanding as of such date and the number of shares as to which that person has the right to acquire voting or investment power with respect to their shares.

 (3) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 112,933 shares and 1,063 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (4) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 50,874 shares and 5,011 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (5) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 27,082 shares.

 (6) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 711,883 shares and 87,288 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

 (7) Includes outstanding options exercisable within 60 days after May 31, 2001 to purchase 48,083 shares and 3,208 shares held by the trustees of our 401(k) Retirement Plan and Employee Stock Ownership Plan.

                          DESCRIPTION OF CAPITAL STOCK

       Our authorized capital stock as of May 31, 2001 consisted of:

      - 200,000,000 shares of common stock, par value $.01 per share, of which 53,694,243 shares were issued and outstanding; and

      - 5,000,000 shares of preferred stock, par value $1.00 per share, of which 1,068,102 shares have been designated as $1.00 cumulative convertible preferred stock, of which 689,978 shares were issued and outstanding, and 1,000,000 shares have been designated as series A junior participating preferred stock, none of which is issued and outstanding.

       We have reserved for issuance under our 1990, 1994 and 1997 Stock Option Plans, our 1996 Directors' Stock Option and Equity Participation Plan, and our 2000 Employee and Director Stock Option and Incentive Plan a total of 7,125,000 shares of our common stock, of which 4,670,600 shares were covered by outstanding options as of May 31, 2001. We also have 1,000,000 shares of our common stock reserved for issuance under our Employee Stock Ownership Plan, of which 463,565 shares were issued and outstanding as of May 31, 2001, and 2,000,000 shares of our common stock reserved for issuance under our Employee Stock Purchase Plan and our 2000 Employee Stock Purchase Plan, of which 843,271 shares were issued and outstanding as of May 31, 2001.

       The following summary describes the material terms of our capital stock and stockholder rights plan. The description of capital stock and stockholder rights plan is qualified by reference to our certificate of incorporation, as amended, bylaws and stockholder rights plan.

COMMON STOCK

       DIVIDENDS. Subject to the right of the holders of any class of preferred stock, holders of shares of our common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds. No dividend may be declared or paid in cash or property on any share of any class of common stock unless simultaneously the same dividend is declared or paid on each share of that and every other class of common stock; provided, that, in the event of stock dividends, holders of a specific class of common stock shall be entitled to receive only additional shares of that class.

       VOTING RIGHTS. The holders of our common stock are entitled to one vote for each share held and do not have cumulative voting rights.

       LIQUIDATION RIGHTS. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to creditors and holders of our preferred stock, if any.

       OTHER PROVISIONS. The holders of our common stock are not entitled to preemptive or similar rights.

PREFERRED STOCK

       We are currently authorized to issue 5,000,000 shares of preferred stock, par value $1.00 per share, of which 1,068,102 shares have been previously issued as $1.00 cumulative convertible preferred stock, of which 689,978 shares were issued and outstanding as of May 31, 2001, and 1,000,000 shares have been designated as series A junior participating preferred stock, none of which is issued and outstanding. Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from our authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our amended and restated articles of incorporation, the board of directors is empowered to determine:

      - the designation of and the number of shares constituting a series of preferred stock;

      - the dividend rate, if any, for the series;

      - the terms and conditions of any voting and conversion rights for the series, if any;

      - the number of directors, if any, which the series shall be entitled to elect;

      - the amounts payable on the series upon our liquidation, dissolution or winding-up;

      - the redemption prices and terms applicable to the series, if any; and

      - the preferences and relative rights among the series of preferred stock.

These rights, preferences, privileges and limitations of preferred stock could adversely affect the rights of holders of our common stock.

CUMULATIVE CONVERTIBLE PREFERRED STOCK

       DIVIDENDS. Each share of cumulative convertible preferred stock accrues dividends at the rate of $1.00 per share per annum.

       VOTING RIGHTS. The holders of our cumulative convertible preferred stock are entitled to one-third of one vote for each share held and do not have cumulative voting rights.

       LIQUIDATION RIGHTS. Upon our liquidation, dissolution or winding-up, the holders of our cumulative convertible preferred stock are entitled to a liquidation preference of $20 per share plus any unpaid cumulative dividends before any distribution to holders of our common stock.

       CONVERSION RIGHTS. Each outstanding share of cumulative convertible preferred stock is convertible into our common stock, at the option of the holder, at a rate of two-thirds shares of common stock for each share of cumulative convertible preferred stock.

       REDEMPTION. Each share of cumulative convertible preferred stock is redeemable, but only at our option, at a redemption price of $20 per share plus any accrued and unpaid dividends.

       OTHER PROVISIONS. The holders of our cumulative convertible preferred stock are not entitled to preemptive or similar rights.

CONVERTIBLE TRUST PREFERRED SECURITIES

       In February 2000, Titan Capital Trust, our wholly-owned subsidiary, issued 5,000,000 convertible preferred securities (Remarketable Term Income Deferrable Equity Securities, or HIGH TIDES(SM)) at $50 per security. The provisions of the HIGH TIDES issued by the trust are as follows:

       DISTRIBUTIONS. The HIGH TIDES accrue distributions of 5 3/4% per annum, payable quarterly in arrears. We may defer payment of the distributions for up to 20 consecutive quarters so long as no event of default with respect to the HIGH TIDES has occurred and is continuing. The trust's ability to pay distributions on the HIGH TIDES is solely dependent on its receipt of interest payments from us under debentures we issued to the trust in consideration of its distribution to us of the proceeds of its issuance of the HIGH TIDES. The 5 3/4% per annum rate may change on the reset date described below.

       REMARKETING. Approximately 5 years after issuance of the HIGH TIDES, a remarketing agent will attempt to establish an annual distribution rate, conversion price and redemption features for the HIGH TIDES that are consistent with a price per HIGH TIDES equal to 101% of its liquidation preference and that are also most favorable to us. The remarketing of the HIGH TIDES will become effective on the reset date, which is any date (a) not later than February 15, 2005, or, if the day is not a business day, the next succeeding day, and
(b) not earlier than 70 business days prior to February 15, 2005, as may be determined by the remarketing agent in its sole discretion. On or after the reset date, the applicable per annum distribution rate will be the term rate established by the remarketing agent based on the outcome of the remarketing.

       CONVERSION RIGHTS. Each HIGH TIDES is convertible into 1.0076 shares of our common stock. On or after the reset date, the conversion rights of the HIGH TIDES shall be those established in the remarketing.

       REDEMPTION RIGHTS. The HIGH TIDES are redeemable by us at our option in whole or in part beginning on February 20, 2003 at $50.72 per HIGH TIDE, which redemption price declines to $50.00 per HIGH TIDE beginning February 20, 2004 and continues in effect until the remarketing is effected, after which date the redemption features for the HIGH TIDES are those established in the remarketing.

       VOTING RIGHTS. Holders of HIGH TIDES are not entitled to voting rights, unless we default under the debentures we issued to the trust or our guarantee of the trust's obligations to distribute available funds held by the trust to satisfy obligations under the HIGH TIDES, in which case the holders of HIGH TIDES are entitled, by majority vote, to appoint an additional trustee of the trust or remove other trustees.

       LIQUIDATION RIGHTS. If the trust is liquidated and the debentures we issued to the trust are not distributed to the holders of HIGH TIDES, the holders are entitled to receive, after satisfaction of liabilities to creditors of the trust as required by applicable law, $50 per HIGH TIDE plus accrued and unpaid distributions.

PREFERRED SHARE PURCHASE RIGHTS

       Each outstanding share of our common stock has or will have attached to it one preferred share purchase right, which we refer to as a right. Each right entitles the registered holder of our common stock to purchase from us, upon the occurrence of specified events, one one-hundredth of a share of our series A junior participating preferred stock, which we refer to as the participating preferred shares, at a price of $42 per one one-hundredth of a participating preferred share, subject to adjustment. The terms of the rights are set forth in a rights agreement dated as of August 21, 1995, between us and American Stock Transfer and Trust Company, as rights agent.

       Until the distribution date described below, we will not issue separate certificates evidencing the rights. Until that date, the rights will be evidenced, with respect to any common stock certificate, by that common stock certificate. The rights will detach from the common stock and a distribution date will occur upon the earlier of the following dates:

      - subject to the exceptions described below, the tenth day following a public announcement that an "acquiring person," which, subject to the exceptions listed in the following sentence, includes a person or "group" of affiliated or associated persons, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, or

      - the tenth day following the commencement, or the first public announcement by any person or group of an intention to commence, a tender offer or exchange offer that would result in beneficial ownership by a person or group of 15% or more of our outstanding common stock.

       Our board of directors, with the concurrence of a majority of the continuing directors, may postpone the distribution date by determining a later distribution date before the time any person or group becomes an acquiring person. Any board member who is not an acquiring person or an affiliate or associate of an acquiring person, or an employee, director, representative, nominee or designee of an acquiring person, or its affiliate or associate, but who:

      - was a member of our board of directors before any person becomes an acquiring person, or

      - became a member of our board of directors after any person becomes an acquiring person if the member was nominated for election or elected to our board of directors upon the recommendation or approval of a majority of the continuing directors, is considered to be a continuing director of Titan.

       The term "acquiring person" does not include us, any of our subsidiaries, any of our or our subsidiaries' employee benefit plans or any entity holding our common stock for or under any of our or our subsidiaries' employee benefit plans. In addition, a person who would otherwise be an acquiring person will not be considered an acquiring person if our board of directors determines in good faith that such person inadvertently became the beneficial owner of 15% or more of our common stock and such person divests itself, as promptly as practicable, of beneficial ownership of a sufficient number of shares of our common stock so that it would no longer otherwise qualify as an acquiring person.

       The rights agreement provides that, until the distribution date, or earlier redemption or expiration of the rights, the rights will be transferred only with our common stock. The rights will be evidenced, with respect to any common stock certificate outstanding as of September 7, 1995, by that common stock certificate with a summary of the rights attached to it. Until the distribution date, or earlier redemption or expiration of the rights, new common stock certificates issued after September 7, 1995, upon transfer or new issuances of common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date, the surrender for transfer of any certificates for common stock, even without a summary of the rights attached to it, also will constitute the transfer of the rights associated with the common stock represented by that certificate. As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date, and the separate right certificates alone will evidence the rights. Only our common stock issued before the distribution date will be issued with rights.

       The rights are not exercisable until the distribution date. The rights will expire on August 17, 2005, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case as described below.

       The purchase price payable for the participating preferred shares, and the number of participating preferred shares or other securities or property issuable, upon exercise of the rights, as well as the number of rights outstanding, are subject to adjustment from time to time to prevent dilution in the following circumstances:

      - in the event of a stock dividend on, or a subdivision, combination or reclassification of the participating preferred shares,

      - upon the grant to holders of the participating preferred shares of rights or warrants to subscribe for or purchase participating preferred shares at a price, or securities convertible into participating preferred shares with a conversion price, less than the current market price of the participating preferred shares, or

      - upon the distribution to holders of the participating preferred shares of evidences of indebtedness, securities or assets, excluding regular periodic cash dividends at a rate not in excess of 125% of the last cash dividend paid or, in the case that regular cash dividends have not been paid, at a rate not in excess of 50% of the average net income per share of the four quarters ended immediately before the payment of the dividend, or dividends payable in participating preferred shares or of subscription rights or warrants, other than those referred to above.

       The number of outstanding rights and the number of one one-hundredths of a participating preferred share issuable upon exercise of each right are also subject to adjustment in the event of a dividend or other distribution on the common stock payable in common stock or subdivisions, consolidations or combinations of our common stock occurring, in any of those cases, before the distribution date.

       Participating preferred shares purchasable upon exercise of the rights will not be redeemable. Each participating preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock. If there is a liquidation, the holders of the participating preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. Each participating preferred share will have 100 votes, voting together with our common stock. If there is a merger, consolidation or other transaction in which our common stock is exchanged, each participating preferred share will be entitled to receive 100 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions.

       Because of the nature of the dividend, liquidation and voting rights of the participating preferred shares, the value of the one one-hundredth interest in a participating preferred share purchasable upon exercise of each right should approximate the value of one share of our common stock.

       If any person or group becomes an acquiring person, except pursuant to specified cash offers for all outstanding shares of our common stock approved by our board of directors, or if we are the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and our common stock is not changed or exchanged, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will become null and void, will have the right to receive upon exercise of the right at the then-current market price, instead of participating preferred shares, that number of shares of our common stock having a market value of two times the exercise price of the right. If we do not have sufficient common stock issued but not outstanding, or authorized but unissued, to permit the exercise in full of the rights, we will be required to take all action necessary to authorize additional common stock for issuance upon exercise of the rights. If, after a good-faith effort, we are unable to take all necessary action, we will substitute, for each share of common stock that would otherwise be issuable upon exercise of a right, a number of participating preferred shares, or fractional participating preferred shares, with the same market value as that share of common stock.

       If, after a person or group has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will become null and void, will have the right to receive, upon the exercise of the right at its then-current exercise price and instead of participating preferred shares, that number of shares of common stock of the acquiring company, or its parent, which at the time of the transaction will have a market value of two times the exercise price of the right.

       The exercise price of a right at any date will be equal to the purchase price at that date multiplied by the number of one one-hundredths of a participating preferred share for which a right is exercisable at that date.

       At any time after any person or group becomes an acquiring person and before the acquisition by that person or group of 50% or more of our outstanding common stock, our board of directors may exchange the rights, in whole or in part, for a number of shares of our common stock, per right, having an aggregate value equal to the excess of the value of the shares of our common stock issuable upon exercise of a right after a person or group becomes an acquiring person over the purchase price, subject to adjustment. Our board of directors will not exchange the rights owned by the acquiring person or group, which will have become null and void.

       With specified exceptions, no adjustments in the purchase price for the preferred shares will be required until cumulative adjustments require an adjustment of at least 1% of that purchase price. No fractional participating preferred shares will be issued, other than fractions which are integral multiples of one one-hundredth of a participating preferred share, which may, at our election, be evidenced by depositary receipts. Instead of issuing fractional participating preferred shares, we will make an adjustment in cash based on the market price of the participating preferred shares on the last trading day before the date of exercise.

       Upon approval by our board of directors, we may redeem the rights, in whole, but not in part, at a price of $.01 per right at any time until ten days following the public announcement that a person or group has become an acquiring person. Our board of directors, with the concurrence of a majority of the continuing directors, may extend the period during which the rights are redeemable beyond the ten days following the public announcement that a person or group has become an acquiring person.

       Under circumstances described in the rights agreement, the decision to redeem will require the concurrence of a majority of the continuing directors. Immediately upon the determination of our board of directors to redeem the rights, we will make an announcement of the redemption. Upon the redemption, the right to exercise the rights will terminate and the only right of right holders will be to receive the redemption price.

       Until a right is exercised, the holder of the right, in the capacity of a holder, will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends. Although the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock or other consideration, or for common stock of the acquiring company or its parent as set forth above.

       Any of the provisions of the rights agreement may be amended or supplemented by our board of directors before the distribution date. From and after the distribution date, we and the rights agent may amend or supplement the rights agreement from time to time without the approval of any holders of rights:

      - to cure any ambiguity, to correct or supplement any defective or inconsistent provisions,

      - to shorten or lengthen any time period under the rights agreement relating to when the rights may be redeemed, so long as, under specified circumstances, a majority of the continuing directors approve the shortening or lengthening, or

      - to make any other provisions with respect to the rights which we and the rights agent may deem necessary or desirable.

       Notwithstanding this right to amend or supplement, from and after the distribution date, the rights agreement may not be amended in any manner which would adversely affect the interest of the holders of rights.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

       We are subject to section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder unless:

      - before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

      - upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

      - at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

       Section 203 defines "business combination" to include the following:

      - any merger or consolidation of the corporation with the interested stockholder;

      - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

      - subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

      - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

      - any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

       In general, section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by that entity or person.

TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company.

                                  UNDERWRITING

       Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston Corporation are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters severally and not jointly have agreed to purchase from us and the selling stockholders the number of shares listed opposite their names below.

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Credit Suisse First Boston Corporation......................
                                                              ---------
          Total.............................................  7,500,000
                                                              =========

       Subject to the terms and conditions in the purchase agreement, the underwriters have agreed to purchase all the shares of our common stock being sold pursuant to the purchase agreement if any of these shares of our common stock are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

       We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

       The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

       The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $    per share. The
underwriters may allow, and the dealers may reallow, a discount not in excess of
$    per share to other dealers. After the offering, the public offering price, concession and discount may be changed.

       The following table shows the public offering price, underwriting discount to be paid by us and the selling stockholders to the underwriters and the proceeds, before expenses, to us and the selling stockholders. This information assumes either no exercise or full exercise by the underwriters of their overallotment options.

                                             PER SHARE   WITHOUT OPTION   WITH OPTION
                                             ---------   --------------   -----------
Public offering price......................     $              $              $
Underwriting discount......................     $              $              $
Proceeds, before expenses, to Titan........     $              $              $
Proceeds, before expenses, to the selling
  stockholders.............................     $              $              $

       The expenses of this offering, not including the underwriting discount, are estimated at $737,000 and are payable by us.

OVERALLOTMENT OPTION

       We have granted an option to the underwriters to purchase up to 1,125,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares of our common stock proportionate to that underwriter's initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

       We, the selling stockholders and our executive officers and directors have agreed, except in limited circumstances, not to sell or transfer any shares of our common stock for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we, the selling stockholders and these other individuals have agreed not to directly or indirectly:

      - offer, pledge, sell or contract to sell any shares of our common stock;

      - sell any option or contract to purchase any shares of our common stock;

      - purchase any option or contract to sell any shares of our common stock;

      - grant any option, right or warrant for the sale of any shares of our common stock;

      - lend or otherwise dispose of or transfer any shares of our common stock; or

      - enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

       This lock-up provision applies to shares of our common stock and to securities convertible into, or exchangeable or exercisable for, or repayable with, shares of our common stock. It also applies to shares of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

ELECTRONIC DISTRIBUTION

       Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not a part of this prospectus.

LISTING ON THE NEW YORK STOCK EXCHANGE

       The shares of our common stock are listed on the New York Stock Exchange under the symbol "TTN."

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

       Until the distribution of the shares of our common stock is completed, rules of the Securities and Exchange Commission may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

       In connection with the offering, the underwriters may make short sales of our common stock. Short sales involve the sale by the underwriters at the time of the offering of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the public offering price at which they may purchase the shares through the overallotment option.

       Naked short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

       Similar to other purchase transactions, the purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than it would otherwise be in the absence of these transactions.

       The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of our common stock in the open market to reduce an underwriter's short position or to stabilize the purchase of such shares, they may reclaim the amount of the selling commission from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares of our common stock in that it discourages resales of those shares.

       Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

       Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our subsidiaries. For example, each of Merrill Lynch and Credit Suisse First Boston were underwriters for the initial public offering of our SureBeam subsidiary. They have received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

       Cooley Godward LLP, San Diego, California, will pass upon the validity of our common stock offered by this prospectus for us. Sidley Austin Brown & Wood LLP, New York, New York, will pass upon certain matters on behalf of the underwriters.

                                    EXPERTS

       The audited consolidated financial statements of The Titan Corporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We also file information with the New York Stock Exchange. These reports, proxy statements and other information may be read and copied at 30 Broad Street, New York, New York 10005.

       The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, or Exchange Act, until the offering is completed:

      - Titan's Form 10-K/A for the fiscal year ended December 31, 2000, which was filed on April 4, 2001, including information incorporated by reference in the Form 10-K/A from Titan's definitive proxy statement for the 2001 annual meeting of stockholders, which was filed on April 6, 2001;

      - Titan's Form 10-Q for the quarter ended March 31, 2001, which was filed on May 15, 2001; and

      - Titan's Form 8-B filed June 16, 1969, and its amendments to its Form 8-B, which were filed on January 26, 1987 and July 31, 1995.

       You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

             The Titan Corporation
             3033 Science Park Road
             San Diego, CA 92121-1199
             (858) 552-9500
             Attention: Rochelle R. Bold, Vice President, Investor Relations

       We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, or Securities Act, covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC web site or at the SEC offices referred to above. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF
  DECEMBER 31, 2000 AND 1999 AND FOR EACH OF THE THREE YEARS
  IN THE PERIOD ENDED DECEMBER 31, 2000:

Report of Independent Public Accountants....................     F-2

  Consolidated Statements of Operations.....................     F-3

  Consolidated Balance Sheets...............................     F-4

  Consolidated Statements of Cash Flows.....................     F-5

  Consolidated Statements of Stockholders' Equity...........     F-6

  Notes to Consolidated Financial Statements................     F-7

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS AS OF
  MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED MARCH 31,
  2001 AND 2000:

  Consolidated Statements of Operations.....................    F-38

  Consolidated Balance Sheets...............................    F-39

  Consolidated Statements of Cash Flows.....................    F-40

  Consolidated Statements of Stockholders' Equity...........    F-41

  Notes to Consolidated Financial Statements................    F-42

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Titan Corporation:

       We have audited the accompanying consolidated balance sheets of The Titan Corporation (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended
December 31, 2000. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Titan Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

       Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements and financial statement schedules is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

San Diego, California
February 12, 2001 (except with respect to the matter discussed in Note 16, as to which the date is March 16, 2001)

                             THE TITAN CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                 2000         1999        1998
                                                              -----------   ---------   ---------
Revenues....................................................  $1,033,213    $809,139    $532,236
                                                              ----------    --------    --------
Costs and expenses:
  Cost of revenues..........................................     757,266     611,059     395,492
  Selling, general and administrative expense...............     208,956     131,879      86,968
  Research and development expense..........................      12,261       6,690       5,590
  Acquisition related charges and other.....................      39,358     (28,035)      9,891
                                                              ----------    --------    --------
    Total costs and expenses................................   1,017,841     721,593     497,941
                                                              ----------    --------    --------
Operating profit............................................      15,372      87,546      34,295
Interest expense............................................     (39,592)    (18,862)    (11,808)
Interest income.............................................       3,582       1,342         718
                                                              ----------    --------    --------
Income (loss) from continuing operations before income
  taxes, minority interests, extraordinary loss and
  cumulative effect of change in accounting principle.......     (20,638)     70,026      23,205
Income tax provision (benefit)..............................      (3,985)     26,669       9,184
                                                              ----------    --------    --------
Income (loss) from continuing operations before minority
  interests, extraordinary loss and cumulative effect of
  change in accounting principle............................     (16,653)     43,357      14,021
Minority interests..........................................       4,131          --          --
                                                              ----------    --------    --------
Income (loss) from continuing operations before
  extraordinary loss and cumulative effect of change in
  accounting principle......................................     (12,522)     43,357      14,021
Loss from discontinued operations, net of tax benefit of
  $487, $2,400 and $4,446...................................      (1,462)     (5,600)    (12,566)
                                                              ----------    --------    --------
Income (loss) before extraordinary loss and cumulative
  effect of change in accounting principle..................     (13,984)     37,757       1,455
Extraordinary loss from early extinguishments of debt, net
  of tax benefit of $1,541..................................      (4,744)         --          --
Cumulative effect of change in accounting principle, net of
  tax benefit of $1,970.....................................          --          --     (19,474)
                                                              ----------    --------    --------
Net income (loss)...........................................     (18,728)     37,757     (18,019)
Dividend requirements on preferred stock....................        (692)       (695)       (778)
                                                              ----------    --------    --------
Net income (loss) applicable to common stock................  $  (19,420)   $ 37,062    $(18,797)
                                                              ==========    ========    ========
Basic earnings (loss) per share:
  Income (loss) from continuing operations..................  $    (0.31)   $   0.91    $   0.32
  Loss from discontinued operations, net of taxes...........       (0.03)      (0.12)      (0.30)
  Extraordinary loss from early extinguishments of debt, net
    of taxes................................................       (0.09)         --          --
  Cumulative effect of change in accounting principle, net
    of taxes................................................          --          --       (0.47)
                                                              ----------    --------    --------
  Net income (loss).........................................  $    (0.43)   $   0.79    $  (0.45)
                                                              ==========    ========    ========
  Weighted average shares...................................      52,717      47,094      41,657
                                                              ==========    ========    ========
Diluted earnings (loss) per share:
  Income (loss) from continuing operations..................  $    (0.32)   $   0.80    $   0.31
  Loss from discontinued operations, net of taxes...........       (0.03)      (0.10)      (0.29)
  Extraordinary loss from early extinguishments of debt, net
    of taxes................................................       (0.09)         --          --
  Cumulative effect of change in accounting principle, net
    of taxes................................................          --          --       (0.45)
                                                              ----------    --------    --------
  Net income (loss).........................................  $    (0.44)   $   0.70    $  (0.43)
                                                              ==========    ========    ========
  Weighted average shares...................................      52,717      54,136      43,172
                                                              ==========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                     ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 27,291   $ 13,469
  Accounts receivable -- net................................   347,133    266,988
  Inventories...............................................    25,367     15,640
  Prepaid expenses and other................................    33,932     12,224
  Deferred income taxes.....................................    28,764     13,361
  Net assets of discontinued operations.....................       812         --
                                                              --------   --------
    Total current assets....................................   463,299    321,682
Property and equipment -- net...............................    88,077     47,556
Goodwill -- net of accumulated amortization of $46,487 and
  $16,522...................................................   347,976    240,106
Other assets -- net.........................................    59,796     24,757
Net assets of discontinued operations.......................       290        557
                                                              --------   --------
    Total assets............................................  $959,438   $634,658
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Amounts outstanding under lines of credit.................  $  2,500   $ 18,635
  Accounts payable..........................................    74,936     52,402
  Acquisition debt..........................................     4,200      4,800
  Current portion of long-term debt.........................       991      6,491
  Accrued compensation and benefits.........................    45,700     39,401
  Other accrued liabilities.................................    67,020     61,592
  Income taxes payable......................................       176      9,857
  Net liabilities of discontinued operations................        --      7,142
                                                              --------   --------
    Total current liabilities...............................   195,523    200,320
                                                              --------   --------

Amounts outstanding under lines of credit...................   260,625    215,987
                                                              --------   --------
Other long-term debt........................................    38,265     14,802
                                                              --------   --------
Other non-current liabilities...............................    36,342     31,851
                                                              --------   --------
Commitments and Contingencies
Company obligated mandatory redeemable convertible preferred securities of a subsidiary trust whose sole assets are
  senior subordinated convertible debentures of Titan.......   250,000         --
                                                              --------   --------
Minority interests..........................................    11,267      5,350
                                                              --------   --------
Stockholders' Equity:
  Preferred stock: $1 par value, authorized 5,000,000
    shares:
    Cumulative convertible, $13,800 liquidation preference:
      689,978 and 694,850 shares issued and outstanding.....       690        695
    Series A junior participating: designated 1,000,000
     authorized shares:
      None issued...........................................        --         --
  Common stock: $.01 par value, authorized 200,000,000
    shares, issued and outstanding: 54,068,167 and
    52,456,641 shares.......................................       541        525
  Capital in excess of par value............................   191,358    163,252
  Deferred compensation.....................................   (13,882)      (738)
  Retained earnings (deficit)...............................    (9,960)     5,283
  Cumulative foreign currency translation adjustment........       108        (33)
  Treasury stock (787,885 and 966,398 shares), at cost......    (1,439)    (2,636)
                                                              --------   --------
    Total stockholders' equity..............................   167,416    166,348
                                                              --------   --------
Total liabilities and stockholders' equity..................  $959,438   $634,658
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                    FOR THE YEARS ENDED
                                                                        DECEMBER 31,
                                                              --------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations....................  $ (12,522)  $  43,357   $ 14,021
Adjustments to reconcile income (loss) from continuing
  operations to net cash provided by (used for) continuing
  operations, net of effects of businesses acquired:
    Depreciation and amortization...........................     43,692      20,405     12,618
    Deferred income taxes and other.........................    (11,129)      7,737     (1,489)
    Nonmonetary research consideration......................     (4,701)         --         --
    Write-off of capitalized software development costs.....         --       3,893         --
    Minority interests......................................     (4,131)         --         --
    Poolings of interests...................................      1,352          --       (109)
    Deferred compensation charge............................      6,187         103         --
    Changes in operating assets and liabilities, net of
     effects of businesses acquired:
      Accounts receivable...................................    (56,008)    (55,301)   (29,941)
      Inventories...........................................     (9,649)     (6,271)    (2,329)
      Prepaid expenses and other assets.....................    (17,211)    (12,127)     3,649
      Accounts payable......................................     13,072       4,753     (1,205)
      Income taxes payable/refundable.......................    (10,590)      9,579        553
      Accrued compensation and benefits.....................      1,595       2,396      8,460
      Other liabilities.....................................    (10,028)      1,536     (1,610)
                                                              ---------   ---------   --------
Net cash provided by (used for) continuing operations.......    (70,071)     20,060      2,618
                                                              ---------   ---------   --------
Loss from discontinued operations...........................     (1,462)     (5,600)   (12,566)
Changes in net assets and liabilities of discontinued
  operations................................................     (7,687)      1,358      1,801
                                                              ---------   ---------   --------
Net cash used for discontinued operations...................     (9,149)     (4,242)   (10,765)
                                                              ---------   ---------   --------
Net cash provided by (used for) operating activities........    (79,220)     15,818     (8,147)
                                                              ---------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................    (49,794)    (17,190)    (9,145)
Payment for purchase of businesses, net of cash acquired....   (117,712)   (110,218)   (72,603)
Capitalized software development costs......................     (3,359)       (707)    (2,339)
Proceeds from sale of investments...........................         --          --      5,499
Other investments...........................................    (21,677)     (5,400)        --
Other.......................................................        588         998        511
                                                              ---------   ---------   --------
Net cash used for investing activities......................   (191,954)   (132,517)   (78,077)
                                                              ---------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of redeemable covertible preferred securities......    250,000          --         --
Additions to debt...........................................    154,085     158,561     68,870
Retirements of debt.........................................   (109,562)    (40,934)    (7,342)
Redemption of Series B Preferred Stock......................         --          --     (3,000)
Issuance of stock by subsidiary.............................      6,373          --         --
Deferred debt issuance costs................................    (19,614)     (3,494)       (45)
Proceeds from stock issuances...............................      5,413       3,942     24,498
Dividends paid..............................................       (692)       (695)      (778)
Purchase of stock...........................................       (173)       (487)        --
Other.......................................................       (975)       (560)      (224)
                                                              ---------   ---------   --------
Net cash provided by financing activities...................    284,855     116,333     81,979
                                                              ---------   ---------   --------
Net cash from financing of discontinued operations                   --          --      3,855
                                                              ---------   ---------   --------
Effect of exchange rate changes on cash.....................        141         (33)        --
                                                              ---------   ---------   --------
Net increase (decrease) in cash and cash equivalents........     13,822        (399)      (390)
Cash and cash equivalents at beginning of year..............     13,469      13,868     14,258
                                                              ---------   ---------   --------
Cash and cash equivalents at end of year....................  $  27,291   $  13,469   $ 13,868
                                                              =========   =========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                CUMULATIVE
                               CUMULATIVE                CAPITAL                                  FOREIGN
                               CONVERTIBLE              IN EXCESS                   RETAINED     CURRENCY
                                PREFERRED     COMMON     OF PAR       DEFERRED      EARNINGS    TRANSLATION   TREASURY
                                  STOCK       STOCK       VALUE     COMPENSATION    (DEFICIT)   ADJUSTMENT     STOCK      TOTAL
                               -----------   --------   ---------   -------------   ---------   -----------   --------   --------
Balances at December 31,
  1997.......................     $695         $396     $ 89,270      $     --      $(12,878)      $ --       $(2,591)   $ 74,892
  Conversion of subordinated
    debt.....................                    15        5,368                                                            5,383
  Sale of common stock.......                     9       22,638                                                           22,647
  Stock issued for
    acquisitions.............                    11       13,178                                                           13,189
  Stock repurchase...........                    (1)        (806)                                                            (807)
  Exercise of stock options
    and other................                     4        1,480                                                   12       1,496
  Conversion of warrants.....                     1          349                                                              350
  Poolings of interests......                                                           (109)                                (109)
  Shares contributed to
    employee benefit plans...                               (100)                                                            (100)
  Income tax benefit from
    employee stock
    transactions.............                                297                                                              297
  Foreign currency
    translation adjustment...                                                             (1)                                  (1)
  Dividends on preferred
    stock --
    Cumulative Convertible,
    $1.00 per share..........                                                           (695)                                (695)
    Series B, 6% annual......                                                            (83)                                 (83)
  Net loss...................                                                        (18,019)                             (18,019)
                                  ----         ----     --------      --------      --------       ----       -------    --------
Balances at December 31,
  1998.......................      695          435      131,674            --       (31,785)        --        (2,579)     98,440
  Conversion of subordinated
    debt.....................                    79       26,191                                                           26,270
  Exercise of stock options
    and other................                    11        3,940                                                  (57)      3,894
  Shares contributed to
    employee benefit plans...                               (364)                                                            (364)
  Deferred compensation,
    related to the issuance
    of stock options.........                                841          (738)                                               103
  Purchase of stock..........                               (487)                                                            (487)
  Income tax benefit from
    employee stock
    transactions.............                                892                                                              892
  Distribution to
    shareholders of net
    liablity of discontinued
    operations...............                                565                                                              565
  Dividends on preferred
    stock --
    Cumulative Convertible,
    $1.00 per share..........                                                           (695)                                (695)
  Foreign currency
    translation adjustment...                                                              6        (33)                      (27)
  Net income.................                                                         37,757                               37,757
                                  ----         ----     --------      --------      --------       ----       -------    --------
Balances at December 31,
  1999.......................      695          525      163,252          (738)        5,283        (33)       (2,636)    166,348
  Pooling adjustments........                                                          1,352                                1,352
  Exercise of stock options
    and other................                    16        3,577                                                            3,593
  Proceeds from stock
    issuances................                              1,820                                                            1,820
  Issuance of stock for
    equity interest..........                                900                                                              900
  Deferred compensation,
    related to the issuance
    of stock options.........                             19,331       (19,331)                                                --
  Amortization of deferred
    compensation.............                                            6,187                                              6,187
  Purchase of treasury
    stock....................                               (173)                                                            (173)
  Shares contributed to
    employee benefit plans...                              1,167                                                1,197       2,364
  Foreign currency
    translation adjustment...                                                                       141                       141
  Conversion of preferred
    stock....................       (5)                        5                                                               --
  Income tax benefit from
    employee stock
    transactions.............                              1,479                                                            1,479
  Gain related to issuance of
    stock in subsidiary......                                                          2,825                                2,825
  Dividends on preferred
    stock --
    Cumulative Convertible,
    $1.00 per share..........                                                           (692)                                (692)
  Net loss...................                                                        (18,728)                             (18,728)
                                  ----         ----     --------      --------      --------       ----       -------    --------
Balances at December 31,
  2000.......................     $690         $541     $191,358      $(13,882)     $ (9,960)      $108       $(1,439)   $167,416
                                  ====         ====     ========      ========      ========       ====       =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS. The Titan Corporation (the "Company" or "Titan") is a diversified technology company whose business is to create, build and launch technology-based businesses. The Company groups its businesses into four core business segments -- Titan Systems, SureBeam, Titan Wireless, and Software Systems, -- and a fifth business segment, Emerging Technologies and Businesses. Titan Systems provides information technology and communications solutions, services and products for defense, intelligence, and other U.S. and allied government agencies. SureBeam provides electronic food irradiation systems and services for the food industry. Titan Wireless provides satellite-based and wireless-based communication services and systems which provide cost-effective voice, facsimile, data, Internet and network communications services in developing countries. Software Systems is a total services provider ("TSP") of information technology services and software applications for its customers' business and governmental functions, including retailing, finance, accounting, customer billing and collection, contract management, supply chain management and equipment monitoring and maintenance. The Emerging Technologies and Businesses segment develops commercial applications and businesses for technologies created by the Company.

       The Company is involved in a number of commercial businesses that operate in new markets, most notably the TSP business in Software Systems, the provision of communication services in developing countries in the Titan Wireless segment and the electronic food irradiation business of SureBeam. The Company believes that the primary source of revenues for the Titan Wireless business will be international customers in developing countries, primarily within Africa, Asia, the Middle East and South America.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Titan and its subsidiaries. All significant intercompany transactions and balances have been eliminated. From time to time, the Company makes investments in joint ventures which may involve international locations and operations. Management evaluates its investment in each joint venture on an individual basis for purposes of determining whether or not consolidation is appropriate. Investments in such ventures are generally consolidated in instances where the Company retains control through decision-making ability and/or a greater than 50% ownership interest. In the absence of such factors, the Company generally accounts for these investments under the equity method.

       On February 25, 2000, the Company consummated a merger with Advanced Communication Systems, Inc. ("ACS") in a stock-for-stock, pooling of interests transaction (see Note 2). On June 26, 2000, the Company consummated a merger with AverStar, Inc. ("AverStar") in a stock-for-stock, pooling of interests transaction (see Note 2). The accompanying consolidated financial statements have been restated to reflect these acquisitions for all periods presented.

       One of the Company's consolidated subsidiaries with operations in Africa reports its results of operations with a two-month lag, which allows more time to compile results. The time lag results in an intercompany receivable or payable from advances to or from the subsidiary during this lag period. The effect of this lag period on the Company's results of operations and financial condition is not material.

    MINORITY INTEREST IN SUBSIDIARIES. Minority interest in subsidiaries consists primarily of equity securities issued in 1999 and 2000 by the Company's subsidiary, Cayenta, Inc., which is the ongoing operations of the Software Systems business, and equity securities issued in 2000 by the Company's SureBeam subsidiary. The Company owned substantially all of the voting equity of Cayenta and

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SureBeam both before and after the transactions. The Company records minority interest to reflect the portion of the earnings or losses of majority-owned operations which are applicable to the minority interest partners. The minority interest percentages of Cayenta and SureBeam are approximately 24.1% and 0.5%, respectively, as of December 31, 2000. These amounts were not significant in 1999. In March 2001, as discussed in Note 16, SureBeam completed its initial public offering, which changed the minority interest percentage to approximately 16.4%.

    FOREIGN CURRENCY TRANSLATION. The financial statements of certain of the Company's foreign subsidiaries are measured using the local functional currency. Assets and liabilities of these subsidiaries are translated at exchange rates in effect as of the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in consolidated net income.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION. A majority of the Company's revenue, both government and commercial, is derived from products manufactured and services performed under cost-reimbursement, time-and-materials, and fixed-price contracts wherein revenues are generally recognized as services are performed, using the percentage-of-completion method, which includes revenues recognized as units are delivered. Total estimated costs are based on management's assessment of costs to complete the project based upon evaluation of the level of work achieved and costs expended to date. Estimated contract losses are fully charged to operations when identified.

       The Company's Software Systems segment also generates revenues from licensing the rights to use its software products primarily to end users. This segment further generates revenues from post-contract support (maintenance), consulting and training services performed for customers who license its products.

       Revenues from software license agreements are recognized currently, provided that all of the following conditions are met, a noncancelable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable and the risk of concession is deemed remote, and no other significant vendor obligations exist. Revenues from maintenance services are recognized ratably over the term of the maintenance period, generally one year. Maintenance revenues which are bundled with license agreements are unbundled using vendor specific objective evidence.

       As most of the Company's revenue recognition practices are in accordance with AICPA Statement of Position 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts ("SOP 81-1") and Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), the adoption of Securities and Exchange Commission ("SEC") Staff Accounting Bulletin

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
("SAB") No. 101, "Revenue Recognition in Financial Statements" in 2000 had no material impact on the Company's financial statements.

    DEFERRED REVENUES. Included in other accrued liabilities are deferred revenues which consist principally of customer deposits and payments for software maintenance agreements with customers whereby the Company receives payment in advance of performing the service. Revenue from these contracts is recognized ratably over the contract period.

    CASH EQUIVALENTS. All highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents.

    UNBILLED ACCOUNTS RECEIVABLE. Unbilled accounts receivable are included in accounts receivable and include work-in-process which will be billed in accordance with contract terms and delivery schedules, as well as amounts billable upon final execution of contracts, contract completion, milestones or completion of rate negotiations. Generally, unbilled accounts receivable are expected to be collected within one year. Payments to the Company for performance on certain U.S. Government contracts are subject to audit by the Defense Contract Audit Agency. Revenues have been recorded at amounts expected to be realized upon final settlement.

    CONCENTRATION OF RISK. As the Company expands its business into international markets and developing countries, certain accounts receivable may be exposed to credit risk due to political and economic instability in these areas. To mitigate credit risk in foreign countries, the Company generally denominates its foreign contracts in U.S. dollars and requires payment primarily in the form of stand-by letters of credit, advance deposits, or wire transfers, prior to shipment. In addition, the Company has obtained political risk insurance to cover equipment located in certain foreign countries to cover loss or damage resulting from abandonment, deprivation, expropriation, riot and terrorism and other acts of revolution in those countries.

       A majority of the Company's total revenues are from U.S. government contracts. Any cancellations or modifications of our significant contracts or subcontracts, or failure by the U.S. government to exercise an option period relating to those contracts or subcontracts, could adversely affect the Company's financial condition and results of operations in the short- and long-term. Continuing declines in U.S. defense and other federal agency budgets also may negatively impact our business. Although we bid for and are awarded long-term U.S. government contracts and subcontracts, the U.S. government only funds these contracts on an annual basis, and many of the Company's contracts and subcontracts include option years. The U.S. government may cancel these contracts at any time without penalty or may change its requirements, programs or contract budget, and generally has the right not to exercise option periods. The U.S. Congress may decline to appropriate funds needed to complete the contracts awarded to us or the prime contractor. On our subcontracts, we generally do not control the prime contractor's allocation of resources. We also depend upon the prime contractor to perform its obligations on the primary government contract. In addition to contract cancellations and declines in agency budgets, the Company's financial condition and results of operations may be adversely affected by:

      - budgetary constraints affecting U.S. government spending generally, and changes in fiscal policy or available funding;

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
      - curtailment of the U.S. government's use of technology services providers;

      - the adoption of new laws or regulations;

      - technological developments;

      - U.S. government shutdowns, such as that which occurred during the U.S. government's 1996 fiscal year;

      - competition and consolidation in our business areas; and

      - general economic conditions.

       These or other factors could cause government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts. Any of these actions could have a material adverse effect on our business, financial condition and results of operations.

    INVENTORIES. Inventories include the cost of material, labor and overhead, and are stated at the lower of cost, determined on the first-in, first-out
(FIFO) and weighted average methods, or market. The Company periodically evaluates its on-hand stock and makes appropriate disposition of any stock deemed excess or obsolete.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation is provided using the straight-line method, with estimated useful lives of 25 to 40 years for buildings, 2 to 40 years for leasehold improvements and 3 to 10 years for machinery and equipment and furniture and fixtures. Certain machinery and equipment in the Company's medical sterilization and food irradiation businesses is depreciated based on units of production.

    GOODWILL. The excess of the cost over the fair value of net assets of purchased businesses ("goodwill") is amortized on a straight-line basis over varying lives ranging from 2 to 40 years. The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of its goodwill. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the intangible asset to the Company's business objectives.

    IMPAIRMENT OF LONG-LIVED ASSETS. Periodically, the Company reviews for possible impairment its long-lived assets and certain identifiable intangibles to be held and used. Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable, asset values are adjusted accordingly. In evaluating whether an asset impairment exists, the Company compares the carrying value of the asset to the estimated undiscounted cash flows. If an impairment is deemed to exist, the asset's carrying value is adjusted to the present value of its estimated future cash flows.

    STOCK-BASED COMPENSATION. The Company has elected to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, the Company will continue to account for its stock-based compensation plans under the provisions of APB No. 25.

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

    PER SHARE INFORMATION. The Company computes earnings per share based on the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128").

       The following data summarize information relating to the per share computations for continuing operations before the cumulative effect of a change in accounting principle:

                                                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                                   ------------------------------------------
                                                   INCOME (LOSS)   SHARES (000'S)   PER-SHARE
                                                    (NUMERATOR)    (DENOMINATOR)     AMOUNTS
                                                   -------------   --------------   ---------
Loss from continuing operations..................    $ (12,522)
Less preferred stock dividends...................         (692)
Effect of minority interests.....................       (3,308)
                                                     ---------
Basic EPS:
  Loss from continuing operations available to
    common stockholders..........................      (16,522)          52,717      $  (.31)
Effect of minority interests.....................         (283)              --         (.01)
                                                     ---------        ---------      -------
Diluted EPS:
  Loss from continuing operations available to
    common stockholders plus assumed
    conversions..................................    $ (16,805)          52,717      $  (.32)
                                                     =========        =========      =======

                                                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                                   ------------------------------------------
                                                      INCOME       SHARES (000'S)   PER-SHARE
                                                    (NUMERATOR)    (DENOMINATOR)     AMOUNTS
                                                   -------------   --------------   ---------
Income from continuing operations................    $  43,357
Less preferred stock dividends...................         (695)
                                                     ---------
Basic EPS:
  Income from continuing operations available to
    common stockholders..........................       42,662           47,094      $   .91
Effect of dilutive securities:
  Stock options..................................           --            2,650         (.05)
  Debentures.....................................          769            4,392         (.06)
                                                     ---------        ---------      -------
Diluted EPS:
  Income from continuing operations available to
    common stockholders plus assumed
    conversions..................................    $  43,431           54,136      $   .80
                                                     =========        =========      =======

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                                   ------------------------------------------
                                                      INCOME       SHARES (000'S)   PER-SHARE
                                                    (NUMERATOR)    (DENOMINATOR)     AMOUNTS
                                                   -------------   --------------   ---------
Income from continuing operations................    $  14,021
Less preferred stock dividends...................         (778)
                                                     ---------
Basic EPS:
  Income from continuing operations available to
    common stockholders..........................    $  13,243           41,657      $   .32
Effect of dilutive securities:
  Stock options..................................           --            1,515         (.01)
                                                     ---------        ---------      -------
Diluted EPS:
  Income from continuing operations available to
    common stockholders plus assumed
    conversions..................................    $  13,243           43,172      $   .31
                                                     =========        =========      =======

       In 1999 and 1998, options to purchase approximately 85,000 and 1,232,000 shares, respectively, of common stock were not included in the computation of diluted EPS, because the options' exercise price was greater than the average market price of the common shares. In 2000, 1999 and 1998, approximately 463,200 shares of common stock that could result from the conversion of cumulative convertible preferred stock and 5,038,000 shares that could result from the conversion of the remarketable term income deferrable equity securities (HIGH TIDES) in 2000, and 8,513,000 common shares in 1998 that could result from the conversion of the Company's convertible subordinated debentures were not included in the computation of diluted EPS, as the effect would have been anti-dilutive on the results of continuing operations. The effect of minority interests outstanding in 1999 did not affect the above computation.

    COMPREHENSIVE INCOME. Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity.

       During the year ended December 31, 2000, the Company's only element of other comprehensive income resulted from foreign currency translation adjustments in 2000, which are reflected in the consolidated statements of changes in stockholders' equity as foreign currency translation adjustments.

    START-UP COSTS. The Company expenses the costs of start-up activities as incurred in accordance with the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). The Company adopted SOP 98-5 in 1998, recording a one-time, non-cash charge of $19,474, reflected as a cumulative effect of a change in accounting principle in the Statement of Operations for the year ended December 31, 1998. The charge primarily represents previously capitalized start-up costs and deferred contract costs as well as non-recurring engineering costs previously carried in inventory.

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    BUSINESS SEGMENTS. The Company reports its business segment information in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). In the fourth quarter of 2000, the Company formed a new business unit, Titan Scan Technologies within its Emerging Technologies and Businesses segment. The new business unit encompasses all of Titan's medical product sterilization operations, which were previously a part of SureBeam. This realignment conforms to the provisions of SFAS 131. As a result, all prior period data have been restated to reflect this change in Titan's segment reporting.

    GAIN ON ISSUANCE OF STOCK IN SUBSIDIARY. In 2000, the Company became subject to the provisions of SEC Staff Accounting Bulletin No. 51 ("SAB 51") to reflect the issuance of approximately 5% of Cayenta Class A Common Stock in connection with an acquisition. In accordance with the provisions of SAB 51, the transaction is reflected as an equity transaction, and the net effect of the transaction is reflected in the accompanying Consolidated Statement of Stockholders' Equity as "Gain related to issuance of stock in subsidiary."

    NEW ACCOUNTING STANDARDS. In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," which became effective in 2000. This SAB summarizes the SEC's view in applying generally accepted accounting principles to revenue recognition in financial statements. As most of the Company's revenue recognition practices are in conformance with AICPA SOP 81-1 and SOP 97-2, the adoption of SAB 101 had no material impact on the Company's financial statements.

       In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS No. 133 was amended in June 1999 by SFAS No. 137 "Accounting for Derivative Instrument and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," and in June 2000 by SFAS No. 138 for "Accounting for Certain Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133." These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value with changes from fair value reflected in earnings. The Company adopted the provisions of SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, in January 2001. The adoption did not have a material impact on the Company's financial position or results of operations.

NOTE 2. ACQUISITIONS AND INVESTMENTS

    On June 28, 2000, the Company's subsidiary, Titan Wireless Africa, a wholly owned subsidiary of Titan Wireless, completed the acquisition of a majority interest (80%) of Ivoire Telecom S.A. Holding (Ivoire Telecom), and through such interest acquired a controlling (minimum of 50.1%) equity interest in each of the principal subsidiaries owned by Ivoire Telecom. The purchase consideration consisted of $5.0 million in cash subject to certain indemnification obligations. The excess of purchase consideration over net assets acquired of $5.0 million has been recorded as goodwill. In addition, Titan has committed to provide up to a maximum of $25 million for capital expenditures to build out the Ivoire Telecom network, subject to Titan's approval of each equipment expenditure requirement. At

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 2. ACQUISITIONS AND INVESTMENTS (CONTINUED)
December 31, 2000, approximately $9.8 million has been expended for such expenditures. The impact of all such expenditures has been reflected as property and equipment in the Company's consolidated balance sheet at December 31, 2000.

       On June 26, 2000, the Company acquired AverStar in a stock-for-stock transaction. AverStar provides services and software focused on the areas of information technology assurance, information technology development and information technology management and operations for the mission-critical systems of civilian and defense agencies of the U.S. government. AverStar's operations are primarily included in the Titan Systems segment, with certain operations reported in the Emerging Technologies and Businesses segment. Titan issued approximately 2,850,000 shares of common stock for all the outstanding shares of AverStar common stock, subject to a holdback of 180,045 shares held in escrow to cover certain indemnification obligations, and assumed AverStar stock options representing approximately 551,000 shares of Titan common stock, based on an exchange ratio of approximately .41415 shares of Titan common stock for each share of AverStar common stock. In September 2000, 171,645 shares were released from escrow to AverStar shareholders in fulfillment of the Company's obligations. The remaining 8,400 shares were released from escrow in November 2000. The acquisition constituted a tax-free reorganization and has been accounted for as a pooling of interests.

       On June 7, 2000, the Company completed the acquisition of all of the stock of SenCom Corporation (SenCom) for a purchase price of approximately
$35 million in cash, subject to certain post-closing adjustments and indemnification obligations, less a $5.0 million holdback, and less
$1.3 million for employee related expenses to be paid one year from the closing date. Of the $5.0 million holdback, $3 million was paid in September 2000, and the remaining $2 million holdback is due 18 months from the closing date, and accrues interest at 7% per annum. An additional $2 million was paid in September 2000 as a result of post-closing adjustments. SenCom, included in the Titan Systems segment, provides information technology services to government customers and specializes in the engineering and analysis of radar and electro-optical sensors, command and control system development, computer and network security, and business process engineering and program management. The transaction was accounted for as a purchase, and accordingly, SenCom's results of operations have been consolidated with the Company's results of operations since June 8, 2000. The excess of the purchase price over the estimated fair market value of the net assets acquired, to be amortized on a straight line basis over 30 years, was approximately $29.5 million at December 31, 2000.

       On March 30, 2000, the Company completed the acquisition of all of the stock of LinCom Corporation (LinCom) for a purchase price of approximately
$23 million in cash, subject to certain post-closing adjustments and indemnification obligations, less a $1 million holdback and a $2 million promissory note. The $1 million holdback was due approximately 60 days after the closing date, and approximately $978 was paid in the fulfillment of the Company's obligations, and the $2 million note is due one year after the closing date and accrues interest at 7%. The Company expects that the $2 million note, plus accrued interest, will be paid by March 31, 2001. LinCom is a developer of wireless communications and information systems for both commercial and government customers. The operations of LinCom are primarily reported in the Titan Systems segment. The commercial applications within LinCom are reported in the Emerging Technologies and Businesses segment. The transaction was accounted for as a purchase, and accordingly, LinCom's results of operations have been consolidated with the Company's results of operations since March 31, 2000. The excess of the

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 2. ACQUISITIONS AND INVESTMENTS (CONTINUED) purchase price over the estimated fair market value of the net assets acquired, to be amortized on a straight line basis over 30 years, was approximately
$20.2 million at December 31, 2000.

       On March 24, 2000, the Company completed the acquisition of all the outstanding stock of Pulse Engineering (Pulse) for a purchase price of approximately $27.4 million in cash, subject to certain post-closing adjustments and indemnification obligations, less a $1 million holdback placed in escrow and a $2 million deferred payment due in March 2001. The holdback was paid to Pulse shareholders in October 2000 in fulfillment of the Company's obligations, and the Company expects that the $2 million deferred payment, plus interest of 8%, will be made by March 31, 2001. Pulse provides specialized information security and signals intelligence systems and services to the intelligence community and is included in the Titan Systems segment. The transaction was accounted for as a purchase, and accordingly, Pulse's results of operations have been consolidated with the Company's results of operations since March 25, 2000. The excess of the purchase price over the estimated fair market value of the net assets acquired, to be amortized on a straight line basis over 30 years, was approximately
$23.5 million at December 31, 2000. In connection with the determination of the fair value of assets acquired in the quarter ended June 30, 2000, and pursuant to the provisions of Accounting Principles Board Opinion No. 16, the Company has valued acquired contracts in process at contract price, minus the estimated costs to complete and an allowance for the normal industry profit on its effort to complete such contracts, which amounted to $1,066. This adjustment has been reflected in the accompanying balance sheet as an increase to goodwill and a corresponding increase to deferred profit. The Company recognized approximately $291 in the year ended December 31, 2000, as a reduction of costs, with the remaining $775 to be recorded as a reduction of costs in future periods as work on certain contracts is performed, which is estimated to be through fiscal 2004.

       On March 10, 2000, AverStar acquired all of the outstanding shares of the common stock of MJR Associates, Inc. (MJR), which provides information technology staffing solutions to major corporations. Consideration paid for the acquisition amounted to $9.6 million in cash plus contingent consideration up to a maximum of $3.75 million based upon fiscal year 2000 performance, which amount will be due and payable in April 2001. The acquisition was accounted for as a purchase, and accordingly, MJR's results of operations have been consolidated with the Company's results of operations since March 11, 2000. The excess of the purchase price over the estimated fair market value of the net assets acquired, including an accrual for the contingent consideration, to be amortized on a straight line basis over 20 years, was approximately $11.5 million at December 31, 2000.

       On February 25, 2000, the Company acquired Advanced Communication Systems, Inc. (ACS), a government information technology services company, in a stock-for-stock transaction. ACS' operations are primarily included in the Titan Systems segment, with certain operations reported in the Emerging Technologies and Businesses segment. Titan issued approximately 5,082,000 shares of common stock for all the outstanding shares of ACS common stock and assumed ACS stock options representing approximately 263,000 shares of Titan common stock, based on an exchange ratio of approximately .57 shares of Titan common stock for each share of ACS common stock. The acquisition constituted a tax-free reorganization and has been accounted for as a pooling of interests.

       Effective January 1, 2000, ACS' September 30 fiscal year-end has been changed to coincide with the Company's year-end. The 1999 and 1998 financial statements presented have been restated to include the combined results of operations, financial position and cash flows as if the merger had

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 2. ACQUISITIONS AND INVESTMENTS (CONTINUED) occurred at the beginning of the periods presented. A pooling of interests adjustment has been made in the consolidated statement of cash flows and consolidated statement of stockholders' equity for the year ended December 31, 2000, to reflect the activity for ACS in the quarter ended December 31, 1999, as reported in ACS' Form 10-Q for the fiscal quarter ended December 31, 1999. For the quarter ended December 31, 1999, ACS' revenues were $46,255 and net income was $1,352.

       The separate and combined results of Titan, ACS and AverStar in 2000 and 1999 are as follows:

                                                YEAR ENDED DECEMBER 31, 2000
                                        --------------------------------------------
                                                     INCOME (LOSS) FROM
                                                         CONTINUING       NET INCOME
                                         REVENUES        OPERATIONS         (LOSS)
                                        ----------   ------------------   ----------
Titan.................................  $  648,535        $  2,342         $     30
ACS...................................     192,841         (21,230)         (17,249)
AverStar..............................     191,837           1,622           (1,509)
                                        ----------        --------         --------
                                        $1,033,213        $(17,266)        $(18,728)
                                        ==========        ========         ========

                                              YEAR ENDED DECEMBER 31, 1999
                                         --------------------------------------
                                                     INCOME FROM
                                                      CONTINUING
                                         REVENUES     OPERATIONS     NET INCOME
                                         --------   --------------   ----------
Titan..................................  $406,551      $37,200        $31,600
ACS....................................   218,252        3,581          3,581
AverStar...............................   184,336        2,576          2,576
                                         --------      -------        -------
                                         $809,139      $43,357        $37,757
                                         ========      =======        =======

       The revenues of ACS were impacted in 2000 by a contract termination that occurred in late 1999, prior to Titan's acquisition, which resulted in reduced revenues of approximately $31.6 million. AverStar's revenues in 2000 were impacted by the wind-down of its year 2000 business in early 2000, which resulted in reduced revenues of approximately $25.7 million.

       Included in the 2000 results from continuing operations are merger related expenses of $30.5 million and $8.3 million related to the acquisitions of ACS and AverStar, respectively. In addition, Net Income (Loss) reflects an extraordinary loss, net of taxes, of $3.4 million and $1.3 million related to the early debt extinguishment of Titan and AverStar's credit facilities, respectively. AverStar's net loss reflects a loss from discontinued operations of $1.5 million. Included in ACS' 1999 operating results is a write-off of $3.9 million of capitalized software costs and a $1.8 million write-off of an uncollected receivable. All interest expense is reflected in the Titan operating results from the date of acquisition.

       In 1999, the Company or its subsidiaries acquired Atlantic Aerospace Corporation ("AAEC"), Systems Resources Corporation ("SRC") and Program Support Associates Inc. ("PSA"), all reporting in the Company's Titan Systems segment, and SFG Technologies Inc. ("SFG"), Assist Cornerstone

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 2. ACQUISITIONS AND INVESTMENTS (CONTINUED)
Technologies, Inc. ("Assist"), JB Systems, Inc. doing business as Mainsaver, and Transnational Partners II, LLC ("TNP"), all reporting in the Company's Cayenta segment, in purchase transactions. In conjunction with the Mainsaver and Assist acquisitions, approximately $4.3 million of the purchase price was held back, subject to purchase price adjustments and indemnification obligations, of which $3 million is due in January 2001 and the remaining $1.3 million is due in June 2001. Related to the acquisition of SRC, a $2 million promissory note, subject to post-closing working capital adjustments and indemnification obligations, was due on June 9, 2000. The post-closing working capital adjustments and indemnification obligations are currently in dispute with the stockholders of SRC. Accordingly, the promissory note has not been paid. Related to the AAEC acquisition, up to an additional $3 million in contingent consideration may be due upon the award of future contracts. As of December 31, 2000, the Company estimates that a potential $2.4 million may be paid in 2001.

       Unaudited pro forma data giving effect to the purchase of Pulse, LinCom, SenCom, MJR, SRC, AAEC, PSA, Mainsaver, Assist and SFG as if they had been acquired at the beginning of 1999 are shown below. Pro forma information related to the TNP acquisition is not included, because the effect is not significant.

                                                         TWELVE MONTHS ENDED
                                                            DECEMBER 31,
                                                        ---------------------
                                                           2000        1999
                                                        ----------   --------
                                                             (UNAUDITED)
Revenues..............................................  $1,071,516   $966,579

Income (loss) from continuing operations before
  extraordinary loss and cumulative effect of change
  in accounting principle.............................     (12,361)    34,159
Net income (loss).....................................     (18,567)    28,559

Basic earnings (loss) per share:
  Income (loss) from continuing operations before
    extraordinary loss and cumulative effect of change
    in accounting principle...........................  $     (.23)  $    .71
  Net income (loss)...................................        (.35)       .59

Diluted earnings (loss) per share:
  Income (loss) from continuing operations before
    extraordinary loss and cumulative effect of change
    in accounting principle...........................  $     (.23)  $    .63
  Net income (loss)...................................        (.35)       .53

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 2. ACQUISITIONS AND INVESTMENTS (CONTINUED)

       In January 1999, the Company invested approximately $0.5 million for a 19.9% ownership interest in a joint venture with Sakon. In July 2000, Titan loaned Sakon $15 million pursuant to a loan agreement with Sakon. In
October 2000, Titan exercised its option pursuant to the agreement to convert amounts owed under the loan into additional equity interest of 30.0% of Sakon, bringing the total equity interest in Sakon to 49.9%. At such time, the amount outstanding of $15 million under the loan was converted to purchase consideration as the initial payment due under the terms of the agreement and recorded as goodwill. Under the terms of the agreement, an additional
$12.5 million of consideration is due and payable upon certain revenue targets being attained. The Company estimates that the remaining consideration will be paid by the second or third quarter of 2001. Such amount will be amortized over an estimated useful life of 20 years. Titan has consolidated the operating results of Sakon beginning in 1999 in accordance with the joint venture agreement which assigns 100% of the joint venture revenues and operating results to Titan. Titan will continue to consolidate the operating results of Sakon until a liquidity event, defined as an initial public offering or the sale of Sakon.

       In September 1999, together with Sempra Energy Information Solutions, a subsidiary of Sempra Energy, and modis, a company that focuses on configuring customers' software applications, Cayenta established Soliance, LLC, a joint venture that markets and delivers information technology systems and solutions, including TSP offerings, to the utility industry. Cayenta owns a 10% equity interest in Soliance and has a management services agreement with Soliance under which it provides TSP services to Soliance's customers. At December 31, 2000 and 1999, the Company's investment of $5 million in this joint venture is included in Other Assets. The investment is being accounted for under the cost method.

       In 1998, the Company consummated mergers with Delfin Systems ("Delfin"), VisiCom Laboratories, Inc. ("VisiCom"), Horizons Technology, Inc. ("Horizons") and DBA Systems, Inc. ("DBA") in poolings of interests transactions. Also in 1998, the Company acquired Validity Corporation ("Validity") and Advanced Management Incorporated ("AMI") in purchase transactions. All of these businesses report primarily in the Company's Titan Systems segment.

       In connection with the determination of the fair value of assets acquired in connection with the acquisitions of SRC, Semcor and Validity, and pursuant to the provisions of Accounting Principles Board Opinion No. 16, the Company has valued acquired contracts in process at contract price, minus the estimated costs to complete and an allowance for the normal industry profit on its effort to complete such contracts, which amounted to $10,904. This adjustment has been reflected in the accompanying balance sheet as an increase to goodwill and a corresponding increase to deferred profit. The Company recognized approximately $6,936 and $2,606 as a reduction of costs in 2000 and 1999, respectively, with the remaining $1,362 to be recorded as a reduction of costs in future periods as work on certain contracts is performed. At December 31, 2000, there was $13,150 and $1,300 in Other Accrued Liabilities and Other Non-current Liabilities, respectively, of holdbacks of purchase consideration, subject to post-closing adjustments and indemnification obligations, related to acquisitions in 2000 and 1999.

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 3. ACQUISITION RELATED CHARGES AND OTHER

    Acquisition related charges of $39.4 million in 2000 include costs of $30.5 million related to the ACS merger including direct transaction costs of approximately $9.1 million comprised of accounting, legal, investment banking, financial printing and other direct costs. Also included in the ACS merger costs was a write-down of approximately $5.5 million related to the impairment of certain receivables, for which the realizability of such assets were impaired as a result of the merger with Titan, which impacted the recoverability of certain contract costs, employee termination and retention costs of approximately
$2.1 million, $3.8 million of costs to eliminate duplicate facilities and assets and a valuation allowance of $10.0 million against certain contract receivables provided in connection with certain of the Company's integration activities, particularly as is relates to conforming ACS to Titan's accounting policies and procedures, and determining appropriate valuation allowances against potential contract receivables which may not be realizable under normal contract reimbursement cycles. Unpaid amounts at December 31, 2000, are primarily employee related costs and costs related to lease terminations which will be paid by December 31, 2001.

       Included in acquisition related charges in 2000 is $8.3 million related to the merger with AverStar. These costs consisted of approximately
$2.5 million of direct transaction costs, approximately $5.5 million of employee termination and retention costs, and costs to eliminate duplicate facilities of approximately $0.3 million. The acquisition related charges in the year ended December 31, 2000 also include $2.7 million of transaction costs related to the filing of a registration statement with the Securities and Exchange Commission
(SEC) for the initial public offering of Cayenta which was subsequently withdrawn by the Company in February 2001. These costs are primarily comprised of direct transaction costs, including accounting, legal, investment banking, financial printing, and other direct costs. Also included in acquisition related charges is a $2.1 million gain resulting from the final consideration from the sale of the Company's approximate 8% equity interest in IPivot, which was sold in October of 1999. Unpaid amounts at December 31, 2000 are primarily employee related costs which will be paid by December 31, 2001.

       During the year ended December 31, 1999, the Company recorded acquisition and related charges of $13.8 million, which include approximately $4.5 million of legal costs and approximately $9.3 million of integration and restructuring expenses. The integration and restructuring expenses include $2.1 million related to the wind-down of our Year 2000 business, consisting primarily of employee termination costs and lease termination costs, a $2.1 million write-off of intangible costs to estimated realizable value, approximately $1.7 million for severance, outplacement and relocation costs related to approximately 32 employees across the Company, and $3.4 million related to the closure and elimination of leased facilities, primarily duplicate field offices. These charges were all cash charges, with the exception of the write-off of intangible costs. Accruals for unpaid special charges of $5,880 remain in other current liabilities at December 31, 1999. Unpaid amounts at December 31, 1999 were primarily termination and other integration costs which were paid by December 31, 2000.

       On October 26, 1999, the Company received approximately $41.8 million in cash as a result of the acquisition by Intel Corporation of IPivot, Inc. ("IPivot"), a technology spin-off from Titan. The cash payment to the Company was for its ownership interest in IPivot of approximately 8% after the dilutive impact of IPivot stock options, warrants and other equity investments. In addition, approximately $3 million was received in October 2000 as final consideration. The income is netted against the charges discussed above in acquisition related charges and other for the 1999 and 2000 amounts received.

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 3. ACQUISITION RELATED CHARGES AND OTHER (CONTINUED)
       During the year ended December 31, 1998, the Company recorded acquisition-related and other charges of $9,891, which includes approximately $5.5 million of direct transaction costs (consisting primarily of investment banking and other professional fees), $3.8 million of integration expenses and $0.6 million of pre-operating and start-up costs of the Titan Africa, Inc., Benin operation. Approximately $4.6 million of the direct transaction costs were incurred in connection with the Delfin, VisiCom, Horizons and DBA mergers. The remaining $0.9 million in transaction fees were related to costs incurred to file a withdrawn registration statement of the Company's former Communications Systems segment. The integration costs included approximately $3.5 million for severance, outplacement and retention costs incurred in the Titan Systems and Titan Wireless segments. Included in these amounts were termination benefits associated with employment agreements, as well as retention amounts associated with employee retention agreements. The integration costs also included $0.3 million related to the closure and elimination of leased facilities, primarily duplicate field offices. All amounts accrued at December 31, 1998 were substantially paid by December 31, 1999.

NOTE 4. DISCONTINUED OPERATIONS

    In November 2000, the Company's Board of Directors adopted a plan to dispose of the Company's commercial information assurance and network monitoring businesses. In 1998 and 1997, the Company's Board of Directors adopted a plan to wind down the Company's access control systems business and broadband communications business, respectively. Accordingly, the results of these businesses have been accounted for as discontinued operations. In addition, the accompanying consolidated financial statements reflect operations discontinued by certain of the companies acquired by Titan during 1998 and 2000. All periods presented reflect these specific operations as discontinued operations. Net assets of discontinued operations of approximately $800 at December 31, 2000 consist primarily of current assets of approximately $4,900 (primarily accounts receivable, inventories and capitalized software) net of accrued liabilities of approximately $4,100. In accordance with EITF 85-36, "Discontinued Operations with expected Gain and Interim Operating Losses", all operating losses incurred in the commercial information assurance and network monitoring businesses from the measurement date are being deferred until the date of disposal. The liabilities consist of accruals for contract losses, estimated wind-down costs and costs related to the closure and elimination of certain leased facilities. Charges of approximately $7,000 were made against the accrued liabilities in 2000. The liabilities were increased by a $5,600 charge in 1999 based on management's most recent review of estimated future wind-down costs. Long-term net assets of discontinued operations are primarily fixed assets. Management continues to assess the estimated wind-down and and/or disposal costs associated with the businesses, and may from time to time adjust the allowance for such costs accordingly.

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 5. OTHER FINANCIAL DATA

    Following are details concerning certain balance sheet accounts:

                                                           AT DECEMBER 31,
                                                         --------------------
                                                           2000       1999
                                                         --------   ---------
Accounts Receivable:
  U.S. Government -- billed............................  $205,618   $ 170,428
  U.S. Government -- unbilled..........................    31,818      47,083
  Trade................................................   114,016      53,576
  Less allowance for doubtful accounts.................    (4,319)     (4,099)
                                                         --------   ---------
                                                         $347,133   $ 266,988
                                                         ========   =========
Inventories:
  Materials............................................  $ 11,562   $   7,725
  Work-in-process......................................     9,856       4,357
  Finished goods.......................................     3,949       3,558
                                                         --------   ---------
                                                         $ 25,367   $  15,640
                                                         ========   =========
Property and Equipment:
  Machinery and equipment..............................  $119,945   $  77,948
  Furniture and fixtures...............................    22,979      19,038
  Land, buildings and leasehold improvements...........    23,568      20,180
  Construction in progress.............................    12,896       2,023
                                                         --------   ---------
                                                          179,388     119,189
  Less accumulated depreciation and amortization.......   (91,311)    (71,633)
                                                         --------   ---------
                                                         $ 88,077   $  47,556
                                                         ========   =========

       Supplemental disclosures of cash flow information:

                                                     2000       1999       1998
                                                   --------   --------   --------
Noncash investing and financing activities:
  Non-monetary research consideration............  $ 4,701    $    --    $    --
  Extraordinary loss on early extinguishments of
    debt.........................................    4,744         --         --
  Gain related to issuance of stock in
    subsidiary...................................    2,825         --         --
  Equity issued in exchange for services.........    2,000         --         --
  Shares contributed to employee benefit plans...    2,364      3,594        100
  Issuance of stock for equity interest..........      900         --         --
  Subsidiary options granted in exchange for
    services.....................................    1,911         --         --
  Subsidiary options granted in exchange for
    equity interest..............................      508         --         --
  Conversion of subordinated debt................       --     26,270         --
  Stock issued for acquisitions..................       --         --     13,189

Cash paid for interest...........................  $34,828    $18,281    $11,225
Cash paid for taxes..............................   11,909      6,119      3,022

NOTE 6. SEGMENT INFORMATION

    Management evaluates the performance of its operating segments separately to individually monitor the different factors affecting financial performance. Segment profit or loss includes

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 6. SEGMENT INFORMATION (CONTINUED)
substantially all of the segment's direct costs of operations and administration. The Company manages income taxes on a corporate-wide basis. Thus, the Company evaluates segment performance based on profit or loss before interest expense, income taxes and before allocated costs of corporate overhead, exclusive of any significant gains or losses on the disposition of investments or other assets. Corporate overhead may include, among other things, costs for financial, accounting, marketing, administrative and legal activities. The Company typically manages and evaluates equity investments and related income on a segment level. However, certain significant investments are managed at the corporate level. Financial costs, such as gains and losses and interest income and expense, are managed at the Corporate segment. Consequently, the results of operations of the segments may not be indicative of the actual results that would be shown in the financial statements of these segments if prepared on a stand-alone basis.

       In the fourth quarter of 2000, the Company formed a new business unit, Titan Scan Technologies within its Emerging Technologies and Businesses segment. The new business unit encompasses all of Titan's medical product sterilization operations, which were previously a part of SureBeam. As a result, all prior period data have been restated to reflect this change in Titan's segment reporting.

       On March 31, 1999, the Company realigned certain operations among its business segments to better position these operations for strategic transactions pursuant to the Company's corporate strategy. As a result, the Company is reporting all commercial satellite communications operating results in its Titan Wireless segment, and all defense information technologies and services operating results are reported in its Titan Systems segment. This realignment also conforms to the provisions of SFAS 131. All current and prior year segment data presented in these financial statements have been restated to conform to the 1999 realignment.

       The Titan Systems segment provides comprehensive information systems solutions and services to U.S. and allied government defense and intelligence agencies and to civil government agencies with sophisticated data management, information processing, information fusion and knowledge-based systems and communications requirements. The Titan Systems segment also develops and manufactures digital imaging products, electro-optical systems, threat simulation/training systems, intelligence electronic hardware and defense communications systems. The Titan Systems segment also installs, tests and maintains government information systems.

       The SureBeam segment provides electronic food irradiation systems and services for the food industry.

       The Titan Wireless segment provides satellite-based and wireless-based communication systems and services which provide cost-effective voice, facsimile, data, Internet and network communications services in developing countries, primarily Asia, Africa, the Middle East and Latin America.

       The Software Systems segment is a total services provider, or TSP, of information technology products and services for commercial and government customers' business functions, including retailing, finance, accounting, customer billing and collection, contract management, supply chain management and equipment monitoring and maintenance. Also included in this segment is the Company's Year 2000 business unit, which has been wound-down.

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 6. SEGMENT INFORMATION (CONTINUED)
       The Software Systems segment contains the Company's majority owned subsidiary, Cayenta, Inc. The Company recorded a $2.7 million charge in 2000 related to a registration statement for the initial public offering of Cayenta which was withdrawn in February 2001.

       The Emerging Technologies and Businesses segment includes several businesses which apply the Company's proprietary knowledge and core competencies to create commercial technology applications or individual businesses, including the Company's antenna business, e-tenna, its wireless networking chip business, LinCom Wireless, its information technology consulting business, AverCom, and its medical products sterilization systems and services business, Titan Scan Technologies.

       Substantially all of the Company's operations are located in the United States. Export and foreign revenues amounted to approximately $82,602, $33,986, and $19,760 in 2000, 1999 and 1998, respectively, primarily to countries in Africa, Asia, Western Europe and South America. Substantially all international sales are denominated in U.S. dollars.

       The following tables summarize industry segment data for 2000, 1999 and 1998.

                                                 2000        1999       1998
                                              ----------   --------   --------
Revenues:
  Titan Systems.............................  $  796,202   $689,513   $488,207
  SureBeam..................................      25,210      3,747         --
  Titan Wireless............................      81,450     27,325      6,717
  Software Systems..........................      77,435     45,922     21,470
  Emerging Technologies and Businesses......      52,916     42,632     15,842
                                              ----------   --------   --------
                                              $1,033,213   $809,139   $532,236
                                              ==========   ========   ========

       Sales to the United States Government, including both defense and non-defense agencies, and sales as a subcontractor as well as direct sales, aggregated approximately $766,540 in 2000, $677,492 in 1999, and $453,623 in
1998. Inter-segment sales were not significant in any year.

                                                   2000       1999       1998
                                                 --------   --------   --------
Operating Profit (Loss):
  Titan Systems................................  $ 28,462   $ 43,469   $ 41,212
  SureBeam.....................................     2,901       (121)        --
  Titan Wireless...............................    11,644      5,063     (6,732)
  Software Systems.............................   (18,028)     6,962      5,137
  Emerging Technologies and Businesses.........     6,683     46,590      1,155
  Corporate....................................   (16,290)   (14,417)    (6,477)
                                                 --------   --------   --------
                                                 $ 15,372   $ 87,546   $ 34,295
                                                 ========   ========   ========

       Operating results for the Titan Systems and Software Systems segments for the year ended December 31, 2000, include acquisition and other charges of $38,820 and $2,678, respectively. Operating profit in 2000 for Emerging Technologies and Businesses includes the final $2,140 gain from the IPivot stock sale as discussed in Note 2, net of expenses.

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 6. SEGMENT INFORMATION (CONTINUED)
       Operating profit for the Titan Systems, Software Systems and SureBeam segments for the year ended December 31, 1999, included acquisition and other charges of $5,535, $2,111 and $651, respectively. In addition, 1999 operating results included a $3,893 charge related to previously capitalized software development costs as well as a $1,800 in 1999 charge for an uncollected receivable. Operating profit for Emerging Technologies and Businesses includes the $41,788 gain on IPivot stock sale as discussed in Note 3, net of acquisition related charges and other of $160 related to other business in the Emerging Technologies segment. Operating profit for the Titan Systems and Titan Wireless segments for the year ended December 31, 1998, included acquisition-related and other charges of $7,218 and $2,398 respectively.

       Corporate includes corporate general and administrative expenses, certain corporate, integration, legal and restructuring charges ($5,296 in 1999 and $275 in 1998), and gains or losses from the sale of businesses. Corporate general and administrative expenses are generally recoverable from contract revenues by allocation to operations.

                                                      AS OF DECEMBER 31,
                                                ------------------------------
                                                  2000       1999       1998
                                                --------   --------   --------
Identifiable Assets:
  Titan Systems...............................  $518,712   $420,129   $306,270
  SureBeam....................................    53,008     24,242     14,518
  Titan Wireless..............................   128,579     35,598      5,085
  Software Systems............................   109,211     94,450     14,959
  Emerging Technologies and Businesses........    54,696      4,610         67
  Discontinued Operations, net................       570        557        645
  General corporate assets....................    94,662     55,072     28,379
                                                --------   --------   --------
                                                $959,438   $634,658   $369,923
                                                ========   ========   ========

       General corporate assets are principally cash, accounts receivable, prepaid expenses, property and equipment, deferred income taxes and other assets.

                                                         AS OF DECEMBER 31,
                                                   ------------------------------
                                                     2000       1999       1998
                                                   --------   --------   --------
Depreciation and Amortization of Property and
  Equipment, Goodwill, and Other Assets:
  Titan Systems..................................  $17,595    $16,695    $10,261
  SureBeam.......................................    2,527         --         --
  Titan Wireless.................................    1,540        607        381
  Software Systems...............................   19,530      1,063        475
  Emerging Technologies and Businesses...........    1,763        911        901
  Corporate......................................      737      1,129        600
                                                   -------    -------    -------
                                                   $43,692    $20,405    $12,618
                                                   =======    =======    =======
Capital Expenditures:
  Titan Systems..................................  $ 9,447    $ 7,839    $ 7,758
  SureBeam.......................................    5,625         --         --
  Titan Wireless.................................   14,263      3,839        463
  Software Systems...............................   13,430      1,002        325
  Emerging Technologies and Businesses...........    5,357      3,678        241
  Corporate......................................    1,672        832        358
                                                   -------    -------    -------
                                                   $49,794    $17,190    $ 9,145
                                                   =======    =======    =======

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 7. INCOME TAXES

    The components of the income tax provision (benefit) from continuing operations are as follows:

                                                     2000       1999       1998
                                                   --------   --------   --------
Current:
  Federal........................................  $  (281)   $21,391    $ 4,648
  State..........................................    1,227      4,831      1,220
                                                   -------    -------    -------
                                                       946     26,222      5,868
  Deferred.......................................   (4,931)       447      3,316
                                                   -------    -------    -------
                                                   $(3,985)   $26,669    $ 9,184
                                                   =======    =======    =======

       Following is a reconciliation of the income tax provision from continuing operations expected (based on the United States federal income tax rate applicable in each year) to the actual tax provision on income:

                                                      2000       1999       1998
                                                    --------   --------   --------
Expected Federal tax provision on continuing
  operations......................................  $(6,998)   $24,400     $7,889
State income taxes, net of Federal income tax
  benefit.........................................     (621)     4,226      1,037
Goodwill amortization.............................    6,664        378        218
Change in valuation allowance.....................   (8,100)        --         --
Acquistion charges and other......................    3,943       (660)      (293)
Utilization of NOL not realized in prior
  periods.........................................       --     (2,000)        --
Foreign losses not benefited......................      642         --         --
Meals and entertainment...........................      457         --         --
Other.............................................       28        325        333
                                                    -------    -------     ------
Actual tax provision on continuing operations.....  $(3,985)   $26,669     $9,184
                                                    =======    =======     ======

       The net deferred tax asset as of December 31, 2000 and 1999, results from the following temporary differences:

                                                            2000       1999
                                                          --------   --------

  Loss carryforward.....................................  $  9,201   $  9,037
  Employee benefits.....................................    12,691      6,256
  Tax credit carryforwards..............................     1,075        999
  Inventory, contract loss and other reserves...........    15,573      9,957
  Accounts and unbilled receivables.....................    (9,558)    (6,458)
  Acquired in-process R&D write-off.....................        --        659
  Accrued liabilities...................................     2,079      3,297
  Depreciation and amortization.........................    (1,622)    (1,614)
  Other.................................................       803        (91)
                                                          --------   --------
                                                            30,242     22,042
  Valuation allowance...................................    (3,100)   (11,200)
                                                          --------   --------
  Deferred tax asset, net                                   27,142     10,842
                                                          ========   ========

       Realization of certain components of the net deferred tax asset is dependent upon the Company generating sufficient taxable income prior to expiration of loss and credit carryforwards.

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 7. INCOME TAXES (CONTINUED)
Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are changed. Also, under Federal tax law, certain potential changes in ownership of the Company may limit annual future utilization of these carryforwards. Other non-current liabilities at December 31, 2000 and 1999 include a deferred liability of $1,622, and $2,519, respectively.

NOTE 8. DEBT

    On February 9, 2000, the Company and Titan Capital Trust (the Trust), our wholly owned subsidiary, issued 4 million convertible preferred securities (Remarketable Term Income Deferrable Equity Securities, or HIGH TIDES) at $50 per security, for a total of $200 million, with an over-allotment exercised on February 16, 2000 for an additional 1 million securities, for an additional
$50 million. The trust used the proceeds from the sale of the HIGH TIDES to purchase from the Company 5 3/4% Convertible Senior Subordinated Debentures, due February 15, 2030. The debentures have the same financial terms as the HIGH TIDES. The HIGH TIDES will accrue distributions of 5 3/4% per annum, with quarterly distributions to be paid in arrears on February 15, May 15, August 15 and November 15, commencing May 15, 2000. The trust's ability to pay distributions on the HIGH TIDES is solely dependent on its receipt of interest payments from the Company on the debentures. Approximately five years after issuance of the HIGH TIDES, the HIGH TIDES may be remarketed, which means that a remarketing agent will attempt to establish an annual distribution rate, conversion price and redemption features for the HIGH TIDES that are consistent with a price per HIGH TIDES equal to 101% of its liquidation preference and also are most favorable to the Company. The 5 3/4% per annum rate will be applicable from the date of original issuance to, but excluding the reset date. The reset date is any date (a) not later than February 15, 2005, or the final reset date, or, if the day is not a business day, the next succeeding day, and (b) not earlier than 70 business days prior to February 15, 2005, as may be determined by the remarketing agent, in its sole discretion. On or after the reset date, the applicable rate will be the term rate established by the remarketing agent based on the outcome of the remarketing. The Company can, on one or more occasions, defer the interest payments due on the debentures for up to 20 consecutive quarters unless an event of default under the debentures has occurred and is continuing. The holders of the HIGH TIDES may convert each security into shares of common stock of Titan at the initial rate of 1.0076 shares of common stock for each HIGH TIDES (equivalent to an initial conversion price of $49.625 per share of common stock). The Company may redeem the debentures in whole or in part, at any time on or after February 20, 2003 until but excluding the tender notification date, at a redemption price equal to 101.44% of the principal amount of the debentures, declining to 100% of the principal amount of the debentures on or after February 20, 2004, plus any accrued and unpaid interest; and after the reset date, in accordance with the term call projections, if any, established in the remarketing or, upon a failed final remarketing, on or after the third anniversary of the reset date at a redemption price equal to 100% of the principal amount of debentures, plus any accrued and unpaid interest.

       On February 23, 2000, the Company entered into a credit agreement for $275 million of financing from a syndicate of commercial banks including Credit Suisse First Boston acting as Lead Arranger and Administrative Agent, First Union Securities, Inc. acting as Co-Arranger and Syndication Agent and the Bank of Nova Scotia serving as Documentation Agent. The credit facility also allowed

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 8. DEBT (CONTINUED)
the Company to increase total availability by an additional $100 million, if needed, for an aggregate of $375 million. The credit facility was subsequently amended on June 1, 2000 to provide for an increase in total availability for an additional $50 million, for an aggregate total of $425 million. The proceeds of the loan were used in part to refinance outstanding indebtedness on the Company's $190 million credit facility arranged by Bank of Nova Scotia in June 1999. The credit facility is secured by substantially all of our and our subsidiaries' assets (other than the assets of SureBeam) and guaranteed by substantially all of our subsidiaries. The $425 million facility is comprised of a six-year senior secured multi-draw term loan facility in an aggregate principal amount of up to $75 million, two seven-year senior secured term loan facilities in an aggregate principal amount of $250 million, and a five-year senior secured revolving credit facility in an aggregate principal amount of up to $100 million. Loans made under the multi-draw term loan facility mature on the sixth anniversary of the closing date of the new credit facility, and amortize as follows: 2.5% quarterly in year two of the credit facility, 3.75% quarterly in year three of the credit facility, 5% quarterly in year four of the credit facility, 6.25% quarterly in year five of the credit facility and 7.5% quarterly in year six of the credit facility. Loans made under the term loan facilities mature on the seventh anniversary of the closing date of the new credit facility, and amortize as follows: 0.25% quarterly for years one through six of the credit facility and 23.5% quarterly for year seven of the credit facility. Under each of the term loan facilities and the revolving facility, the Company has the option to borrow at the bank's base rate or at adjusted LIBOR plus, in each case, an applicable ratio based on the ratio of our total debt to EBITDA (earnings before interest and taxes and depreciation and amortization). The agreement contains financial covenants that set maximum debt to EBITDA limits and require the Company to maintain minimum interest and fixed charge coverages and levels of net worth. SureBeam Corporation is no longer a guarantor under the credit facility, and its assets shall no longer be collateral for the credit facility.

       At December 31, 2000, deferred financing costs included in Other Assets related primarily to this facility were approximately $17.8 million and are being amortized over the term of the agreement. Upon consummation of this agreement in February 2000, the Company expensed the deferred financing costs related to the previous agreement as an extraordinary item in the first quarter of 2000.

       At December 31, 2000, total borrowings outstanding were $263.1 million on the term loan at a weighted average interest rate of 9.67%. Commitments under letters of credit were $6.6 million at December 31, 2000, which reduces availability of the working capital line. Of the total borrowings, $2.5 million was short-term.

       In November 1996, Titan issued $34,500 of 8 1/4% convertible subordinated debentures due 2003. On September 7, 1999, the Company announced a call for redemption on November 2, 1999, of the debentures still outstanding. At the time of the call, the Company had outstanding debentures in the aggregate principal amount of approximately $11.6 million. All except $1 of the debentures were converted prior to the redemption date. Accordingly, the remaining $1 was redeemed on November 2, 1999. The conversion of the debentures was a non-cash transaction.

       On December 10, 1999, the Company's wholly owned subsidiary, Titan Africa, Inc. ("Titan Africa"), in connection with its contract to build a satellite-based telephone system for the national telephone company of Benin, Africa, the OPT, entered into a Loan Facility Agreement for up to 30.0 billion Francs CFA (the currency of the African Financial Community), equivalent to approximately

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 8. DEBT (CONTINUED)
$45.0 million U.S. dollars, with a syndicate of five banks, with Africa Merchant Bank as the Arranger. This medium-term financing is a non-recourse loan to Titan Africa which is guaranteed by the national telephone company of Benin, Africa and secured by the national telephone company's equipment and revenues related to the project. The facility has a fixed interest rate of 9.5% and will be repaid in seven equal semi-annual payments from the net receipts of this project, or by the OPT in the event that such receipts are not adequate to make these payments, beginning on December 31, 2000, and ending on December 31, 2003. Approximately $36.7 million was drawn on this facility at December 31, 2000.

       At December 31, 2000 and 1999, Titan had $946 and $2,227, respectively, outstanding under two promissory notes, secured by certain machinery and equipment, at interest rates of 8.5% and 7.42%. At December 31, 2000, $794 is due within one year. At December 31, 2000 and 1999, ACS had $1,177 and $1,668, respectively, outstanding under two loans at interest rates of 9.3% and 8.6%. At December 31, 2000, $79 is due within one year.

ADVANCED COMMUNICATION SYSTEMS DEBT

       In February 1998, ACS entered into a line of credit arrangement, consisting of two credit facilities aggregating $35 million with a commercial bank, refinancing ACS' then existing line of credit and the outstanding commercial bank debt of a 1997 acquisition. The credit facility was also used to finance the acquisition of AMI and to provide for the working capital needs of ACS. The first facility, in an amount up to $15 million, could be used to finance acquisitions, working capital, and other corporate purposes, and bore interest at either the bank's prime rate or at a London interbank offered rate ("LIBOR") for one, two or three month periods, plus a percentage, not more than 2.2%, which depended on ACS' historical performance. The second facility, in an amount up to $20 million, could be used to finance acquisitions and bore interest at either the bank's prime rate or at a LIBOR rate plus a percentage, not more than 2.45%, which depended on ACS' historical financial performance.

       In June 1998, the line of credit arrangement was increased to $45 million, from $35 million, to finance the acquisition of Semcor and to provide for the working capital needs of ACS. In February 1999, the line of credit arrangement was increased to $60 million to finance the additional contingent payment to the selling shareholders of Semcor and to provide for the working capital needs of ACS. These credit arrangements were subject to similar terms and conditions as the original arrangement that was entered into in February 1998. As of September 30, 1999, $58,400 was available on this credit arrangement and the outstanding balance was $46 million with an additional
$3.8 million in standby letters of credit.

       In September 1999, ACS acquired PSA, and as a result, assumed its liabilities that, in part, consisted of $50 outstanding under a line of credit. This credit arrangement with a commercial bank, in the amount of $400, bore interest at the bank's prime rate plus one percent and was due on demand.

       At September 30, 1999, ACS had $46,050 outstanding under these arrangements. For the years ended September 30, 1999 and 1998, interest expense under these credit facilities was approximately $3,803 and $1,410, respectively, at weighted average interest rates of 8.16% and 8.10%, respectively.

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 8. DEBT (CONTINUED)
AVERSTAR DEBT

       On March 18, 1999, AverStar entered into an agreement that provided up to $75 million of secured financing based upon availability, comprised of $45 million in Senior Term Loans A and B and a $30 million revolving credit facility note, secured by substantially all of AverStar's assets. Expenses associated with the financing amounted to approximately $1.8 million. Proceeds from the financing agreement were used to fund an acquisition, retire existing debt and provide for working capital requirements.

       The facility carried variable interest rates ranging from LIBOR plus 2.75% up to Prime plus 1.75%. The weighted average interest rate on the revolving facility note was 8.47% in 1999.

       At December 31, 1999, AverStar had $43.5 million and $8.6 million payable under the senior term loans and revolving credit facility note, respectively. The interest paid on all borrowings was $4,896 and $2,809 for the years ended December 31, 1999 and 1998, respectively.

       The ACS and AverStar lines of credit were retired by the Company in connection with the mergers.

TITAN DEBT MATURITIES

       Maturities of long-term debt, excluding the Company's line of credit with Scotia Bank, are as follows:

2001........................................................  $13,411
2002........................................................   12,517
2003........................................................   12,378
2004........................................................      122
2005 and thereafter.........................................      828
                                                              -------
                                                              $39,256
                                                              =======

       At December 31, 2000 the Company was in compliance with all financial covenants under its various debt agreements.

NOTE 9. COMMITMENTS AND CONTINGENCIES

    The Company leases certain buildings and equipment under non-cancelable operating lease agreements. These leases generally require the Company to pay all executory costs such as taxes, insurance and maintenance related to the leased assets. Certain of the leases contain provisions for periodic rate accelerations to reflect cost-of-living increases. Rental expense under these leases was $23,523 in 2000, $18,622 in 1999 and $15,536 in 1998. Through August
1999, the Company was obligated under a long-term lease agreement for facilities which are owned by an entity in which Titan has a minority ownership interest. Rental expense in 2000, 1999 and 1998 includes $792, $593 and $921, respectively, paid under this agreement. In February 2000, Cayenta entered into a new long-term lease agreement with this entity which requires future minimum lease payments of approximately $6.6 million

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED) over 7 years. There is additional space in the facilities which, if vacant or desired by Cayenta, could obligate Cayenta for additional future minimum lease payments of approximately $0.7 million over the 7 years. The Company is a guarantor on the lease. Also included in rent expense is $280 and $336 for 1999 and 1998, respectively, incurred by ACS on a lease for office space with a related party which includes the principal stockholders of ACS. In 1999, this facility was sold to a non-affiliated third party from whom ACS currently leases the office space.

       Future minimum lease payments under noncancellable operating leases at December 31, 2000, are as follows:

2001........................................................  $22,574
2002........................................................   18,382
2003........................................................   15,004
2004........................................................   11,110
2005........................................................    8,532
Thereafter..................................................   21,461
                                                              -------
  Total minimum lease payments..............................  $97,063
                                                              =======

       In 1997, DBA recorded a $3.0 million charge in recognition of certain environmental matters at its Kissimmee facility including, but not limited to, soil contamination and potential asbestos and lead-based paint contamination. These matters became known to DBA as a result of an environmental study performed as part of Titan's due diligence process related to the merger with DBA. The accrual was recorded in accordance with SFAS No. 5 and SOP 96-1 and represented an initial estimate for the cost of clean-up activities. These activities are substantially complete, and the property is currently in escrow (see Note 15). Based on the completion of the clean-up activities as well as the pending sale of the land and building, the Company determined that the unused portion of the associated liability was not required as of December 31, 2000.

       On January 6, 2000, Ion Beam Applications s.a., a Belgian corporation, and some of its U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against the Company relating to our patents for our SureBeam systems. The action attacks the validity of the Company's core patent, seeks a declaration that Ion Beam Applications and its customers have not infringed any of the 62 claims in the Company's patent, and alleges that the Company has engaged in unfair competition and that Titan's conduct constitutes patent misuse. The case has been moved to the federal court in San Diego. On November 22, 2000, Ion Beam filed an amended complaint alleging, in addition to the original claims, that we have engaged in false advertising, monopolization, restraint on trade and unfair business practices. We intend to vigorously defend our patent position and defend against all allegations. However, a finding in favor of Ion Beam Applications in this action could adversely affect our business, financial condition and results of operations by allowing Ion Beam and other potential competitors to develop and commercialize electron beam food irradiation systems that would compete against our SureBeam systems and services, thereby potentially reducing the growth of our SureBeam business segment and preventing us from generating the revenues that we expect from food irradiation. The Company intends to vigorously defend its patent position.

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
       In the ordinary course of business, defense contractors are subject to many levels of audit and investigation by various government agencies. Further, the Company and its subsidiaries are subject to claims and from time to time are named as defendants in legal proceedings. The Company may also assert claims from time to time. In the opinion of management, the amount of ultimate liability or recovery with respect to these actions will not materially affect the financial position or results of operations of the Company.

NOTE 10. SERIES B CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

    The Company's Series B Preferred Stock had a par value of $1.00, accrued dividends at a rate of 6% per annum payable quarterly in arrears cumulatively, had a liquidation preference of $6.00 per share plus accrued and unpaid dividends (the "Series B Liquidation Preference") and entitled the holder thereof to one vote per outstanding share, voting together as a class with the holders of shares of outstanding Common Stock (and any other series or classes entitled to vote therewith) on all matters submitted for a shareholder vote. The Series B Preferred Stock was redeemable at the Series B Liquidation Preference
(i) at the holder's option, after May 24, 1998 until May 24, 2001, and (ii) at the Company's option, after May 24, 2001 until May 24, 2006. The Company redeemed all of the outstanding shares of Series B Preferred Stock in 1998.

NOTE 11. CUMULATIVE CONVERTIBLE PREFERRED STOCK

    Each share of $1.00 cumulative convertible preferred stock is entitled to 1/3 vote, annual dividends of $1 per share and is convertible at any time into 2/3 share of the Company's common stock (subject to customary anti-dilution adjustments). Common stock of 459,986 shares has been reserved for this purpose. The $1.00 cumulative convertible preferred stock is redeemable at the Company's option at a redemption price of $20 per share, plus cumulative dividends in arrears. Upon liquidation, the $1.00 cumulative convertible preferred stockholders are entitled to receive $20 per share, plus cumulative dividends in arrears, before any distribution is made to the common stockholders.

NOTE 12. COMMON STOCK

    At December 31, 2000, approximately 14,611,000 common shares were reserved for future issuance for conversion of preferred stock, employee benefit and stock incentive plans and acquisition-related obligations.

       On August 17, 1995, the Board of Directors adopted a Shareholder Rights Agreement and subsequently distributed one preferred stock purchase right ("Right") for each outstanding share of the Company's common stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares") at a price of $42.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights become exercisable if a person or group acquires, in a transaction not approved by the Company's Board of Directors ("Board"), 15% or more of the Company's common stock or announces a tender offer for 15% or more of the stock.

       If a person or group acquires 15% or more of the Company's common stock, each Right (other than Rights held by the acquiring person or group which become void) will entitle the holder to

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 12. COMMON STOCK (CONTINUED)
receive upon exercise a number of shares of the Company's common stock having a market value of twice the Right's exercise price. If the Company is acquired in a transaction not approved by the Board, each Right may be exercised for common shares of the acquiring company having a market value of twice the Right's exercise price. Titan may redeem the Rights at $.01 per Right, subject to certain conditions. The Rights expire on August 17, 2005.

NOTE 13. STOCK-BASED COMPENSATION PLANS

    The Company provides stock-based compensation to officers, directors and key employees through various fixed stock option plans and to all non-executive employees through an employee stock purchase plan. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Compensation cost if any, is measured as the excess of the quoted market price of the Company's stock on the date of grant over the exercise price of the grant. No compensation has been recognized for the Company's stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's results of operations would have been reduced to the pro forma amounts indicated below:

                                                   2000       1999       1998
                                                 --------   --------   --------
Net income (loss).................  As reported  $(18,728)  $ 37,757   $(18,019)
                                    Pro forma     (22,348)    34,337    (19,624)
Net income (loss) per share,
  basic...........................  As reported      (.43)       .79       (.45)
                                    Pro forma        (.51)       .71       (.49)
Net income (loss) per share,
  diluted.........................  As reported      (.44)       .70       (.43)
                                    Pro forma        (.51)       .64       (.47)

       Options authorized for grant under the Stock Option Plans of 1994 and 1997 and The 1996 Directors' Stock Option and Equity Participation Plan (the "1996 Directors' Plan") are 2,000,000 and 125,000, respectively. Grants in 1999 and the beginning of 2000 exceeded the remaining shares available under these plans. The 2000 Employee and Director Stock Option and Incentive Plan (the "2000 Plan") was approved by the Company's shareholders on May 30, 2000, authorizing 4,000,000 shares available for grant. Under all plans, the options outstanding have been granted at prices that are equal to the market price of the Company's stock on the date of grant. Under the intrinsic value method prescribed by APB 25, no compensation cost is recorded. However, the grants in 1999 that exceeded the shares available at that time were placed under the 2000 Plan after its approval by the shareholders. Under the provisions of Financial Accounting Standards Board Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" (an Interpretation of APB 25), the plan approval date becomes the grant date for purposes of comparison of market value to exercise price. This resulted in deferred compensation related to these options of $15,568 in 2000 based on the difference in market value at May 30, 2000, and the grant price. This deferred compensation will be amortized to expense over the four year vesting period of these options, including $4,901 expensed in 2000. Unamortized deferred compensation related to these options at December 31, 2000 was $10,222.

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 13. STOCK-BASED COMPENSATION PLANS (CONTINUED)
       Under the employee plans, an option's maximum term is ten years. Under the 1996 Directors' Plan, options expire 90 days after the option holder ceases to be a director. Under the applicable plans, directors may elect to receive stock in lieu of fees, such stock to have a fair market value equal to the fees. Employee options may be granted throughout the year; directors' options are granted annually. Under the 2000 Plan, vesting for directors and first-time option grantees is over four years, with 25% exerciseable at the completion of one year, and monthly vesting thereafter. For option grants prior to the 2000 Plan, vesting is monthly over 4 years. Options in the Stock Option Plans of 1994 and 1997 and the Directors' Plan vest in 25% increments beginning one year after the grant date. Stock options assumed by the Company as a result of the mergers discussed in Note 2 generally retain the terms under which they were granted.

       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: zero dividend yield and an expected life of 5 years in all years; expected volatility of 72% in 2000, 67% in 1999, and 71% in 1998; and a risk free interest rate of 5.05% in 2000, 6.55% in 1999 and 4.74% in 1998.

       A summary of the status of the Company's fixed stock option plans as of December 31, 2000, 1999 and 1998, and changes during the years ending on those dates is presented below:

                                              2000                          1999                          1998
                                   ---------------------------   ---------------------------   ---------------------------
                                    SHARES    WEIGHTED-AVERAGE    SHARES    WEIGHTED-AVERAGE    SHARES    WEIGHTED-AVERAGE
                                    (000)      EXERCISE PRICE     (000)      EXERCISE PRICE     (000)      EXERCISE PRICE
                                   --------   ----------------   --------   ----------------   --------   ----------------
Outstanding at beginning of
  year...........................    4,813         $ 4.99         4,568          $3.69          4,145          $3.94
Granted..........................    1,148          26.34         1,313           9.17          1,031           7.58
Exchanged........................       --             --            --             --            350           7.94
Exercised........................     (718)         28.11          (779)          3.35           (339)          3.07
Canceled.........................     (271)         11.33          (289)          6.11           (619)          4.21
                                    ------                        -----                         -----
Outstanding at end of year.......    4,972          11.42         4,813           4.99          4,568           3.69
                                    ======                        =====                         =====
Options exercisable at
  year-end.......................    2,578                        2,310                         2,235
Weighted-average fair value of
  options granted/exchanged
  during the year................   $17.51                        $7.74                         $8.64

       The following table summarizes information about fixed stock options outstanding at December 31, 2000:

                                   OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                    -------------------------------------------------   ------------------------------
                      NUMBER      WEIGHTED-AVERAGE                        NUMBER
RANGE OF EXERCISE   OUTSTANDING      REMAINING       WEIGHTED-AVERAGE   EXERCISABLE   WEIGHTED-AVERAGE
     PRICES         AT 12/31/00   CONTRACTUAL LIFE    EXERCISE PRICE    AT 12/31/00    EXERCISE PRICE
-----------------   -----------   ----------------   ----------------   -----------   ----------------
$1.12 - $5.00        1,664,662       5.66 years           $ 3.53         1,358,813         $ 3.40
 5.06 -  9.75        1,839,424       7.46 years             8.29           994,747           8.04
10.25 - 23.25        1,222,442       8.35 years            21.80           209,235          19.48
27.81 - 47.50          245,000       9.27 years            36.69            15,620          38.32
                     ---------                                           ---------
                     4,971,528       7.17 years            11.42         2,578,415           6.70
                     =========                                           =========

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 13. STOCK-BASED COMPENSATION PLANS (CONTINUED)
       Under the 2000 Employee Stock Purchase Plan, the Company is authorized to issue up to 1,500,000 shares of common stock to its full-time employees. This plan replaced the Company's 1995 Employee Stock Option Plan, which was authorized to issue 500,000 shares. Elected officers of the Company are not eligible to participate. Under the terms of the plan, employees may elect to have between 1 and 15 percent of their regular earnings, as defined in the plan, withheld to purchase the Company's common stock. The purchase price of the stock is 85 percent of the lower of its market price at the beginning of a two-year period or at the end of each offering period. An offering period is two years, beginning January 1 and July 1 of each year. Approximately 27%, 10% and 13% of eligible employees participated in the Plan and purchased approximately 559,000, 216,000 and 92,000 shares of the Company's common stock in 2000, 1999 and 1998, respectively. The weighted-average fair value of the purchase rights granted in 2000, 1999 and 1998 was $3.33, $5.60 and $1.61, respectively.

       Each of Titan Systems, SureBeam and Titan Wireless is a wholly owned subsidiary of Titan and has its own key employee stock option plan. The Company has created stock option plans for each of Titan Systems, SureBeam and Titan Wireless. As of December 31, 2000, Titan Systems had approximately 18% of its fully diluted common stock that had been reserved for issuance under its plan, and each of SureBeam and Titan Wireless had approximately 17% of their fully diluted common stock that had been reserved for issuance under their respective plans.

       At December 31, 2000, Titan Systems and Titan Wireless had options outstanding of approximately 5,657,500 and 572,750, respectively. LinCom Wireless, part of the Company's Emerging Technologies and Businesses segment, had 1,360,300 options outstanding at December 31, 2000. A summary of the status of SureBeam's stock-based compensation plans as of December 31, 2000, 1999, and 1998 and changes during the periods ended on those dates is presented below:

                                                      2000                          1999                          1998
                                           ---------------------------   ---------------------------   --------------------------
                                             SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
OPTIONS                                    ----------   --------------   ----------   --------------   ---------   --------------
Outstanding at beginning of period.......   6,451,863       $0.14         4,639,751       $0.14               --       $0.14
Granted..................................   2,124,216       $0.14         3,237,578       $0.14        4,639,751       $0.14
Exercised................................          --                      (232,919)      $0.14               --
Terminated...............................    (512,436)      $0.14        (1,192,547)      $0.14               --
                                           ----------                    ----------                    ---------
Outstanding at end of period.............   8,063,643       $0.14         6,451,863       $0.14        4,639,751       $0.14
                                           ==========                    ==========                    =========
Weighted average remaining contractual
  life...................................  8.41 years
Options exercisable at end of period.....   2,102,096       $0.14           838,509       $0.14               --
                                           ==========                    ==========                    =========

       During 1999, SureBeam granted 3,237,578 options to purchase shares of its Class A common stock with a weighted average exercise price of $0.1438 per share. These option grants resulted in deferred compensation to SureBeam calculated as the difference between the fair market value of the shares of common stock underlying the option at the date of grant and the option exercise price. The deferred compensation is amortized over the vesting period of the underlying options which is four years. Accordingly, SureBeam recorded deferred compensation of approximately $17 which resulted in an insignificant non-cash compensation amortization expense for the year ended December 31, 1999. During 2000, SureBeam recorded deferred compensation of approximately $3.2 million which resulted in a non-cash compensation amortization expense of approximately $0.6 million. SureBeam also recorded $78.6 million as deferred compensation at the time its recently completed initial public

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 13. STOCK-BASED COMPENSATION PLANS (CONTINUED) offering closed. This amount was recognized as a non-cash charge to SureBeam's earnings of approximately $38.9 million in March 2001 at the time its recently completed initial public offering closed, with the balance being recognized over the remaining four-year vesting period of the options.

       Under its variable stock option plan, Cayenta has granted options to certain employees who have agreed to resell shares purchased with those options to Cayenta. Cayenta has recorded a deferred compensation charge related to these option grants of approximately $0.6 million in the year ended December 31, 2000. As of December 31, 2000, there are 654,500 options outstanding that are subject to this buyback provision. Cayenta also issued 645,500 options to employees not covered by this buyback option at exercise prices that were less than the deemed fair market value of the underlying common shares on the date of grant. Cayenta has recognized deferred compensation relating to these grants of approximately $1.1 million and will amortize this deferred charge to expense over the four-year vesting period of these options.

NOTE 14. BENEFIT PLANS

    The Company has various defined contribution benefit plans covering certain employees. The Company's contributions to these plans were $11,241, $9,893 and $5,591 in 2000, 1999 and 1998, respectively. The Company's combined discretionary contributions to their Employee Stock Ownership Plans were $1,055 and $295 in 1999 and 1998, respectively. No contribution was made in 2000. Discretionary contributions to a profit sharing plan covering certain employees were $150 in both 1999 and 1998.

       The Company has a non-qualified executive deferred compensation plan for certain officers and key employees. The Company's expense for this plan, including interest, was $809, $1,039 and $824 in 2000, 1999 and 1998, respectively. Interest expense for the years ended December 31, 2000, 1999 and 1998 includes $330, $828 and $650, respectively, related to the plan. Included in other non-current liabilities is $5,736 and $4,643 related to this plan at December 31, 2000 and 1999, respectively. Cash surrender value of the life insurance related to this plan was $9,781 and $8,401 included in Other Assets at December 31, 2000 and 1999, respectively. The Company also has performance bonus plans for certain of its employees. Related expense amounted to approximately $12,392, $6,333 and $4,917 in 2000, 1999 and 1998, respectively.

       The Company has previously provided for postretirement benefit obligations of operations discontinued in prior years. The Company has no postretirement benefit obligations for any of its continuing operations nor for its recently discontinued businesses.

NOTE 15. DBA ASSET IMPAIRMENTS

    The Company has a 141,000 square foot manufacturing facility located in Kissimmee, Florida which was acquired in the merger with DBA. The property has been held for sale since June 1996. As a result of several factors, including offers received by third parties, management concluded that there had been an impairment in the carrying value of the asset. A charge of $2.0 million was recorded in the Company's financial statements for the year ended December 31, 1997 which reflected management's estimate of the impairment, including estimated disposal costs. Titan management has a program of ongoing maintenance (and environmental remediation -- see Note 9) and the property is

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 15. DBA ASSET IMPAIRMENTS (CONTINUED) currently in escrow and scheduled to close in the first quarter of 2001. As the estimated net sales price approximates the net carrying value as of December 31, 2000, the Company believes that the carrying value is not less than net realizable value.

       In September 1997, DBA invested $1.6 million in a start-up venture. To date, this start-up venture has not yet generated any significant business and has generated no significant revenue. In light of these circumstances, Titan management believed that there was an impairment in the value of the investment as recorded by DBA. An adjustment to write down the investment by $1.6 million was recorded in the results of operations for the year ended December 31, 1997.

NOTE 16. SUBSEQUENT EVENT

    On March 16, 2001, SureBeam completed its initial public offering of 6,700,000 shares of its Class A common stock. In connection with the offering, warrants for 2,236,023 shares of SureBeam's Class A common stock also were exercised. SureBeam anticipates using the net proceeds of $61.5 million to build new systems and service centers, expand manufacturing capacity, increase marketing activities, pursue strategic relationships and acquisition opportunities, as well as for general working capital purposes. Expenses associated with the offering of approximately $1.9 million will be reflected in the net proceeds recorded in the first quarter of 2001. The Company will record deferred compensation of approximately $78.6 million, of which $38.9 million will be expensed in the first quarter of 2001.

NOTE 17. UNAUDITED QUARTERLY FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE
DATA)

                                            FIRST      SECOND     THIRD      FOURTH
2000                                       QUARTER    QUARTER    QUARTER    QUARTER    TOTAL YEAR
----                                       --------   --------   --------   --------   ----------
Revenues.................................  $220,221   $253,719   $274,495   $284,778   $1,033,213
Gross profit.............................    53,941     63,928     71,022     87,056      275,947
Income (loss) from continuing operations
  before extraordinary loss..............   (11,686)   (10,769)     6,221      3,712      (12,522)
Net income (loss)........................   (15,236)   (12,485)     5,691      3,302      (18,728)

Basic earnings per share:
  Income (loss) from continuing
    operations before extraordinary
    loss.................................  $   (.26)  $   (.21)  $    .10   $    .05   $     (.31)
  Net income (loss)......................      (.32)      (.24)       .09        .04         (.43)
Diluted earnings per share:
  Income (loss) from continuing
    operations before extraordinary
    loss.................................      (.26)      (.21)       .10        .05         (.32)
  Net income (loss)......................      (.32)      (.24)       .09        .04         (.44)

                             THE TITAN CORPORATION

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 17. UNAUDITED QUARTERLY FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE
DATA) (CONTINUED)

                                            FIRST      SECOND     THIRD      FOURTH
1999                                       QUARTER    QUARTER    QUARTER    QUARTER    TOTAL YEAR
----                                       --------   --------   --------   --------   ----------
Revenues.................................  $162,559   $191,446   $212,890   $242,244   $  809,139
Gross profit.............................    39,972     49,537     52,291     56,280      198,080
Income from continuing operations........     4,777      6,562      9,028     22,990       43,357
Net income...............................     4,777      6,562      9,028     17,390       37,757

Basic earnings per share:
  Income from continuing operations......  $    .11   $    .14   $    .18   $    .45   $      .91
  Net income.............................       .11        .14        .18        .34          .79
Diluted earnings per share:
  Income from continuing operations......       .10        .12        .16        .42          .80
  Net income.............................       .10        .12        .16        .31          .70

       The above financial information for each quarter reflects all normal and recurring adjustments.

       Loss from continuing operations and net loss for 2000 include acquisition related charges of $41.5 million, net of other income of $2.1 million. Income from continuing operations and net income for 1999 include other income of $41.8 million, net of acquisition and integration charges of $13.8 million and write-offs recorded by ACS, prior to our acquisition, of $3.9 million of capitalized software development costs and a $1.8 million write-off of an uncollected receivable, in the fourth quarter of 1999.

                             THE TITAN CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Revenues....................................................  $260,113   $220,221
                                                              --------   --------
Costs and expenses:
  Cost of revenues..........................................   190,277    166,280
  Selling, general and administrative expense...............   101,972     44,555
  Research and development expense..........................     4,259      2,247
  Acquisition and integration related charges and other.....    32,174     18,070
                                                              --------   --------
    Total costs and expenses................................   328,682    231,152
                                                              --------   --------
Operating loss..............................................   (68,569)   (10,931)
Interest expense............................................   (10,673)    (7,415)
Interest income.............................................       366        927
                                                              --------   --------
Loss from continuing operations before income taxes,
  minority interests and extraordinary loss.................   (78,876)   (17,419)
Income tax benefit..........................................    (6,783)    (4,355)
                                                              --------   --------
Loss from continuing operations before minority interests
  and extraordinary loss....................................   (72,093)   (13,064)
Minority interests..........................................    12,222      1,378
Extraordinary loss from early extinguishments of debt, net
  of taxes..................................................        --     (3,454)
Loss from discontinued operations, net of taxes.............        --        (96)
                                                              --------   --------
Net loss....................................................   (59,871)   (15,236)
Dividend requirements on preferred stock....................      (172)      (174)
                                                              --------   --------
Net loss applicable to common stock.........................  $(60,043)  $(15,410)
                                                              ========   ========
Basic earnings (loss) per share:
  Loss from continuing operations...........................  $  (1.29)  $  (0.26)
  Extraordinary loss from early extinguishments of debt, net
    of taxes................................................        --      (0.06)
  Loss from discontinued operations.........................        --         --
                                                              --------   --------
  Net loss..................................................  $  (1.29)  $  (0.32)
                                                              ========   ========
  Weighted average shares...................................    53,377     52,450
                                                              ========   ========
Diluted earnings (loss) per share:
  Loss from continuing operations...........................  $  (1.29)  $  (0.26)
  Extraordinary loss from early extinguishments of debt, net
    of taxes................................................        --      (0.06)
  Loss from discontinued operations.........................        --         --
                                                              --------   --------
  Net loss..................................................  $  (1.29)  $  (0.32)
                                                              ========   ========
  Weighted average shares...................................    53,377     52,450
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   89,047     $  27,291
  Investments...............................................       3,632            --
  Accounts receivable--net..................................     360,180       347,133
  Inventories...............................................      29,394        25,367
  Prepaid expenses and other................................      40,532        33,932
  Deferred income taxes.....................................      28,888        28,764
  Net assets of discontinued operations.....................          --           812
                                                              ----------     ---------
    Total current assets....................................     551,673       463,299
Property and equipment--net.................................      95,694        88,077
Goodwill--net...............................................     363,324       347,976
Other assets................................................      51,752        59,796
Net assets of discontinued operations.......................         429           290
                                                              ----------     ---------
    Total assets............................................  $1,062,872     $ 959,438
                                                              ==========     =========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Amounts outstanding under line of credit..................  $    3,125     $   2,500
  Accounts payable..........................................      67,028        74,936
  Acquisition debt..........................................       2,200         4,200
  Current portion of long-term debt.........................         873           991
  Accrued compensation and benefits.........................      56,007        45,700
  Other accrued liabilities.................................     102,843        67,020
  Income taxes payable......................................          --           176
  Net liabilities of discontinued operations................         530            --
                                                              ----------     ---------
    Total current liabilities...............................     232,606       195,523
                                                              ----------     ---------
Amounts outstanding under line of credit....................     334,375       260,625
Other long-term debt........................................       1,338        38,265
Other non-current liabilities...............................      38,192        36,342
Company obligated mandatory redeemable convertible preferred securities of a
  subsidiary trust whose sole assets are senior subordinated
  debentures of Titan.......................................     250,000       250,000
Minority interests..........................................       6,062        11,267
Stockholders' Equity:
  Preferred stock: $1 par value, authorized 5,000,000
    shares:
    Cumulative convertible, $13,800 liquidation preference:
    689,978
      shares issued and outstanding.........................         690           690
    Series A junior participating: designated 1,000,000
      authorized shares:
      None issued...........................................          --            --
  Common stock: $.01 par value, authorized 200,000,000
    shares, issued and outstanding: 54,227,192 and
    54,068,167..............................................         542           541
  Capital in excess of par value............................     270,860       191,358
  Deferred compensation.....................................     (52,498)      (13,882)
  Retained earnings (deficit)...............................     (17,978)       (9,960)
  Accumulated other comprehensive income....................         122           108
  Treasury stock (787,885 shares), at cost..................      (1,439)       (1,439)
                                                              ----------     ---------
    Total stockholders' equity..............................     200,299       167,416
                                                              ----------     ---------
    Total liabilities and stockholders' equity..............  $1,062,872     $ 959,438
                                                              ==========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2001        2000
                                                              ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations.........................  $ (59,871)  $(15,140)
Adjustments to reconcile net loss to net cash used for
  operating activities, net of effects of businesses
  acquired:
  Depreciation and amortization.............................     12,265     12,118
  Write-offs due to asset impairments.......................     18,578         --
  Deferred income taxes and other...........................        396     (3,248)
  Non-monetary research consideration.......................       (552)    (1,887)
  Pooling of interests......................................         --      1,352
  Minority interests........................................    (12,222)    (1,378)
  Deferred compensation.....................................     39,988        210
  Changes in operating assets and liabilities, net of the
    effects of businesses acquired:
    Accounts receivable.....................................    (48,871)   (17,763)
    Inventories.............................................     (3,614)    (2,873)
    Prepaid expenses and other assets.......................     (4,422)    (7,385)
    Accounts payable........................................     (8,385)       133
    Accrued compensation and benefits.......................      9,176     (1,738)
    Income taxes payable....................................       (176)    (9,124)
    Other liabilities.......................................     14,155     (4,884)
                                                              ---------   --------
Net cash used for continuing operations.....................    (43,555)   (51,607)
                                                              ---------   --------
Loss from discontinued operations...........................         --        (96)
Changes in net assets and liabilities of discontinued
  operations................................................      1,203     (1,356)
                                                              ---------   --------
Net cash provided by (used for) discontinued operations.....      1,203     (1,452)
                                                              ---------   --------
Net cash used for operating activities......................    (42,352)   (53,059)
                                                              ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................    (17,866)   (12,832)
Acquisition of businesses and other equity interests, net of
  cash acquired.............................................     (7,387)   (58,750)
Capitalized software development costs......................     (1,533)      (142)
Proceeds from sale of investments...........................      3,217         --
Purchase of available-for-sale investments..................     (3,687)        --
Other investments...........................................     (4,777)        --
Other.......................................................        188       (691)
                                                              ---------   --------
Net cash used for investing activities......................    (31,845)   (72,415)
                                                              ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of redeemable convertible preferred securities.....         --    250,000
Additions to debt...........................................     74,375     19,259
Retirements of debt.........................................       (365)   (90,675)
Issuance of stock by subsidiaries...........................     60,841      6,373
Deferred financing costs....................................        (25)   (14,598)
Extraordinary loss on retirements of debt...................         --      3,454
Dividends paid..............................................       (172)      (174)
Proceeds from stock issuances...............................        899      2,436
Other.......................................................        331      1,139
                                                              ---------   --------
Net cash provided by financing activities...................    135,884    177,214
                                                              ---------   --------
Effect of exchange rate changes on cash.....................         69          3
                                                              ---------   --------
Net increase in cash and cash equivalents...................     61,756     51,743
Cash and cash equivalents at beginning of period............     27,291     13,469
                                                              ---------   --------
Cash and cash equivalents at end of period..................  $  89,047   $ 65,212
                                                              =========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   CUMULATIVE                CAPITAL                                 ACCUMULATED
                                   CONVERTIBLE              IN EXCESS                   RETAINED        OTHER
                                    PREFERRED     COMMON     OF PAR       DEFERRED      EARNINGS    COMPREHENSIVE    TREASURY
                                      STOCK       STOCK       VALUE     COMPENSATION    (DEFICIT)       INCOME        STOCK
                                   -----------   --------   ---------   -------------   ---------   --------------   --------
THREE MONTHS ENDED MARCH 31,
  2001:
Balances at December 31, 2000....     $ 690       $ 541     $191,358      $(13,882)     $ (9,960)        $108        $(1,439)
  Exercise of stock options and
    other........................                     1          898
  Deferred compensation, related
    to the issuance of stock
    options......................                             78,604       (78,604)
  Amortization of deferred
    compensation.................                                           39,988
  Foreign currency translation
    adjustment...................                                                                          69
  Unrealized loss on
    investments..................                                                                         (55)
  Gain related to issuance of
    stock in subsidiary..........                                                         52,025
  Dividends on preferred stock--
    Cumulative convertible, $.25
    per   share..................                                                           (172)
  Net loss.......................                                                        (59,871)
                                      -----       -----     ---------     --------      --------         ----        -------
Balances at March 31, 2001.......     $ 690       $ 542     $270,860      $(52,498)     $(17,978)        $122        $(1,439)
                                      =====       =====     =========     ========      ========         ====        =======
THREE MONTHS ENDED MARCH 31,
  2000:
Balances at December 31, 1999....     $ 695       $ 525     $163,252      $   (738)     $  5,283         $(33)       $(2,636)
  Pooling adjustment.............                                                          1,352
  Exercise of stock options and
    other........................                     2          614
  Proceeds from stock
    issuances....................                              1,820
  Deferred compensation, related
    to the issuance of stock
    options......................                              1,664        (1,576)
  Amortization of deferred
    compensation.................                                              210
  Shares contributed to employee
    benefit plans................                                (78)                                                    842
  Foreign currency translation
    adjustment...................                                                                           3
  Conversion of preferred
    stock........................        (2)                       2
  Income tax benefit from
    employee stock
    transactions.................                                432
  Purchase of treasury stock.....                               (167)
  Dividends on preferred stock--
    Cumulative convertible, $.25
    per share....................                                                           (174)
  Net loss.......................                                                        (15,236)
                                      -----       -----     ---------     --------      --------         ----        -------
Balances at March 31, 2000.......     $ 693       $ 527     $167,539      $ (2,104)     $ (8,775)        $(30)       $(1,794)
                                      =====       =====     =========     ========      ========         ====        =======


                                     TOTAL
                                   ---------
THREE MONTHS ENDED MARCH 31,
  2001:
Balances at December 31, 2000....  $ 167,416
  Exercise of stock options and
    other........................        899
  Deferred compensation, related
    to the issuance of stock
    options......................         --
  Amortization of deferred
    compensation.................     39,988
  Foreign currency translation
    adjustment...................         69
  Unrealized loss on
    investments..................        (55)
  Gain related to issuance of
    stock in subsidiary..........     52,025
  Dividends on preferred stock--
    Cumulative convertible, $.25
    per   share..................       (172)
  Net loss.......................    (59,871)
                                   ---------
Balances at March 31, 2001.......  $ 200,299
                                   =========
THREE MONTHS ENDED MARCH 31,
  2000:
Balances at December 31, 1999....  $ 166,348
  Pooling adjustment.............      1,352
  Exercise of stock options and
    other........................        616
  Proceeds from stock
    issuances....................      1,820
  Deferred compensation, related
    to the issuance of stock
    options......................         88
  Amortization of deferred
    compensation.................        210
  Shares contributed to employee
    benefit plans................        764
  Foreign currency translation
    adjustment...................          3
  Conversion of preferred
    stock........................         --
  Income tax benefit from
    employee stock
    transactions.................        432
  Purchase of treasury stock.....       (167)
  Dividends on preferred stock--
    Cumulative convertible, $.25
    per share....................       (174)
  Net loss.......................    (15,236)
                                   ---------
Balances at March 31, 2000.......  $ 156,056
                                   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2001

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 1. BASIS OF FINANCIAL STATEMENT PREPARATION

    The accompanying consolidated financial information of The Titan Corporation and its subsidiaries ("Titan" or the "Company") should be read in conjunction with the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K/A to the Securities and Exchange Commission for the year ended December 31, 2000. The accompanying financial information includes all subsidiaries on a consolidated basis and all normal recurring adjustments which are considered necessary by the Company's management for a fair presentation of the financial position, results of operations and cash flows for the periods presented. However, these results are not necessarily indicative of results for a full fiscal year. The prior year financial statements have been restated to reflect as a pooling of interests the acquisition of AverStar, Inc. ("AverStar") in the second quarter of 2000.

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2. ACQUISITION AND INVESTMENT

    On March 23, 2001, the Company's subsidiary, Titan Systems Corporation, consummated an agreement to purchase certain assets from Maxwell Technologies Systems Division, Inc., a subsidiary of Maxwell Technologies, Inc., which specializes in research, development and technical services primarily for military applications. The purchase price was approximately $11.5 million in cash, subject to certain post-closing adjustments and indemnification obligations, less a $1.7 million holdback, due 180 days from the date of closing. The initial $9.8 million of the purchase price was paid on April 2, 2001. Under the agreement, the Company has full recourse to the seller for all accounts receivable not collected within 180 days of the closing date. The transaction was accounted for as a purchase, and the excess of the purchase price over the estimated fair market value of the net assets acquired, to be amortized on a straight line basis over 30 years, was approximately
$7.7 million at March 31, 2001.

       In January 1999, the Company invested approximately $0.5 million for a 19.9% ownership interest in a joint venture with Sakon. In July 2000, Titan loaned Sakon $15 million pursuant to a loan agreement with Sakon. In
October 2000, Titan exercised its option pursuant to the agreement to convert amounts owed under the loan into additional equity interest of 30.0% of Sakon, bringing the total equity interest in Sakon to 49.9%. At such time, the amount outstanding of $15 million under the loan was converted to purchase consideration as the initial payment due under the terms of the agreement and recorded as goodwill. Under the terms of the agreement, an additional
$12.5 million of consideration is due and payable upon certain revenue targets being attained. These targets were met in January 2001 and the liability for the $12.5 million payment, which will be made in installments in the second and third quarters of 2001, was included in other accrued liabilities at March 31, 2001 and additional goodwill was recorded. The goodwill will be amortized over an estimated useful life of 20 years. Titan has consolidated the operating results of Sakon beginning in 1999 in accordance with the joint venture agreement which assigns 100% of the joint venture revenues and operating results to

                             THE TITAN CORPORATION

                                 MARCH 31, 2001

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 2. ACQUISITION AND INVESTMENT (CONTINUED)
Titan. Titan will continue to consolidate the operating results of Sakon until a liquidity event, defined as an initial public offering or the sale of Sakon.

NOTE 3. ACQUISITION AND INTEGRATION RELATED CHARGES AND OTHER

    Acquisition and integration related charges and other of $32.2 million in the first quarter of 2001 include costs of $12.2 million primarily related to the integration of ACS and AverStar, and a realignment of the business around its major categories of customers, which together resulted in over approximately 50 personnel reductions and the closing of several facilities. Included in these costs is approximately $3.1 million of employee termination and retention costs, $3.5 million of costs to eliminate duplicate and excess facilities and assets, $1.1 million of duplicate personnel costs to transition processes and functions, and $1.5 million of asset impairment costs of certain asset balances for which the recoverability of such balances was impaired due to the exit of a satellite services business within the Titan Systems segment. Approximately $3 million of the charge was related to another subsidiary acquired in a prior year for contingencies arising from matters pre-existing to Titan's acquisition of the business. That acquisition was accounted for as a purchase, and those matters are expected to be resolved in 2001.

       Included in the acquisition and integration related charges and other in 2001 is $19.4 million related to the restructuring of Cayenta (which is included in our Software Systems segment). As a result of reduced corporate spending on commercial information technology services and e-business software applications, the Company developed and approved a plan to restructure the Cayenta business, which included a reduction in workforce of over 40 personnel, resulting in a charge of approximately $1.0 million and the elimination of duplicate and excess facilities, resulting in a charge of approximately $1.1 million. As a result of management's evaluation of the recoverability of all the assets of Cayenta, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", management concluded from this evaluation that a significant impairment of intangible as well as long-lived assets had occurred. An impairment charge was required because the estimated fair value was less than the carrying value of the assets. The impairment charge of $17.3 million was comprised of the following: $5.9 million for fixed assets associated with Cayenta's network operations center, $1.9 million for capitalized software developed for B2B exchanges, $2.0 million for prepaid advertising costs, $2.0 million for accounts receivable, $5.3 million for Cayenta's investment in Soliance, LLC, a joint venture that markets and delivers information technology systems and solutions to the utility industry, and $0.2 million for certain other assets.

       Also included in the acquisition and integration related charges and other in 2001 is a charge of $0.5 million of employee termination costs incurred in the Titan Wireless segment related to certain organizational changes within that business unit.

       Acquisition and integration related charges and other of $18.1 million in the first quarter of 2000 were costs associated with the Company's acquisition of ACS.

                             THE TITAN CORPORATION

                                 MARCH 31, 2001

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 4. DISCONTINUED OPERATIONS

    In November 2000, the Company's Board of Directors adopted a plan to dispose of the Company's commercial information assurance and network monitoring businesses. In 1998 and 1997, the Company's Board of Directors adopted a plan to wind down the Company's access control systems business and broadband communications business, respectively. Accordingly, the results of these businesses have been accounted for as discontinued operations. In addition, the accompanying consolidated financial statements reflect operations discontinued by Titan in 2000 and by certain of the companies acquired by Titan during 1998. All periods presented reflect these specific operations as discontinued operations. Net liabilities of discontinued operations of approximately
$0.5 million at March 31, 2001 consist primarily of accrued liabilities of approximately $4.4 million, net of current assets of approximately $3.9 million (primarily accounts receivable, inventories and capitalized software). The net liabilities reflect $1.2 million received in the first quarter of 2001 for the licensing of the technology of one of the businesses. In accordance with EITF 85-36, "Discontinued Operations With Expected Gain and Interim Operating Losses", all operating losses incurred in the commercial information assurance and network monitoring businesses from the measurement date are being deferred until the date of disposal. The liabilities consist of accruals for contract losses, estimated wind-down costs and costs related to the closure and elimination of certain leased facilities. Charges of approximately $0.9 million were made against the accrued liabilities in the first quarter of 2001. Long-term net assets of discontinued operations are primarily fixed assets. Management continues to assess the estimated wind-down and/or disposal costs associated with the businesses, and may from time to time adjust the allowance for such costs accordingly.

NOTE 5. DEBT

    At March 31, 2001, total borrowings outstanding under the Company's primary credit facility with a syndicate of commercial banks were $337.5 million at a weighted average interest rate of 8.2%. Commitments under letters of credit were $6.6 million at March 31, 2001, all of which reduces availability of the working capital line. Of the total borrowings, $3.1 million was short-term. At
March 31, 2001, the Company was in compliance with all financial covenants under its various debt agreements.

NOTE 6. OTHER FINANCIAL INFORMATION

    In the fourth quarter of 2000, the Company formed a new business unit, Titan Scan Technologies within its Emerging Technologies and Businesses segment. The new business unit encompasses all of Titan's medical product sterilization operations, which were previously a part of SureBeam. As a result, all prior period data have been restated to reflect this change in Titan's segment reporting.

                             THE TITAN CORPORATION

                                 MARCH 31, 2001

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 6. OTHER FINANCIAL INFORMATION (CONTINUED)

       The following tables summarize revenues and operating profit (loss) by operating segment for the three month periods ended March 31, 2001 and 2000. All segment operating profit and loss data reported on an historical basis and for the current year have been reported before Corporate overhead costs, with the exception of SureBeam beginning in the first quarter of 2001.

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Revenues:
  Titan Systems.............................................  $206,346   $174,520
  SureBeam..................................................     5,476      4,080
  Titan Wireless............................................    21,014     16,624
  Titan Software Systems (including Cayenta)................    14,988     15,900
  Emerging Technologies and Businesses......................    12,289      9,097
                                                              --------   --------
                                                              $260,113   $220,221
                                                              ========   ========
Operating Profit (Loss):
  Titan Systems.............................................  $  4,563   $ (6,206)
  SureBeam..................................................   (43,428)       650
  Titan Wireless............................................       (74)     2,540
  Titan Software Systems (including Cayenta)................   (25,282)    (6,312)
  Emerging Technologies and Businesses......................       157      1,074
                                                              --------   --------
Segment operating loss before Corporate.....................   (64,064)    (8,254)
Corporate...................................................    (4,505)    (2,677)
                                                              --------   --------
                                                              $(68,569)  $(10,931)
                                                              ========   ========

       The operating profit of the Titan Systems segment for the three month period ended March 31, 2001 includes a planned $12.2 million restructuring change related primarily to the integration of ACS and AverStar, acquired in 2000, and a realignment of business around its major categories of customers, which together resulted in personnel reductions and the closing of certain facilities (see Note 3). Acquisition related charges of $18.1 million related to the ACS acquisition are included in Titan Systems' operating loss for the first quarter of 2000. Also in the Titan Systems segment, deferred profit of $702 and $403 related to acquisitions in 2000 and 1999 was recognized in the first quarters of 2001 and 2000, respectively.

       On March 16, 2001, SureBeam completed its initial public offering of 6,700,000 shares of its Class A common stock at a price of $10 per share. SureBeam received proceeds of approximately $59.8 million, net of underwriting discounts, fees and other initial public offering costs. Concurrent with the closing of the offering, warrants aggregating 2,236,023 shares of SureBeam's Class A common stock were exercised for proceeds of approximately $1.1 million. SureBeam anticipates using the proceeds to build new systems and service centers, expand manufacturing capacity, increase marketing activities, and pursue strategic relationships and acquisition opportunities, as well as for general working capital

                             THE TITAN CORPORATION

                                 MARCH 31, 2001

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 6. OTHER FINANCIAL INFORMATION (CONTINUED) purposes. Also in connection with the offering, stock options granted under SureBeam's Nonstatutory Stock Option Plan were converted from variable plan options to fixed plan options. Accordingly, deferred compensation of $78.6 million was recorded, representing the extent to which the $10 per share offering price exceeded the exercise price of the options. Additionally, since a substantial portion of these options were vested at the time of completion of the offering, approximately $38.7 million was recognized as compensation expense and included in selling, general and administrative expense in the accompanying statement of operations for the three months ended March 31, 2001. The remaining deferred compensation balance related to these options will be recognized as compensation expense over the remaining four-year vesting period of the options. Also included in selling, general and administrative expense for the three months ended March 31, 2001 is $0.2 million of compensation expense related to options granted prior to completion of the initial public offering under SureBeam's 2000 Stock Option and Incentive Plan for which the fair market value on the date of grant exceeded the exercise price. As a result of the SureBeam inital public offering and in accordance with SEC Staff Accounting Bulletin No. 51, Titan has recorded a gain of $52.0 million related to its equity interest in SureBeam reflected in the accompanying Consolidated Statement of Stockholders' Equity as "Gain related to issuance of stock in subsidiary".

       The operating loss in the Software Systems segment includes a $19.4 million restructuring charge (see Note 3).

       The Company's only elements of other comprehensive income resulted from foreign currency translation adjustments in the first quarters of 2001 and 2000 and unrealized losses on investments in available-for-sale securities the first quarter of 2001, which are reflected in the Consolidated Statement of Stockholders' Equity.

                             THE TITAN CORPORATION

                                 MARCH 31, 2001

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 6. OTHER FINANCIAL INFORMATION (CONTINUED)
       The following data summarize information relating to the per share computations for loss before extraordinary item:

                                            THREE MONTHS ENDED                        THREE MONTHS ENDED
                                              MARCH 31, 2001                            MARCH 31, 2000
                                  ---------------------------------------   ---------------------------------------
                                    INCOME         SHARES                     INCOME         SHARES
                                    (LOSS)         (000'S)      PER SHARE     (LOSS)         (000'S)      PER SHARE
                                  (NUMERATOR)   (DENOMINATOR)    AMOUNTS    (NUMERATOR)   (DENOMINATOR)    AMOUNTS
                                  -----------   -------------   ---------   -----------   -------------   ---------
Loss from continuing operations
  before extraordinary item.....    $(72,093)                                 $(13,064)
Less preferred stock
  dividends.....................        (172)                                     (174)
Effect of minority interests....       3,229                                      (574)
                                    --------                                  --------

Basic EPS:
  Loss from continuing
    operations before
    extraordinary item available
    to common stockholders......     (69,036)       53,377       $(1.29)       (13,812)       52,450       $(0.26)
Effect of dilutive securities:            --            --           --             --            --           --
                                    --------        ------       ------       --------        ------       ------
Diluted EPS:
  Loss from continuing
    operations before
    extraordinary item available
    to common stockholders......    $(69,036)       53,377       $(1.29)      $(13,812)       52,450       $(0.26)
                                    ========        ======       ======       ========        ======       ======

       Approximately 5,038,000 shares in 2001 and 2,771,000 shares in 2000 from the potential conversion of remarketable term income deferrable equity securities were not included in the computation as their effect was anti-dilutive. Approximately 460,000 shares of common stock in 2001 and 463,000 shares in 2000 that could result from the conversion of cumulative convertible preferred stock were not included in the computation of diluted EPS, as the effect would have been anti-dilutive.

       Following are details concerning certain balance sheet data:

                                                      MARCH 31,    DECEMBER 31,
                                                         2001          2000
                                                      ----------   ------------
Inventories:
  Materials.........................................   $14,945        $11,562
  Work-in-process...................................     8,724          9,856
  Finished goods....................................     5,725          3,949
                                                       -------        -------
                                                       $29,394        $25,367
                                                       =======        =======

                             THE TITAN CORPORATION

                                 MARCH 31, 2001

     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA, OR AS OTHERWISE NOTED)

NOTE 6. OTHER FINANCIAL INFORMATION (CONTINUED)
       Supplemental disclosure of cash flow information:

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                         -----------------------
                                                           2001           2000
                                                         --------       --------
Noncash investing and financing activities:
  Gain related to issuance of stock in subsidiary......  $52,025        $    --
  Non-monetary research consideration..................      552          1,887
  Decrease in fair value of investments available for
    sale...............................................       55             --
  Extraordinary loss on early extinguishments of
    debt...............................................       --          3,454
  Equity issued in exchange for services...............       --          2,000
  Shares contributed to employee benefit plans.........       --            764

Cash paid for interest.................................  $ 6,921        $ 3,731
Cash paid for income taxes.............................      910          9,051

NOTE 7. COMMITMENTS AND CONTINGENCIES

    On January 6, 2000, Ion Beam Applications s.a. or IBA, a Belgian corporation, and related U.S. subsidiaries filed an action for declaratory judgment in a federal court in Virginia against us relating to our patent for our SureBeam systems. On our motion, the Virginia court transferred the case to the Federal District Court in San Diego. The action challenges our core Irradiation System Utilizing Conveyor Transported Article Carriers patent and seeks a declaration that IBA and its customers have not infringed any of the claims in our patent. The action also contained allegations, later dismissed, that we engaged in unfair competition and that our conduct constituted patent misuse. On November 22, 2000, IBA filed an amended complaint alleging, in addition to the original claims, that we have engaged in false advertising, monopolization, restraint of trade and unfair business practices. We have filed a counterclaim against the plaintiffs alleging infringement of our patent for our Surebeam systems. We are seeking damages and an injunction preventing further infringement of our patent. On April 17, 2001 the Court granted our motion to try our patent infringement claim and IBA's claims against our patent separately and before any trial of IBA's claims alleging false advertising, monopolization, restraint of trade and unfair business practices. We intend to vigorously enforce our patents and prosecute our patent infringement claims against the plaintiffs. We will also vigorously defend against all allegations made by the plaintiffs. However, a finding in favor of IBA in this action could materially adversely affect our competitive position and our business prospects. Discovery is continuing and it is not possible to predict the outcome of this case.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7,500,000 SHARES

                                  [TITAN LOGO]

                                  COMMON STOCK

                                 -------------
                                   PROSPECTUS
                               -----------------

                              MERRILL LYNCH & CO.

                           CREDIT SUISSE FIRST BOSTON

                                           , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

      ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth the costs and expenses payable by Titan in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration statement filing fee. None of the costs and expenses listed below will be paid by the selling stockholders.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC registration statement filing fee.......................  $  45,475
Legal fees and expenses.....................................    250,000
Accounting fees and expenses................................    200,000
Blue sky qualification fees and expenses....................      3,000
Printing and engraving expenses.............................    200,000
Transfer agent and registrar fees...........................      5,000
National Association of Securities Dealers, Inc. filing
  fee.......................................................     18,691
Miscellaneous...............................................     14,834
                                                              ---------
    Total...................................................  $ 737,000
                                                              =========

      ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The Company's Bylaws provide for indemnification (to the fullest extent permitted by law) of directors, officers and other agents of The Titan Corporation against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is, or was, an officer, director, or agent of the Company. The Company also maintains directors and officers liability insurance coverage and has entered into indemnification agreements with its directors and officers.

       Section 145 of the Delaware General Corporation Law ("DGCL") provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

       These indemnification provisions may be sufficiently broad to permit indemnification of the Company's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

      ITEM 16.  EXHIBITS.

       EXHIBIT
         NO.            DESCRIPTION
---------------------   -----------
              1.1*      Form of Underwriting Agreement among The Titan Corporation, the selling stockholders named therein, and Merrill Lynch
                        & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated
                        and Credit Suisse First Boston Corporation as
                        representatives of the underwriters.

              4.1       Rights Agreement, dated as of August 21, 1995, between The
                        Titan Corporation and American Stock Transfer and Trust
                        Company, which was Exhibit 1 to The Titan Corporation's
                        Form 8-A12B/A filed August 25, 1995, is incorporated herein by this reference.

       EXHIBIT
         NO.            DESCRIPTION
---------------------   -----------
              4.2       Letter Agreement dated February 4, 1998 between The Titan
                        Corporation and DBA Systems, Inc. regarding certain
                        registration rights granted in connection with the
                        acquisition of DBA which was Exhibit 10.38 to The Titan
                        Corporation's Registration Statement on Form S-4
                        (no. 333-45719) is incorporated herein by this reference.
              5.1*      Opinion of Cooley Godward LLP, as to the validity of the
                        common stock of The Titan Corporation being registered
                        hereby.
             10.1       Fifth Amendment to Senior Secured Credit Agreement, dated
                        June 11, 2001, by and among The Titan Corporation, various financial institutions from time to time parties thereto
                        (the "Lenders"), Credit Suisse First Boston, as the Lead
                        Arranger and as the Administrative Agent for the Lenders,
                        First Union Securities, Inc., as Co-Arranger and as
                        Syndication Agent and The Bank of Nova Scotia as the
                        Documentation Agent.
             23.1       Consent of Arthur Andersen LLP, Independent Public
                        Accountants.
             23.2*      Consent of Cooley Godward LLP (included in Exhibit 5.1).
             24.1       Power of Attorney of Officers and Directors of The Titan
                        Corporation (set forth on the signature pages hereto).

------------------------

*   To be filed by amendment.

      ITEM 17.  UNDERTAKINGS.

       The undersigned registrant hereby undertakes:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement, shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on this 18th day of June, 2001.

                                                       THE TITAN CORPORATION

                                                       By:               /s/ GENE W. RAY
                                                            -----------------------------------------
                                                                           Gene W. Ray
                                                              PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                                      CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric M. DeMarco, Mark W. Sopp and Nicholas J. Costanza, Esq., and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite the name.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of The Titan Corporation and in the capacities and on the dates indicated.

        DATE                            SIGNATURE                                  TITLE
        ----                            ---------                                  -----
                                     /s/ GENE W. RAY
    June 18, 2001           ---------------------------------       President, Chief Executive Officer
                                       Gene W. Ray                    and Chairman of the Board

                                     /s/ MARK W. SOPP               Senior Vice President and Chief
    June 18, 2001           ---------------------------------         Financial Officer (Principal
                                       Mark W. Sopp                   Financial Officer)

        DATE                            SIGNATURE                                  TITLE
        ----                            ---------                                  -----
                                 /s/ DEANNA HOM PETERSEN
    June 18, 2001           ---------------------------------       Vice President, Corporate Controller
                                   Deanna Hom Petersen                (Principal Accounting Officer)

                                 /s/ MICHAEL B. ALEXANDER
    June 18, 2001           ---------------------------------       Director
                                   Michael B. Alexander

                                   /s/ CHARLES R. ALLEN
    June 18, 2001           ---------------------------------       Director
                                     Charles R. Allen

                                 /s/ JOSEPH F. CALIGIURI
    June 18, 2001           ---------------------------------       Director
                                   Joseph F. Caligiuri

                                    /s/ DANIEL J. FINK
    June 18, 2001           ---------------------------------       Director
                                      Daniel J. Fink

                                    /s/ SUSAN GOLDING
    June 18, 2001           ---------------------------------       Director
                                      Susan Golding

                                  /s/ ROBERT M. HANISEE
    June 18, 2001           ---------------------------------       Director
                                    Robert M. Hanisee

    June 18, 2001           ---------------------------------       Director
                                    Robert E. La Blanc

                                  /s/ THOMAS G. POWNALL
    June 18, 2001           ---------------------------------       Director
                                    Thomas G. Pownall

                                    /s/ JAMES E. ROTH
    June 18, 2001           ---------------------------------       Director
                                      James E. Roth

                                /s/ JOSEPH R. WRIGHT, JR.
    June 18, 2001           ---------------------------------       Director
                                  Joseph R. Wright, Jr.

                               INDEX TO EXHIBITS

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
              1.1*      Form of Underwriting Agreement among The Titan Corporation, the selling stockholders named therein, as issuer, and
                        Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated and Credit Suisse First Boston Corporation as
                        representatives of the underwriters.

              4.1       Rights Agreement, dated as of August 21, 1995, between The
                        Titan Corporation and American Stock Transfer and Trust
                        Company, which was Exhibit 1 to The Titan Corporation's Form
                        8-A12B/A filed August 25, 1995, is incorporated herein by
                        this reference.

              4.2       Letter Agreement dated February 4, 1998 between The Titan
                        Corporation and DBA Systems, Inc. regarding certain registration rights granted in connection with the acquisition of DBA which was Exhibit 10.38 to The Titan
                        Corporation's Registration Statement on Form S-4 (no.
                        333-45719) is incorporated herein by this reference.

              5.1* Opinion of Cooley Godward LLP, as to the validity of the common stock of The Titan Corporation being registered hereby.

             10.1       Fifth Amendment to Senior Secured Credit Agreement, dated
                        June 11, 2001, by and among The Titan Corporation, various financial institutions from time to time parties thereto
                        (the "Lenders"), Credit Suisse First Boston, as the Lead
                        Arranger and as the Administrative Agent for the Lenders, First Union Securities, Inc., as Co-Arranger and as
                        Syndication Agent and The Bank of Nova Scotia as the
                        Documentation Agent.

             23.1       Consent of Arthur Andersen LLP, Independent Public
                        Accountants.

             23.2*      Consent of Cooley Godward LLP (included in Exhibit 5.1).

             24.1       Power of Attorney of Officers and Directors of The Titan
                        Corporation (set forth on the signature pages hereto).

------------------------

*   To be filed by amendment.